As filed with the Securities and Exchange Commission on January 23, 2002
                                                      Registration No. 333-75212


                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                             Washington, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                              Reserve Bancorp, Inc.
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

         Pennsylvania                     6035                  23-3102103
---------------------------------   -----------------        -------------------
(State or other jurisdiction        (Primary SIC No.)        (I.R.S. Employer
of incorporation or organization)                            Identification No.)


               2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

                        Mr. Richard A. Sinewe, President
               2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
    Samuel J. Malizia, Esq.                        Lori M. Beresford, Esq.
    Tiffany A. Hasselman, Esq.                     Corey D. O'Brien, Esq.
    MALIZIA SPIDI & FISCH, PC                      MULDOON MURPHY & FAUCETTE LLP
    1100 New York Ave., N.W., Suite 340 West       5101 Wisconsin Ave., N.W.
    Washington, D.C.  20005                        Washington D.C. 20016
    (202) 434-4660                                 (202) 362-0840


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              Up to 603,750 Shares
                                       of
                                  Common Stock
                                       of
                              RESERVE BANCORP, INC.

                        Holding Company for Mt. Troy Bank


                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania, 15212
                                 (412) ___-____


         Reserve Bancorp, Inc. is offering for sale up to 603,750 shares of common stock at $10.00 per share in accordance with the conversion of Mt. Troy Savings Bank, FSB from a federal mutual savings bank to a federal stock savings bank to be called Mt. Troy Bank. As part of the conversion, Mt. Troy Bank will become a wholly owned subsidiary of Reserve Bancorp, Inc. The deadline for ordering stock is 12:00 noon, eastern time, on March __, 2002, and may be extended to May __, 2002. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a segregated deposit account at Mt. Troy ^Savings Bank until the shares are issued or the funds are returned. No stock will be sold if Reserve Bancorp, Inc. does not receive orders for at least 446,250 shares.

         There is currently no public market for the stock. ^ Reserve Bancorp, Inc. anticipates that the stock will be quoted on the OTC Bulletin Board ^, and if so, the trading symbol is expected to be "RESB." See Market for the Stock on page __ of this document.


         Trident Securities is not required to sell any specific number or dollar amount of stock but will use their best efforts to sell the stock offered.

--------------------------------------------------------------------------------
                                                  MINIMUM          MAXIMUM
--------------------------------------------------------------------------------
Number of Shares                                  446,250          603,750
--------------------------------------------------------------------------------
Total Underwriting Commissions and Expenses    ^ $346,000         $375,000
--------------------------------------------------------------------------------
Net Proceeds                                  ^$4,116,500       $5,662,500
--------------------------------------------------------------------------------
Net Proceeds Per Share                            ^ $9.22            $9.39
---------------------------------------------- ---------------- ----------------

         Based upon market conditions and the approval of the Office of Thrift Supervision, Reserve Bancorp, Inc. may increase the offering by up to 15% of the 603,750 shares to be sold, which would bring the number of shares to be sold to 694,313 shares.


Please refer to ^"Risk Factors" beginning on page 7 of this document.


         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        TRIDENT SECURITIES A Division of
                           McDonald Investments, Inc.

                The Date of this Prospectus is February __, 2002

--------------------------------------------------------------------------------

                                     SUMMARY


This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Mt. Troy Savings Bank. References in this document to "we", "us", "our" and "the Bank" refer to Mt. Troy Savings Bank either in its present form or as a stock savings bank following the conversion, or in both cases, as the context indicates. In certain instances where appropriate, "we", "us", or "our" refers collectively to Reserve Bancorp, Inc. and Mt. Troy Savings Bank. References in this document to the "Company" refer to Reserve Bancorp, Inc.


Reserve Bancorp, Inc.


         Reserve Bancorp, Inc. is a new company incorporated under Pennsylvania law and has not engaged in any significant business to date. Its primary activity will be owning all the stock of Mt. Troy Savings Bank (sometimes referred to herein as the "Bank"). It will invest its initial capitalization as discussed under "Use of Proceeds" on page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current arrangements, understandings or agreements for these activities, and any acquisition, merger or diversification opportunities would not replace holding all the stock of the Bank as the primary activity of Reserve Bancorp, Inc. See page __.

Mt. Troy Savings Bank

         Mt. Troy Savings Bank is a federally chartered mutual savings ^ bank. It is converting from the mutual to the stock form of ownership as part of the conversion. At September 30, 2001, the Bank had assets, deposits and retained earnings of $44.6 million, $39.0 million and $5.2 million, respectively. Approximately 85% of total assets were comprised of loans.


How the conversion will occur.


         We will effect the conversion by exchanging our federal mutual savings ^ bank charter for a federal stock savings bank charter and becoming a wholly owned subsidiary of Reserve Bancorp, Inc. Our depositors will receive liquidation interests in the newly formed stock savings bank as they have in us before the conversion. On the effective date, Reserve Bancorp, Inc. will commence business as a savings and loan holding company, and Mt. Troy Savings Bank will continue its business but as a federally chartered stock savings bank. See pages __ to __.


Purposes of the conversion.


         ^ Over the past several years, the Board of Directors of Mt. Troy Savings Bank has extensively discussed both long range and short range business strategies to achieve profitability and growth. The Board concluded that operation in the future as a mutual thrift would limit the Bank's ability to raise capital and to compete in a changing business environment. The Board has therefore determined that it is in the best interest of ^ the Bank to convert to a stock association. The business purposes for the conversion include the following:


o        The  proceeds  from the sale of common stock of Reserve  Bancorp,  Inc.
         will provide us with additional equity capital, which will support future deposit growth and expanded operations. While we currently meet or exceed our regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base, and allows us flexibility to respond to sudden and unanticipated capital needs.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

o Although we do not have any current arrangements, understandings or agreements regarding any opportunities, we will be in a position after the conversion and offering, subject to regulatory limitations and our financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise. The holding company form of organization is expected to provide us with additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. See page __.

Our use of the proceeds raised from the sale of stock.


         Reserve Bancorp, Inc. will use at least 50% of the cash received in the offering to purchase all of Mt. Troy Savings Bank's stock. Reserve Bancorp, Inc. will also lend Mt. Troy Savings Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as Reserve Bancorp, Inc.'s initial capitalization and used for general business purposes which may include investment in securities, paying cash dividends or repurchasing shares of its common stock.

         The funds received by Mt. Troy Savings Bank will be used for general business purposes, including originating loans and purchasing securities. In addition, the Bank may also use the proceeds of the offering to expand ^ either through opening or acquiring branches offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its ^ business, either through the addition of branch offices or the acquisition of other financial institutions. See Use of Proceeds beginning on page __.


How we determined the price per share and the number of shares we are offering.


         The $10.00 per share price was determined by the Board of Directors in consultation with Trident Securities. The number of shares offered is based on an independent appraisal by FinPro, Inc. of the pro forma estimated market value of the stock based on information as of December 14, 2001, divided by the purchase price of $10.00. See page __.


         FinPro has determined that as of December 14, 2001, our estimated aggregate pro forma market value was $5,250,000. Based on that estimate, we are required by Office of Thrift Supervision ("OTS") regulations to sell between a minimum of $4,462,500 in stock and a maximum of $6,037,500 in stock, subject to adjustment.

         FinPro's appraisal contains an analysis of a number of factors, including but not limited to:

o    our financial condition and results of operations as of September 30, 2001;
o    our operating trends;
o    the competitive environment in which we operate;
o operating trends of certain savings institutions and savings and loan holding companies;
o relevant economic conditions both nationally and in Pennsylvania which affect the operations of savings institutions;
o    stock market values of certain institutions; and
o stock market conditions for publicly traded savings institutions and savings and loan holding companies.


         In preparing its independent appraisal, FinPro focused primarily on the price/earnings and price/book valuation methodologies, both of which are discussed in the appraisal report. See Where You Can Find Additional Information on page __ for how to obtain a copy of the appraisal report. The following table compares Mt. Troy Savings Bank's pro forma price/earnings and price/book ratios at the minimum and maximum of the offering range to the medians for all publicly traded thrift institutions, all publicly traded Pennsylvania thrift institutions and a comparable group of thirteen publicly traded thrift institutions

--------------------------------------------------------------------------------
                                        3

--------------------------------------------------------------------------------


identified in the appraisal report. Thrift institutions in the mutual holding company structure are excluded from each comparison group.

The pro forma price/earnings ratios for Mt. Troy Savings Bank presented in the following table are based on earnings for the trailing twelve months as required by regulatory appraisal guidelines. Therefore, these ratios differ from the ratios presented in the tables under "Pro Forma Data" on page __.

                                                       Price/Earnings Price/Book
                                                            Ratio       Ratio
                                                       -------------- ----------
Mt. Troy Savings Bank:
     Minimum.........................................         9.35x     50.58%
     Maximum.........................................        12.35      59.31
Median for all publicly traded thrifts...............        13.11     100.73
Median for all publicly traded Pennsylvania thrifts..        11.03      97.84
Median for the comparable group......................        15.86      85.58


         In addition, FinPro's appraisal takes into account the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The number of shares is subject to change if the appraisal changes at the conclusion of the offering, and any adjustments in our estimated pro forma market value as a result of market and financial conditions would have to be approved by the OTS. See pages __ to __.

The amount of stock you may purchase.

Minimum purchase           = 25 shares
Maximum purchase           = 12,500 shares

Persons acting together in their purchase, however, may not purchase more than 15,000 shares in the aggregate.

How we will prioritize orders if we receive orders for more shares than are available.


         You might not receive any or all of the stock you request. Mt. Troy Savings Bank has granted subscription rights in the following order of priority:

o Priority 1 - depositors of Mt. Troy Savings Bank at the close of business on September 30, 2000 with deposits of at least $50.00.

o Priority 2 - the tax qualified employee stock benefit plans of Mt. Troy Savings Bank.

o Priority 3 - depositors of Mt. Troy Savings Bank at the close of business on December 31, 2001 with deposits of at least $50.00.

o Priority 4 - depositors as of __________, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on __________, 2002.

--------------------------------------------------------------------------------
                                        4

--------------------------------------------------------------------------------

         If shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering. In a community offering, preference will be given to persons who reside in Allegheny County, Pennsylvania^, and we will have the right to reject any stock order received in the community offering. If any shares remain after a community offering, we may conduct a public offering, which would be open to the general public beyond the local community, however, we will have the right to reject orders, in whole or in part, in the public offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering, and orders received in connection with a public offering would receive a lower priority than orders received in the subscription offering and community offering. In addition, in any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve the widest distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled. See The Offering beginning on page __.


Our corporate documents may make it difficult for anyone to acquire Reserve Bancorp, Inc.


         Our articles of incorporation and bylaws contain provisions that make it difficult for someone to acquire control of Reserve Bancorp, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See ^ Risk Factors ^ on page __ and ^ Restrictions on Acquisition of Reserve Bancorp, Inc. ^ on page __.


Our officers, directors and employees may receive benefits from the offering or within one year of the offering.

         In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for shares received under the employee stock ownership plan ("ESOP") or restricted shares but will be required to pay the exercise price to exercise options.

         The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our employee stock ownership plan and stock-based incentive plans. The table below assumes the sale of 525,000 shares in the offering. It is assumed that the value of the stock in the table is $10.00 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price and the option is exercised. See pages __ to __ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.

                                                   Estimated                   Percentage of
                                                     Value        Number     Total Shares Sold
                                   Participants    of Shares     of Shares    in the Offering
                                   ------------    ---------     ---------    ---------------
Employee Stock Ownership Plan....  Employees        $420,000       42,000           8.0%
Stock-Based Incentive Plans:
         Stock Awards............  Officers and
                                   Directors         210,000       21,000           4.0
         Stock Options...........  Officers and
                                   Directors               -            -          10.0
                                                    --------       ------          ----
              Total..............                   $630,000       63,000          22.0%
                                                    ========       ======          ====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         ^ It is important for us to reassure our management of our commitment to their employment with Mt. Troy Savings Bank. With this in mind, ^ the Board of Directors may enter into an employment agreement^ or change in control agreement with the Bank's president and its treasurer/controller. It is anticipated that such agreements, if they are entered into, would provide that if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired and ^ the officer's employment is terminated, he will receive a cash ^ severance payment. Such severance payment will in no event exceed 2.999 times the terminated officer's prior five year average taxable compensation. The actual details of such agreements have not yet been determined. Any payments under the agreements will be an expense to us and would result in reductions to our net income and capital. See Management - Executive Compensation - Change in Control/Employment Agreements on page __. Participants in our stock-based benefit plans may also receive benefits if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired.


Dividends

         We anticipate paying cash dividends after the conversion, although the timing, amount and frequency have not been determined. There are restrictions on our ability to pay dividends. See pages __ and __.

Deadlines for purchasing stock.


         The subscription offering will terminate at 12:00 noon, eastern time, on March __, 2002^ unless extended. The subscription offering may be extended to May __, 2002. A community offering and a public offering, if such offerings are conducted, may terminate at any time without notice but no later than May __, 2002. See The Offering beginning on page __.


Subscription rights are not transferrable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must state that you are purchasing stock for your own account. If we believe your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the OTS.

There are conditions that must be satisfied before we can complete the offering and issue the stock.

         The following must occur before we can complete the offering and issue our stock:


o We must receive all the required approvals from the government agencies that regulate us;
o    Mt. Troy Savings Bank's members must approve the conversion; and
o    We must sell at least the minimum number of shares offered.


Proposed stock purchases by management.

         Our directors and officers are expected to purchase approximately 53,930 shares of stock in the offering, 10.3% if a total of 525,000 shares are sold in the offering. See page __.

Market for the stock.


         We expect the stock to be traded on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. The stock is not expected to meet the listing requirements for the Nasdaq system and it is not expected that an application to the Nasdaq system will be made. Prior to this offering, there has not been a public market for the stock, and it is highly unlikely that an active and liquid trading market for the stock will develop. The lack of an active and liquid trading market may adversely affect the liquidity and price of the stock. See ^ Market for the Stock. ^

--------------------------------------------------------------------------------

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.


         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See ^ Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk^ on page __.


         In addition, changes in interest rates can also affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

We intend to increase our origination of construction loans, commercial real estate loans and consumer loans after the offering. The risk related to these types of loans is greater than the risk related to residential loans.

         At September 30, 2001 the Bank's loan portfolio included approximately $6.2 million of construction loans, or 15.17% of its total loan portfolio. The increase in capital from the offering will permit us to increase the size of this portfolio. Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. The Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

         In addition to construction loans, we also currently originate commercial real estate loans and consumer loans. The increase in capital from the offering will permit us to increase the size of these portfolios. The risk that commercial real estate loans and consumer loans will not be repaid or will be late

--------------------------------------------------------------------------------
in paying is generally greater than the same risks associated with residential loans. Any failure to pay or late payments would hurt our earnings. See ^ Business of Mt. Troy Savings Bank - Lending Activities -Commercial Real Estate Loans ^ and - Consumer Loans ^ on page __.


Our return on equity after the offering will be low; this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital in assets that produce high rates of return. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, will decrease as compared to previous years and may be lower than that of similar companies. Because the stock market values a company based in part on its return on equity, a decline in our return on equity could cause the trading price of our stock to decline.


         We intend to adopt an employee stock ownership plan as part of the conversion. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the SEC will also cause our expenses to be higher than they would be if we remained in mutual form and did not expand our employee benefit plans. See ^ Pro Forma Data ^ and ^ Management - Executive Compensation - Employee Stock Ownership Plan.^


We intend to remain independent and the steps we have taken to discourage takeover attempts may prevent you from receiving a premium over market price for your shares as part of a takeover and may make it difficult to remove our current management.


         Mt. Troy ^Savings Bank has operated as an independent financial institution since its establishment in 1891. It is our intent to continue that tradition, and you are urged not to invest in our stock if you are anticipating a quick sale of Reserve Bancorp, Inc. Provisions in our articles of incorporation and bylaws may make it difficult for another company to acquire us if such acquisition is opposed by our Board of Directors. These provisions include:


     o    restrictions on the acquisition of our stock;

     o    limitations on voting rights;

     o the election of only approximately one-quarter of our Board of Directors each year;

     o restrictions on the ability of stockholders to call meetings, make stockholder proposals or nominate persons as directors;

     o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and

     o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.

     The overall effect of these provisions could:

     o    limit the trading price potential of our stock;

     o result in Reserve Bancorp, Inc. being less attractive to a potential acquiror;

     o    prevent  an  acquisition  of  Reserve   Bancorp,   Inc.  even  if  the
          acquisition would result in our stockholders receiving a substantial premium over the market price of our stock; and/or

     o make it difficult to remove our current Board of Directors or management.

         In addition, if we are faced with challenges to our independence, such as a hostile takeover attempt or a proxy contest, we intend to defend ourselves against such actions. Our defense would significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.


         ^ Further, the Board's ability to issue authorized but unissued shares of preferred or common stock without stockholder approval except as otherwise required to approve the transaction in which the additional shares would be issued, could be a useful anti-takeover device, but existing stockholders would experience a reduction in ownership interest and their voting interests would be diluted. See Restrictions on Acquisition of Reserve Bancorp, Inc.


Recent regulatory actions may have the effect of precluding or discouraging a takeover of us for three years.


         Further, the OTS has recently stated its intention to impose more stringent restrictions on the approval of acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. In addition, the OTS may require as a condition of approving our conversion that the Bank keep its federal stock charter for a minimum of three years following the conversion. These actions could preclude or discourage an acquisition of us and prevent you from receiving the premium on your stock that an acquisition of us could otherwise create. See ^ Restrictions on Acquisition of Reserve Bancorp, Inc.^

The amount of stock held by our ^ officers and directors and stock benefit plans could make it difficult for stockholders to adopt proposals or approve takeover attempts not supported by management.

         The amount of ownership and control of our stock by directors and ^ officers could make it difficult for stockholders to make successful stockholder proposals if they are opposed by management and the Board of Directors. In addition, directors and ^ officers could use their voting power to block the approval of transactions, such as business combinations and amendments to Reserve Bancorp, Inc.'s articles of incorporation or bylaws, which are required by the articles of incorporation to be approved by at least 80% of the stockholders. Our directors and ^ officers are expected to purchase approximately 53,930 shares of stock in the offering, 10.3% if 525,000 shares are sold. In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by our employee stock ownership plan. Shares owned by the Mt. Troy Savings Bank's employee stock ownership plan which have not yet been allocated to the accounts of employees will be voted by a committee of non-employee directors. If we implement stock benefit plans, the ownership and control by ^ officers and directors would increase, causing voting dilution to the other stockholders. See ^ Management - Executive Compensation - Employee Stock Ownership Plan ^ and ^ Management - Potential Stock Benefit Plans.^

The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future.


         Due to the relatively small size of the offering to the public, an active market for the stock is not expected to exist after the offering. This might make it difficult to buy or sell the stock. See ^ Market for the Stock.

^ We are a relatively small institution, and our size is a factor in our ability to compete successfully.

         ^ Our ability to compete successfully is a significant factor affecting our profitability. Mt. Troy Savings Bank faces substantial competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of loans, and many of its competitors are larger institutions with greater financial and managerial resources. At September 30, 2001, we had nine full-time and two part-time employees. Our limited resources restrict our ability to undertake the development of new products and to pursue diversified lines of business, which in turn has a negative effect on our ability to compete.

Increases in market rates of interest could adversely affect our ^ equity.

         At September 30, 2001, Mt. Troy Savings Bank ^ held approximately $2,376,000 ^ in available-for-sale securities, which consisted of $2,059,000 of investment securities and $317,000 of mortgage-backed securities. Generally accepted accounting principles require that these securities be carried at fair value on the ^ Bank's balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in ^ equity. Recently, market rates of interest have decreased which caused the fair value of Mt. Troy Savings Bank's ^ available-for-sale securities to increase and also caused ^ equity to increase. As of September 30, 2001, Mt. Troy ^ Savings Bank's equity included $22,000 in other comprehensive income, which was comprised exclusively of net unrealized holding gains on its available-for-sale securities portfolio. However, when interest rates increase, the fair value of Mt. Troy ^ Savings Bank's available-for-sale ^ securities generally decreases, which also decreases ^ equity. If market interest rates increase, our ^ equity could be adversely affected.

^ The implementation of stock-based benefit plans may dilute your ownership interest in Reserve Bancorp, Inc.

         ^ We intend to adopt a stock option plan and a restricted stock plan following the conversion. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.35%. The use of newly issued shares of stock to fund the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 10.82%. See Management - Potential Stock Benefit Plans beginning on page __.

                             ^MT. TROY SAVINGS BANK

         ^Mt.  Troy  Savings  Bank  was  originally   founded  in  1891  by  the
Commonwealth of Pennsylvania and the Mt. Troy Building & Loan Association. The Bank's deposits ^ are federally insured ^ by the = === = Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation (the "FDIC'). The Bank is regulated by the OTS and the FDIC.


         The Bank is a community-oriented savings organization, providing traditional retail banking services, one- to four-family residential mortgage loans, residential construction loans and consumer loan products, including home equity, auto, and personal loans. The Bank conducts its operations through its main office and a full service branch office, both located in the north Pittsburgh area.

         At September 30, 2001, the Bank had total assets, deposits, and equity of $44.6 million, $39.0 million, and $5.2 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, the repayment and maturity of loans and the sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits.


         At September 30, 2001, net loans receivable amounted to approximately $37.7 million or 84.5% of total assets, consisting principally of first mortgage loans. The Bank invests excess liquidity in mortgage-backed and other securities, primarily in U.S. government agency securities. Mortgage-backed and other securities amounted to $4.9 million or approximately 11% of total assets at September 30, 2001. The Bank had no borrowings outstanding at September 30, 2001. See ^ Business of Mt. Troy Savings Bank.^


                              RESERVE BANCORP, INC.


         Reserve Bancorp, Inc. is a Pennsylvania corporation organized in December 2001 for the purpose of acquiring all of the capital stock that Mt. Troy ^Savings Bank will issue upon its conversion from the mutual to stock form of ownership. Reserve Bancorp, Inc. has not engaged in any significant business to date but will serve as a holding company of the Bank following the conversion. Reserve Bancorp, Inc. has applied for approval to acquire control of the Bank. Reserve Bancorp, Inc. will use approximately 50% of the net proceeds of the offering to purchase all of the stock to be issued by Mt. Troy ^Savings Bank. Reserve Bancorp, Inc. will also lend Mt. Troy ^Savings Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as Reserve Bancorp, Inc.'s initial capitalization. Upon completion of the conversion, Reserve Bancorp, Inc. will have no significant assets other than that portion of the net proceeds of the offering, the promissory note representing the amount of its loan to the employee stock ownership plan, and the shares of the Bank's capital stock acquired in the conversion, and it will have no significant liabilities. Reserve Bancorp, Inc.'s cash flow will be dependent upon earnings from the investment of the portion of net proceeds it retains in the conversion and any dividends received from the Bank. See ^ Use of Proceeds.^


         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any acquisition, merger or expansion opportunities, Reserve Bancorp, Inc. will be in a position after the conversion, subject to regulatory limitations and its financial condition, to take advantage of any acquisition, merger and expansion opportunities that may arise. However, some of these activities could be considered to entail a greater risk than the activities permissible for federally chartered savings ^ banks such as ^ Mt. Troy Savings Bank. The initial activities of Reserve Bancorp, Inc. are anticipated to be funded by the portion of the net proceeds retained by it and earnings thereon.


                     PROPOSED STOCK PURCHASES BY MANAGEMENT


         The following table sets forth for each of the directors of the Bank and for all of the directors and officers of the Bank as a group (including in each case all "associates" of the directors and officers) the number of shares of common stock which each director and officer intends to purchase, assuming the sale of 525,000 shares of common stock at $10.00 per share. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering), and does not take into account any stock benefit plans to be adopted within one year following the conversion. See ^ Management -Potential Stock Benefit Plans.^



                                                                 Percentage of
                              Total Number     Total Dollar      525,000 Total
                                of Shares    Amount of Shares   Shares Sold in
             Name            to be Purchased  to be Purchased    the Offering(1)
---------------------------- ---------------  ---------------    ---------------
David P. Butler                   12,500         $125,000         2.4%
Louis J. Slais                       500            5,000          * %
Richard A. Sinewe                 12,500          125,000         2.4%
Fred L. Maitz, Jr.                 2,500           25,000          * %
Robert B. Shust                   12,500          125,000         2.4%
Timothy Schneider               [      ]         [      ]         [ ]
=================
Non-director officers of          13,430          134,300         2.6%
    the Bank                                     --------        ----
         Total                                   $539,300        10.3%
                                                 ========        ====

---------------
*    Less than 1%.

(1) In the event the stockholders of Reserve Bancorp, Inc. approve the stock benefit plans as discussed in this prospectus (restricted stock plan (4% of the common stock sold in the offering) and the stock option plans (10% of the common stock sold in the offering)), and all of the shares of common stock available for award under the restricted stock plan are awarded and all of the options available under the stock option plan are awarded and exercised, directors and ^ officers would own 127,430 or 24.3% of the shares of common stock outstanding. If fewer than 525,000 shares were publicly sold, these percentage ownership estimates would increase. See ^ Management - Potential Stock Benefit Plans.^


                                 USE OF PROCEEDS


         The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between ^ $4,116,500 at the minimum and ^ $5,662,500 at the maximum of the offering range.

         Assuming ^ the sale of $4,462,500,  $5,250,000 and $6,037,500 of common stock at the minimum, midpoint and maximum, respectively, of the offering range, expenses of $346,000, $361,000 and $375,000, at the minimum, midpoint and maximum, respectively, and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

                                                               MINIMUM                    MIDPOINT                    MAXIMUM
                                                       --------------------       ---------------------      ---------------------
                                                            $           %              $            %             $             %
                                                       ----------    ------       -----------    ------      -----------      ----

Loan to employee stock ownership plan...........       $  357,000       8.7        $  420,000       8.6       $  483,000       8.5
Investment in Mt. Troy Savings Bank.............      ^ 2,058,250      50.0         2,444,500      50.0        2,831,250      50.0
Reserve Bancorp, Inc. working capital...........       ^1,701,250      41.3         2,024,500      41.4        2,348,250      41.5
                                                       ----------     -----        ----------     -----       ----------     -----
         Net Proceeds...........................       $4,116,500     100.0        $4,889,000     100.0       $5,662,500     100.0
                                                       ==========     =====        ==========     =====       ==========     =====



         We will use at least 50% of the cash received in the offering to purchase all of Mt. Troy Savings Bank's stock. We will also lend the Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, paying cash dividends or repurchasing shares of our common stock.


         The funds received by the Bank from us in exchange for all its stock to be issued in the conversion will be used for general business purposes, including originating loans and purchasing securities. Net proceeds may also be used by the Bank to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from us.


         In addition, the Bank may also use the proceeds of the offering to expand ^ either through opening or acquiring branches offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its ^ business, either through the addition of branch offices or the acquisition of other financial institutions.


         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the conversion. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.


         The net proceeds may vary significantly because total expenses of the conversion may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of Reserve Bancorp, Inc. and Mt. Troy Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.


                                 DIVIDEND POLICY

         Reserve Bancorp, Inc. anticipates the establishment of a policy to pay cash dividends. The timing, frequency and initial annual amount of the dividends have not yet been determined. Dividends will be subject to determination and declaration by the Board of Directors of Reserve Bancorp, Inc. In making its decision, the Board of Directors will consider several factors, including:

o    financial condition;
o    results of operations;
o    tax considerations;
o    industry standards; and
o    general economic conditions.

         There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.


         Reserve Bancorp, Inc.'s ability to pay dividends also depends on the receipt of dividends from Mt. Troy Savings Bank which is subject to a variety of regulatory limitations on the payment of dividends. See ^ Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations. ^ Furthermore, as a condition to OTS approval of the conversion, Reserve Bancorp, Inc. has agreed that it will not initiate any action within one year of completion of the conversion in the furtherance of payment of a special distribution or return of capital to stockholders of the Company.


                              MARKET FOR THE STOCK

         Reserve Bancorp, Inc. has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, Reserve Bancorp, Inc. anticipates that its stock will be traded on the over-the-counter market under the symbol "RESB" with quotations available through the OTC Electronic Bulletin Board. Reserve Bancorp, Inc. expects that Trident Securities will use its best efforts to make a market in the stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be obligated with respect to these efforts.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained after the offering. The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Bank as of September 30, 2001, and the pro forma capitalization of Reserve Bancorp, Inc. after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the pro forma capitalization.

                                                                Pro Forma Capitalization at September 30, 2001
                                                              ---------------------------------------------------
                                                                                                       Maximum,
                                                               Minimum     Midpoint       Maximum     as adjusted
                                                               446,250      525,000       603,750       694,313
                                                  Actual, at  Shares at    Shares at      Shares at    Shares at
                                               September 30,  $10.00 per   $10.00 per     $10.00 per   $10.00 per
                                                    2001        share        share          share        share(1)
                                               -------------  ----------  ------------- ------------  -----------
                                                                          In thousands)
Deposits(2)...................................    $39,038      $39,038       $39,038       $39,038       $39,038
Borrowed funds................................          -            -             -             -             -
                                                  -------    ---------     ---------       -------       -------
Total deposits and borrowed funds.............    $39,038      $39,038       $39,038       $39,038       $39,038
                                                  =======      =======       =======       =======        ======
Stockholders' equity:
Preferred stock, $0.10 par value, 2,000,000
  shares authorized; none to be issued........    $     -   $        -       $     -       $     -       $     -
 Common stock, $0.10 par value, 8,000,000
    shares authorized, assuming shares

    outstanding as shown(3)...................          -         ^ 45          ^ 53          ^ 60          ^ 69
Additional paid-in capital(3)^(4).............          -        4,073         4,837         5,604         6,483
Retained earnings.............................      5,218        5,218         5,218         5,218         5,218
Accumulated other comprehensive income, net
    of taxes..................................         22           22            22            22            22
Less:
  Common stock acquired by ^ ESOP(5)..........          -         (357)         (420)         (483)         (555)
  Common stock acquired by
    stock ^ programs(6).......................          -         (179)         (210)         (242)         (278)
                                                  -------      -------       -------       -------       -------
Total equity/stockholders' equity.............    $ 5,241    ^ $ 8,822       $ 9,500       $10,179       $10,959
                                                  =======      =======       =======       =======       =======


------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.

(3) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by Reserve Bancorp, Inc. and the Bank and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See ^ Management - Potential Stock Benefit Plans - Stock Options Plans.
^(4) Additional paid-in capital amounts are net of operating expenses.
^(5) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the ESOP shares will be borrowed from Reserve Bancorp, Inc. For an estimate of the impact of the loan on earnings, see ^ Pro = Forma Data. ^ The Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable = the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See ^ Management
     - Executive Compensation - Employee Stock Ownership Plan. ^ If the employee stock ownership = = plan is unable to purchase stock in the conversion due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See ^ The Offering - Subscription Offering - Subscription Rights.^
^(6) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion. The stock purchased by the stock programs is reflected as a reduction of stockholders' equity. See footnote (2) to the table under ^ Pro Forma Data. ^ See ^ Management - Potential Stock Benefit Plans - Stock Programs.

^

                                 PRO FORMA DATA


         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Reserve Bancorp, Inc. are currently estimated to be between ^ approximately $3,581,000 and $4,938,000 (or $5,718,000 if the independent valuation is increased by 15%) based on the following assumptions:


o an amount equal to 8% of the shares issued will be loaned to the ESOP to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the stock programs adopted no sooner than six months following the offering, funded through open market purchases; and

o expenses of the offering are estimated to be ^ between approximately $346,000 and $375,000 ($392,000 if the independent valuation is increased by 15%).


         We have prepared the following table, which sets forth our historical net income and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 3.60% for the year ended September 30, 2001, which approximates the yield on a one-year U.S. Treasury bill on September 30, 2001. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.


o The pro forma after-tax yield on the net proceeds is assumed to be 2.30% for the year ended September 30, 2001, based on an effective tax rate of ^ 36%.


o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on September 30, 2001, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Reserve Bancorp, Inc. The pro forma data does not predict how much we will earn in the future.

         The following table summarizes historical data of Mt. Troy Savings Bank and pro forma data of Reserve Bancorp, Inc. at or for the year ended September 30, 2001 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the table to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Reserve Bancorp, Inc. within one year following the conversion, nor does book value give any effect to the liquidation account to be established or the bad debt reserve in liquidation. See ^ The Conversion - Effects of Conversion -Liquidation Rights ^ and ^ Management - Potential Stock Benefit Plans - Stock Option Plans.^


                                                                        At or For the Year Ended September 30, 2001
                                                      ------------------------------------------------------------------------------
                                                          $4,462,500          $5,250,000          $6,037,500          $6,943,130
                                                          Independent         Independent         Independent         Independent
                                                           Valuation           Valuation           Valuation           Valuation
                                                      ------------------- ------------------- ------------------- --------------
                                                            446,250             525,000             603,750             694,313
                                                            Shares              Shares              Shares              Shares
                                                      ------------------- ------------------- ------------------- ------------
                                                                     (Dollars in thousands, except per share amounts)

Gross proceeds.......................................       $4,463            ^ $5,250             $6,038               $6,943
                                                                               =
Less expenses........................................        ^(346)               (361)              (375)                (392)
                                                            ------             -------            -------              -------
   Estimated net proceeds............................      ^ 4,117               4,889              5,663                6,551
                                                            =
Less ESOP funded by Reserve Bancorp, Inc.............         (357)               (420)              (483)                (555)
Less stock programs adjustment.......................         (179)               (210)              (242)                (278)
                                                           -------             -------            -------              -------
   Estimated investable net proceeds.................     ^ $3,581              $4,259             $4,938               $5,718
                                                            ======              ======             ======               ======
Net Income:
   Historical........................................         $409                $409               $409                 $409
   Pro forma income on net proceeds..................         ^ 82                  98                114                  132
                                                               =
   Pro forma ESOP adjustments(1).....................          (23)                (27)               (31)                 (36)
   Pro forma stock programs adjustment(2)............          (23)                (27)               (31)                 (36)
                                                             -----               -----              -----                -----
   Pro forma net income(1)(3)(4).....................       ^ $445                $453               $461                 $469
                                                            ======              ======             ======               ======

Per share net income

   Historical........................................        $0.99               $0.84              $0.73                $0.63
   Pro forma income on net proceeds..................         0.20                0.20             ^ 0.20                 0.20
                                                                                                  = =====
   Pro forma ESOP adjustments(1).....................        (0.06)              (0.06)             (0.06)               (0.06)
   Pro forma stock programs adjustment(2)............        (0.06)              (0.06)             (0.06)               (0.06)
                                                             -----               -----              -----                -----
   Pro forma net income per share(1)(3)(4)...........        $1.07               $0.92           ^ $0.81                 $0.71
                                                            ======              ======             ======               ======
Shares used in calculation of income per share(1)....      414,120             487,200            560,280              644,323
                                              ==           =======             =======            =======              =======
Stockholders' equity:
   Historical .......................................       $5,241              $5,241           $  5,241             $  5,241
   Estimated net proceeds............................      ^ 4,117               4,889              5,663                6,551
                                                            =
   Less: Common Stock acquired ESOP(1)...............         (357)               (420)              (483)                (555)
   Less: Common Stock acquired by stock
         programs(2).................................         (179)               (210)              (242)                (278)
                                                            ------              ------             ------              -------
   Pro forma stockholders' equity(1)(3)(4)...........     ^ $8,822              $9,500            $10,179              $10,959
                                                            ======              ======            =======              =======

Stockholders' equity per share:

   Historical........................................       $11.74               $9.98              $8.68                $7.55
   Estimated net proceeds............................       ^ 9.23                9.31               9.38                 9.44
                                                             =
   Less: Common Stock acquired by the ESOP(1)........        (0.80)              (0.80)             (0.80)               (0.80)
   Less: Common stock acquired by stock
         programs(2).................................        (0.40)              (0.40)             (0.40)               (0.40)
                                                             -----               -----              -----                -----
   Pro forma stockholders' equity per share(4).......     ^ $19.77              $18.09             $16.86               $15.79
                                                            ======              ======             ======               ======

Offering price as a percentage of pro forma

  stockholders' equity per share.....................      ^ 50.58%            ^ 55.28%           ^ 59.31%             ^ 63.33%
                                                           ========            ========           ========            ========
Offering price to pro forma
  net income per share...............................         9.35X              10.87X           ^ 12.35X             ^ 14.08X
                                                              ====               =====           =========            ========

Shares used in calculation of book value per share...      446,250             525,000            603,750              694,313
                                                                                                       (Footnotes on following page)

(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Reserve Bancorp, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a ^ 10 year ^ amortization period. See ^ Management - Executive Compensation - Employee Stock Ownership Plan. ^ The pro forma net earnings assumes: (i) that the Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended September 30, 2001 was made at the end of the period; (ii) that 35,700, 42,000, 48,300 and 55,545 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 2001, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the stock programs that may be adopted by the Bank following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 17,850, 21,000, 24,150 and 27,773 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Bank. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the year ended September 30, 2001 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended September 30, 2001. The plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.35% and pro forma net income per share for the year ended September 30, 2001 would be ^ $.99, $.86, $.76, and ^ $.67, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2001 would be ^ $19.01, $17.40, $16.21 and $15.18 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See ^ Management - Potential Stock Benefit Plans - Stock Programs.^

(3) The retained earnings of Reserve Bancorp, Inc. and the Bank will continue to be substantially restricted after the conversion. See ^ Dividend Policy, ^ The Conversion - Effects of Conversion - Liquidation Rights ^ and ^ Regulation -Regulation of the Bank - Dividends and Other Capital Distribution Limitations.^

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plans that may be adopted by the Bank following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 44,625, 52,500, 60,375 and 69,451 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 10.82%. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $.92, $.80, $.71 and ^ $.63, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended September 30, 2001; pro forma stockholders' equity per share would be ^ $18.88, $17.36, $16.24, and $15.26, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 2001. See ^ Management - Potential Stock Benefit Plans - Stock Option Plans.^

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE


         The following table presents the Mt. Troy Savings Bank's historical and pro forma capital position relative to its capital requirements as of September 30, 2001. Pro forma capital levels assume receipt by Mt. Troy Savings Bank of the net proceeds of the offering and retention by Reserve Bancorp, Inc. of 50% of the net proceeds, and that the ESOP purchases 8% of the stock sold in the offering, and that 4% of the shares of stock sold in the offering is purchased by the stock programs at the purchase price subsequent to the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see ^ Use of Proceeds, ^ Capitalization ^ and ^ Pro Forma Data. ^ The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see ^ Regulation - Regulation of the Bank -Regulatory Capital Requirements.^

                                                                  Forma at September 30, 2001
                              ------------------------------------------------------------------------------------------------------
                                  Actual, at         $4,462,500          $5,250,000            $6,037,500           $6,943,130
                              September 30, 2001      Offering            Offering              Offering             Offering(1)
                              ------------------- -------------------- ------------------- --------------------  -------------------
                                      Percentage          Percentage          Percentage           Percentage           Percentage
                              Amount of Assets(2) Amount  of Assets(2) Amount of Assets(2) Amount  of Assets(2)  Amount of Assets(2)
                              ------ ------------ ------  ------------ ------ ------------ ------  ------------  ------ ------------
                                                                      (Dollars in thousands)

GAAP Capital(3).............  $5,241      11.74% ^$6,763      14.65%   $7,055    15.19%    $7,347      15.72%    $7,683    16.32%

Tangible Capital:
  Actual or Pro Forma.......  $5,205      11.70  ^$6,728      14.62    $7,020    15.16     $7,312      15.69     $7,648    16.30
  Required..................     667       1.50      690       1.50       694     1.50        699       1.50        704     1.50
                              ------      -----  -------      -----    ------    -----     ------      -----     ------    -----
  Excess....................  $4,538      10.20% ^$6,038      13.12%   $6,326    13.66%    $6,613      14.19%    $6,944    14.80%
                              ======      =====   ======      =====    ======    =====     ======      =====     ======    =====

Core Capital:
  Actual or Pro Forma.......  $5,205      11.70% ^$6,728      14.62%   $7,020    15.16%    $7,312      15.69%    $7,648    16.30%
  Required(4)...............   1,335       3.00    1,380       3.00     1,389     3.00      1,398       3.00      1,408     3.00
                              ------      -----   ------      -----    ------    -----     ------      -----     ------    -----
  Excess....................  $3,870       8.70% ^$5,348      11.62%   $5,631    12.16%    $5,914      12.69%    $6,980    13.30%
                               =====      =====   ======      =====    ======    =====     ======      =====     ======    =====

Risk-Based Capital:
  Actual or Pro Forma(5)(6).  $5,371      20.70% ^$6,894      25.81%   $7,186    26.76%    $7,478      27.70%    $7,648    28.76%
  Required..................   2,076       8.00    2,137       8.00     2,148     8.00      2,161       8.00      2,174     8.00
                              ------      -----   ------      -----    ------    -----     ------      -----     ------    -----
  Excess....................  $3,295      12.70% ^$4,757      17.81%   $5,038    18.76%    $5,317      19.70%    $6,240    20.76%
                              ======      =====   ======      =====    ======    =====     ======      =====     ======    =====


-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized gain on available-for-sale securities, net, which is not included as regulatory capital.

(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See ^ Regulation - Regulation of the Bank - Regulatory Capital Requirements.

(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $166,000 at September 30, 2001 and the subtraction of accumulated other comprehensive income of $22,000, net of applicable income taxes and the subtraction of net unrealized losses on available for sale equity securities of $14,000.

                        SELECTED FINANCIAL AND OTHER DATA

         The following financial information and other data in this section is derived from the Bank's financial statements for the years ended September 30, 2001 and 2000 and should be read together with the Bank's financial statements and the notes thereto beginning at page F-2 of this prospectus. The historical financial and other data at or for the years ended September 30, 2001 and 2000 may not be indicative of results for the year ended September 30, 2002 or for any other period.

                          Selected Financial Highlights
                             (Dollars in thousands)

                                                               At September 30,
                                                             -------------------
                                                              2001        2000
                                                             -------     -------
Balance Sheet:
Assets .................................................     $44,631     $42,584
Loans receivable, net ..................................      37,731      35,685
Investment securities ..................................       4,893       4,947
Cash and cash equivalents ..............................       1,060         989
Deposits ...............................................      39,038      36,011
FHLB advances ..........................................           -       1,450
Total equity ...........................................       5,241       4,775

Summary of Operations:
Interest and dividend income ...........................       3,161       3,121
Interest expense .......................................       1,696       1,644
Net interest income ....................................       1,465       1,477
Provision for loan losses ..............................          18          18
Net interest income after provision for loan losses ....       1,447       1,459
Noninterest income .....................................         146          98
Noninterest expense ....................................         965         906
Income before income taxes .............................         628         651
Income taxes ...........................................         219         227
Net income .............................................         409         424

Actual number (not in thousands):
Real estate loans outstanding ..........................         411         396
Deposit accounts .......................................       5,885       5,769
Full service offices ...................................           2           2

Selected Financial Ratios

                                                                      At or For
                                                                    the Year Ended
                                                                     September 30,
                                                                 ------------------
                                                                  2001       2000
                                                                 -------    -------
Performance Ratios:
  Return on average assets (net income divided by
     average total  assets) ..............................         0.95%      1.00%

  Return on average equity (net income divided by
     average equity) .....................................         8.25       9.54

  Net interest rate spread ...............................         2.96       3.14

  Net interest margin on average interest-earning
     assets ..............................................         3.46       3.57

  Average interest-earning assets to average
     interest-bearing liabilities ........................       112.34     110.88

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest income) ..        59.90      57.52

Asset Quality Ratios:
  Non-performing loans to total loans, net ...............         0.20       0.36

  Non-performing assets to total assets ..................         0.17       0.30

  Net charge-offs to average loans outstanding ...........         0.01       0.05

  Allowance for loan losses to total loans ...............         0.44       0.43

Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets) ....        11.48      10.49

  Equity to assets at period end .........................        11.74      11.21

                                       21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of the Bank's financial condition and results of operations is intended to provide assistance and understanding of the Bank's financial condition and results of operations. The information in this section should be read with the financial statements and the notes thereto beginning at page F-2.


         The Bank's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. To a lesser extent, the Bank's results of operations are also affected by the relative levels of the Bank's noninterest income and noninterest expense. The Bank's noninterest income consists of primarily of fees and service charges, and to a lesser extent, gains on the sale of securities held by the Bank. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees, office supplies, telephone and postage costs, and federal deposit insurance premiums. The Bank's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.


Forward - Looking Statements

         This document contains statements that project the future operations of Reserve Bancorp, Inc. which involve risks and uncertainties. Reserve Bancorp, Inc.'s actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning on page __ of this document.

Business Strategy


         The Bank's business strategy has been to operate as a well-capitalized independent community savings bank dedicated to providing quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one-to-four family residential real estate located in the Bank's market area, home equity and second mortgage loans. To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in securities, including fixed rate corporate bonds, state and local government obligations, U.S. government and agency obligations and mortgage-backed securities.


         Management believes that the Bank benefits from its ability to quickly and effectively provide personal service tailored to customer needs and inquiries, in comparison to many of its local competitors. In fall of 2000, the Bank enhanced its capabilities as a full service community bank with the issuance of check cards/debit cards.


         While  management  intends to maintain  its  community  orientation  by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages and to a lesser extent, construction, commercial real estate and consumer loans, the additional capital provided by the offering will allow the Bank to take steps toward achieving greater growth and profitability, including increasing its loan originations. In addition, the Bank may also use the proceeds of the offering to expand ^ either through opening or acquiring branches offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its ^ business, either through the addition of branch offices or the acquisition of other financial institutions. Initially, the Bank will invest the proceeds in short term securities.


Analysis of Net Interest Income


         The Bank's earnings have historically ^ been most significantly affected by the Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the relative amounts of its interest-earnings assets and interest-bearing liabilities.


Management of Interest Rate Risk and Market Risk


         Qualitative Analysis. Because the majority of the Bank's assets and liabilities are sensitive to changes in interest rates, the Bank's most significant form of market risk is interest rate risk, or changes in interest rates. The Bank is vulnerable to an increase in interest rates to the extend that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Bank have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The Bank's primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         The Board of Directors has established an asset/liability committee which consists of the Bank's president, treasurer/controller and two members of the Board of Directors. The committee meets ^ periodically to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics.

         To reduce the effect of interest rate changes on net interest income the Bank has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The ^ main elements of these strategies include seeking to:


o originate loans with adjustable rate features or fixed rate loans with short maturities;

o    lengthen the maturities of its liabilities  when it would be cost effective
     through  the  pricing  and  promotion  of   certificates   of  deposit  and
     utilization of FHLB advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

o when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have annual interest rate adjustments; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2001, the Bank had approximately 44% of its deposits in low-cost passbook savings accounts and NOW accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

         The following table presents the Bank's NPV as of September 30, 2001. The NPV was calculated by the OTS, based on information provided by the Bank.


                                                      NPV as % of
               (Net Portfolio Value ("NPV")     of Present Value of Assets
              ------------------------------    --------------------------
Change                                                           Basis Point
in Rates(1)   $ Amount   $ Change   % Change    NPV Ratio          Change
-----------   --------   --------   --------    ---------          ------

             (Dollars in thousands)
    +300 bp      5,254    -2,447      -32%        11.75%           -433 bp
    +200 bp      6,135    -1,566      -20%        13.38%           -270 bp
    +100 bp      6,981      -720       -9%        14.87%           -120 bp
       0 bp      7,701                            16.08%
    -100 bp      8,063       361        5%        16.62%            +54 bp
    -200 bp      8,285       584        8%        16.91%            +83 bp

--------------
(1) The -300bp scenario is not shown due to abnormally low prevailing interest rate environment.^
================================================================================


         Future interest rates or their effect on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Comparison of Financial Condition at September 30, 2001 and 2000

         Assets. Total assets increased $2.0 million, or 4.8%, to $44.6 million at September 30, 2001 from $42.6 million at September 30, 2000. The increase in total assets resulted primarily from a $2.0 million increase in net loans outstanding. The loan increase was mainly attributable to an increase in construction lending demand.


         Liabilities. Total liabilities increased $1.6 million, or 4.2%, to $39.4 million at September 30, 2001 from $37.8 million at September 30, 2000. The increase in total liabilities resulted primarily from a $3.0 million increase in deposits,^ partially offset by a decrease in FHLB advances of $1.5 million.

         Equity. The increase of $465,000 in the Bank's equity reflects the $409,000 in net income for the year ended September 30, 2001 and an increase of $57,000 in unrealized gains on investments available for sale, net of tax.


Liquidity and Capital Resources


         The Bank maintains liquid assets at levels it considers adequate to meet its liquidity needs. The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, ^ accommodate possible outflows in deposits, ^ fund current and planned expenditures and take advantage of interest rate market opportunities in connection with asset and liability management objectives. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         ^ The Bank's primary sources of liquidity are deposits, scheduled amortization and prepayment of loans and mortgage-backed securities ^ and maturities and calls of investment securities. In addition, the Bank invests excess funds in short-term investments, both interest-earning and non-interest earning, which provide liquidity. The Bank's cash and cash equivalents, defined as cash and deposits in other financial institutions with original maturities of three months or less, totaled approximately $1.0 million at September 30, 2001. To a lesser extent, the earnings and funds provided from the Bank's operations are a source of liquidity.

         For the year ended September 30, 2001, purchases of available-for-sale securities totaled approximately $800,000, proceeds from sales, maturities and calls of available-for-sale securities totaled approximately $1.5 million, and proceeds from principal repayments of mortgage-backed securities available-for-sale totaled approximately $71,000. The Bank's available-for-sale securities portfolio totaled approximately $2.4 million at September 30, 2001. For the year ended September 30, 2001, purchases of held-to-maturity securities totaled approximately $800,000, proceeds from maturities and calls of held-to-maturity securities totaled approximately $1.0 million, and proceeds from principal repayments of mortgage-backed securities held-to-maturity totaled approximately $74,000. The Bank's held-to-maturity securities portfolio totaled approximately $2.5 million at September 30, 2001.

         Loan originations, net of principal repayments on loans, totaled approximately $2.1 million for the year ended September 30, 2001.

         The Bank sets the interest rates on its deposits to maintain a desired level of total deposits. For the year ended September 30, 2001, the Bank experienced a net increase of deposits of approximately $3.0 million, as compared to a net increase of approximately $1.9 million during the prior year. At September 30, 2001, certificates of deposit scheduled to mature in less than one year totaled approximately $1.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank on maturity, although there can be no assurance that this will be the case. In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.

         Liquidity management is both a daily and long-term function of business management. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. If the Bank requires funds beyond its ability to generate them internally, it has the ability to obtain advances from the Federal Home Loan Bank of Pittsburgh, which provide an additional source of funds. See Sources of Funds - Borrowings. At September 30, 2001, the Bank had no borrowings outstanding.

         The Bank is subject to federal regulations that impose minimum capital requirements. For a discussion on these capital levels, see Historical and Pro Forma Capital Compliance and Regulation -Regulation of the Bank - Regulatory Capital Requirements.

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Bank's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations. The total amount of the Bank's commitments to extend credit for mortgage and consumer loans as of September 30, 2001, was approximately $276,000, excluding commitments on lines of credit which totaled approximately $886,000.


         Significant cash flows were as follows for the year ended September 30, 2001:


                                                           (In thousands)
                                                            ------------
Cash provided by operations.........................            $   334
Net loan originations...............................             (2,084)
Sales and redemptions of investment securities......              2,646
Purchases of investment securities..................             (2,474)
Net decrease in FHLB advances.......................             (1,450)
Net increase in deposits............................              3,027
Other - net.........................................                 72
                                                                -------
Net increase in cash and cash equivalents                       $    71
                                                                =======


         ^  For  additional   information  about  cash  flows  from  the  Bank's
operating, financing, and investing activities, see the Statements of Cash Flows included in the Financial Statements.

Comparison of Operating Results for Year Ended September 30, 2001 to Year Ended September 30, 2000.


         Net Income. Net income for 2001 decreased 3.7% to $409,000 compared to net income of $424,000 for 2000. Net interest income decreased slightly as interest income increased by 1.3% while interest expense increased by 3.1%, primarily as the result of a 9 basis point increase in the average cost of interest-bearing liabilities. Noninterest income increased by $48,000, or 48.7%, for the year ended September 30, 2001 as compared to 2000. The increase in noninterest income was ^ the result of an $18,000, or 21.7%, increase in income from fees and service charges^ and an increase of $30,000 in gains from the sale of real estate and investments. The increase in noninterest income, however, was more than offset by a $60,000, or 6.6%, increase in noninterest expense, primarily the result of increased employee and director compensation and benefits expenses.

         Net Interest Income. Net interest income decreased by $12,000, or .08% in 2001 compared to 2000. Interest income increased by $40,000 but was more than offset by an increase in interest expense of $52,000.

         Interest Income. Total interest income increased $40,000, or 1.3%, in 2001 compared to 2000, as a result of an $885,000 increase in average interest-earning assets, ^ consisting of a $571,000 increase in the average balance of loans and a $314,000 increase in the average balance of securities, partially offset by a decrease of 7 basis points in the average interest rates earned. Interest income on loans increased by $49,000 to $2.77 million for 2001 from $2.72 million for 2000 due primarily to ^ the increase in the average balance of loans from $35,2 million for 2000 to $35.8 million for 2001. The average yield on loans increased by 2 basis points from 7.72% for 2000 to 7.74% for 2001. Interest income on investment securities decreased by $9,000 primarily due to a decrease of 45 basis points in the average interest rates earned from 6.48% for 2000 to 6.03% for 2001, partially offset by increases in the average balance of investment securities from $6.2 million ^ for 2000 to $6.5 million ^ for 2001.

         Interest Expense. Total interest expense increased by $52,000 to $1.7 million in 2001, primarily as a result of an 11 basis point increase in the average rates paid on interest-bearing liabilities to 4.51% for 2001 compared to 4.40% for 2000. Additionally, average interest-bearing liabilities increased to $37.6 million for 2001 from $37.3 million for 2000. The average ^ balances of NOW accounts and certificates of deposit increased $493,000, or 8.6%, and $1.3 million, or 7.0%, respectively, while the average rate paid on NOW accounts fell 7 basis points and the average rate paid on certificates of deposits increased by 35 basis points. The increase in rates paid on interest-bearing liabilities reflects market rates. The average balance of FHLB advances fell dramatically, from $2.1 million to $128,000 for 2001, while the average rate paid on advances increased by 30 basis points.

         Provision for Loan Losses. The Bank maintains an allowance for loan losses through ^ provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. ^ In determining the appropriate level of the allowance for loan losses, management considers factors such as its internal analysis of credit quality, general levels of loan delinquencies and any expected trends in delinquencies, collateral values, the Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and current and anticipated economic and market trends. See Business of Mt. Troy Savings Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses beginning on page __. The provision established each quarter for loan losses reflects management's assessment of these factors in relation to the level of the allowance at such time.

         The provision for loan losses was $18,000 for the years ended September 30, 2001 and 2000. ^ The Bank had net charge-offs of $4,800 for the year ended September 30, 2001 compared to net charge-offs of $17,000 for 2000. The major change in the loan portfolio during the year ended September 30, 2001 was an increase in the Bank's construction loan portfolio to approximately $6.2 million at September 30, 2001. Management's evaluation of the adequacy of the allowance for loan losses involved consideration of the general factors described in the paragraph above, and its evaluation did not change either in estimation methods or assumptions during the two years ended September 30, 2001. Its determination to make an $18,000 provision for both the 2000 and the 2001 fiscal year reflects the following:

     o an approximately 72% decrease during 2001 in net charge-offs as compared to 2000;

     o the decrease in the level of non-performing loans to approximately $74,000 at September 30, 2001, or 0.20% of net loans;

     o    an  approximately  49%  increase  in  the  Bank's   construction  loan
          portfolio to approximately $6.2 million at September 30, 2001; and

     o management's assessment of current and anticipated economic and market trends impacting the Bank's lending area and the potential impact on the Bank's borrowers.

         The Bank's allowance for loan losses stood at $166,000 at September 30, 2001 compared to $153,000 at September 30, 2000. ^ Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at year end of each loan category. The allocation did not change materially from September 30, 2000 to September 30, 2001. See Business of Mt. Troy Savings Bank^ - Non-Performing Loans and Problem Assets^ - Allowance for Loan Losses and - Allocation of Allowance for Loan Losses.

         Noninterest Income. Noninterest income, which is primarily composed of loan fees and service charges, increased $48,000 from $98,000 for the year ended September 30, 2000 to $146,000 for 2001. Noninterest income for 2001 includes $38,000 from gains on sales of foreclosed real estate and investment securities as compared to $9,000 for 2000. Loan fees ^ and service charges increased $18,000 from $85,000 for the year ended September 30, 2000 to $103,000 for 2001.
The increase reflects the Bank's emphasis on charging appropriate fees for its services.

         Noninterest Expense. Noninterest expense increased by $60,000 to $965,000 for the year ended September 30, 2001 from $905,000 for 2000. This increase was due primarily to ^ a $40,000 increase in compensation and employee benefits, including salary increases of existing employees and the establishment of a directors retirement plan which was effective January 1, 2001. The Bank recorded expense related to the plan totaling $22,000 for the year ended September 30, 2001. The increase is also attributable to a $23,000 increase in other noninterest expenses, which reflects increases of $5,000, $6,000 and $12,000 in insurance costs, NOW account expenses and professional and supervisory fees, offset by a $6,000 decrease in cash shortages.

         Reserve Bancorp, Inc. expects increased expenses in the future as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and ^ directors ^ retirement ^ plan, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, transfer agent, and professional fees.

         Provision for Income Taxes. Provision for income taxes decreased by $8,000 for the year ended September 30, 2001 as compared to 2000. The decrease reflects lower net income for the year.

Recent Accounting Pronouncements

         In July 2001, the Financial Accounting Standards (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Bank's financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The adoption of Statement No. 142 is not expected to have a material effect on the Bank's financial position or results of operations.

         In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. This statement requires entities to record the fair value of a liability for an asset retirement obligation ("ARO") in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on the Bank's financial position or results of operations.

         In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in SFAS No. 121. The adoption of Statement No. 144 is not expected to have a material effect on the Bank's financial position or results of operations.

Impact of Inflation and Changing Prices

         The financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as prices of goods and services.

         Average Balance Sheet. The following tables set forth certain information relating to the Bank for the years ended September 30, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                         Year Ended September 30,
                                                   ------------------------------------------------------------------
                                                                2001                             2000
                                                   -------------------------------     ------------------------------
                                                     Average             Average        Average             Average
                                                     Balance  Interest  Yield/Cost      Balance Interest   Yield/Cost
                                                     -------  --------  ----------     -------- --------   ----------
                                                                          (Dollars in thousands)
Interest-earning assets:
 Loans receivable net (1).........................   $35,759    $2,767     7.74%       $35,188   $2,718         7.72%
 Investment securities (2)........................     6,530       394     6.03          6,216      403         6.48
                                                     -------   -------                 -------   ------
  Total interest-earning assets...................    42,289     3,161     7.47         41,404    3,121         7.54
                                                                ------                           ------
Non-interest-earning assets.......................       923                               968
                                                     -------                           -------
  Total assets....................................    43,212                            42,372
                                                     -------                           -------
Interest-bearing liabilities:
 NOW accounts.....................................     6,232       139     2.23          5,739      132         2.30
 Savings accounts.................................    10,804       349     3.23         10,311      330         3.20
 Certificates of deposit..........................    20,481     1,200     5.86         19,141    1,054         5.51
 FHLB advances....................................       128         8     6.25          2,151      128         5.95
                                                     -------    ------                 -------   ------
  Total interest-bearing liabilities.............     37,645     1,696     4.51         37,342    1,644         4.40
                                                                ------                           ------
Non-interest-bearing liabilities..................       608                               586
                                                     -------                          --------
 Total liabilities................................    38,253                            37,928
Retained earnings.................................     4,959                             4,444
                                                     -------                           -------
 Total liabilities and retained earnings..........   $43,212                           $42,372
                                                     =======                           =======
Net interest income...............................              $1,465                           $1,477
                                                                ======                           ======
Interest rate spread(3)...........................                         2.96%                                3.14%
                                                                         ======                               ======
Net yield on interest-earning  assets(4)..........                         7.47%                                7.54%
                                                                         ======                               ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities...........                       112.34%                              110.88%
                                                                         ======                               ======

-------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, mortgage-backed securities, corporate bonds and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the Bank's interest-bearing assets and interest-bearing liabilities influence the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                  Year Ended September 30,
                                              ----------------------------------
                                                        2001 vs. 2000
                                              ----------------------------------
                                                      Increase (Decrease)
                                                           Due to
                                                                 Rate/
                                              Volume     Rate    Volume    Net
                                              ------    ------   ------   -----
                                                   (Dollars in thousands)
Interest and dividend income:
   Loans receivable ........................   $  44    $   5    $   -    $  49
   Investment securities and other .........      20      (28)      (1)      (9)
                                               -----    -----    -----    -----
      Total interest-earning assets ........   $  64    $ (23)   $  (1)   $  40
                                               =====    =====    =====    =====

Interest expense:
   NOW accounts ............................   $  11    $  (4)   $   -    $   7
   Savings accounts ........................      16        3        -       19
   Certificates of deposit .................      74       67        5      146
   Advances from FHLB and other borrowings .    (123)      87      (84)    (120)
                                               -----    -----    -----    -----
      Total interest-bearing liabilities ...   $ (22)   $ 153    $ (79)   $  52
                                               =====    =====    =====    =====

Change in net interest income ..............   $  86    $(176)   $  78    $ (12)
                                               =====    =====    =====    =====


                        BUSINESS OF RESERVE BANCORP, INC.

         Upon completion of the conversion we will own all of the stock of the Bank. We have not engaged in any significant business to date. Prior to the conversion, we will not transact any material business. We will invest our initial capitalization as discussed in the "Use of Proceeds" section on page __. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for these activities. Initially, we will not maintain offices separate from those of the Bank or employ any persons other than certain of the Bank's officers. Officers of Reserve Bancorp, Inc. will not be separately compensated for their service.

                        BUSINESS OF MT. TROY SAVINGS BANK


General

         The Bank is a community-oriented savings organization, which was originally chartered in 1891 by the Commonwealth of Pennsylvania as Mt. Troy Building & Loan Association. The Bank provides traditional retail banking services, one- to four-family residential mortgage loans, construction loans, and consumer loan products, including home equity, auto, and personal loans.

         At September 30, 2001, the Bank had total assets, deposits, and equity of $44.6 million, $39.0 million, and $5.2 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, the repayment and maturity of loans and the sale, maturity, and call of securities. The principal source of income is interest on loans and mortgage-backed and other securities. The principal expense is interest paid on deposits.

Market Area and Competition

         The Bank operates from its main office located in Reserve Township and a full-service branch office located in the City of Pittsburgh. The Bank's primary market area is Allegheny County, Pennsylvania with an emphasis on the north Pittsburgh market. The Bank's market area can be characterized as a market with moderate incomes.

         The Bank's business of attracting deposits and making loans is primarily conducted within its market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, the Bank's profitability could be hurt.


         The Bank faces substantial competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of loans. Many of the Bank's competitors are significantly larger institutions and have greater financial and managerial resources. The Bank's ability to compete successfully is a significant factor affecting its profitability.

         The Bank's competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, thrift institutions, and credit unions located in the Bank's primary market area. The Bank also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and faces competition for ^ funds from investment products such as mutual ^ funds, short-term money funds and corporate and government securities.


         The Bank competes for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. Lending products include mortgage, construction and consumer loans. The Bank offers consumer banking services such as checking and savings accounts, a check card program, club accounts, money market accounts, retirement accounts, and certificates of deposit. The Bank's debit/check cards are part of the Freedom Alliance, which permits depositors of banks participating in the alliance to use ATM machines of participating institutions without fees.

Lending Activities

         General. The bank primarily originates home mortgages and construction loans for its own portfolio. The Bank's loan portfolio is predominately comprised of one- to four-family residential real estate loans, most of which have fixed rates of interest.

         Loan Portfolio Composition. The following table analyzes the composition of the Bank's loan portfolio by loan category at the dates indicated.

                                                      At September 30,
                                         -------------------------------------------
                                                    2001                2000
                                         ---------------------  --------------------
                                            Amount     Percent     Amount    Percent
                                         -----------   -------  -----------  -------
Type of Loans:
-------------
First Mortgage loans:
  Residential real estate............... $27,937,827    68.86%  $27,197,935    72.00%
  Construction..........................   6,156,356    15.17     4,122,600    10.91
  Commercial real estate................   2,437,245     6.01     2,357,574     6.24

Home equity and second mortgage.........   3,146,918     7.76     3,180,000     8.42

Consumer Loans:
  Secured...............................     490,187     1.21       595,498     1.58
  Unsecured.............................     244,930     0.60       150,331     0.40
  Share loans...........................     156,416     0.39       168,524     0.45
                                         -----------     ----   -----------   ------

Total loans.............................  40,569,879   100.00%   37,772,462   100.00%
                                                       ======                 ======
Less:
  Undisbursed portions of
      construction loans................   2,567,972              1,832,816
  Net deferred loan origination fees....     104,718                102,100
  Allowance for loan losses.............     166,114                152,895
                                         -----------            -----------

Total loans, net........................ $37,731,075            $35,684,651
                                         ===========            ===========

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of Bank's loan portfolio at September 30, 2001. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.


                                               Home Equity
                                               and Second
                           First Mortgage    Mortgage Loans  Consumer      Total
                           --------------    --------------  --------   -----------
Amounts Due:
Within 1 Year..............   $ 3,991,234      $ 941,412     $153,701   $ 5,086,347
                               ----------      ---------     --------    ----------

After 1 year:
  1 to 3 years.............     3,100,385        378,182      250,040     3,728,607
  3 to 5 years.............     1,869,497        600,883      270,491     2,740,871
  5 to 10 years............     7,938,236        563,748      217,301     8,719,285
  10 to 15 years...........    14,478,589        662,693            -    15,141,282
  Over 15 years............     5,153,487              -            -     5,153,487
                             ------------     ----------     --------    ----------

Total due after one year...    32,540,194      2,205,506      737,832    35,483,532
                             ------------     ----------     --------   -----------
Total amount due........... $  36,531,428     $3,146,918     $891,533   $40,569,879
                             ============     ==========     ========   ===========


         The following table sets forth the dollar amount of all loans at September 30, 2001 due after September 30, 2002, which have fixed interest rates and which have floating or adjustable interest rates.



                                                         Floating or
                                        ^^Fixed Rates  Adjustable Rates      Total
                                        -------------  ----------------   -----------

First Mortgage.....................       $32,521,493       $^ 18,701     $32,540,194
Home equity and second mortgage....         2,194,826          10,680       2,205,506
Consumer...........................           581,416         156,416         737,832
                                          -----------        --------     -----------
  Total............................       $35,297,735       $ 185,797    ^$35,483,532
                                           ==========        ========     ===========


         Residential Lending. The Bank's primary lending activity consists of the origination of one- to four-family mortgage loans, the majority of which is secured by property located in Allegheny County, Pennsylvania. The Bank will generally originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, private mortgage insurance for the borrower is required on the amount financed in excess of 80%.

         The Bank originates fixed rate mortgage loans for its own portfolio. The fixed rate mortgage loans have terms of ten to thirty years. The Bank offers a twenty year loan, which is generally not available from other lenders.

         Although the Bank currently originates loans only for its own portfolio, the Bank generally makes its fixed rate mortgage loans to meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC"). The Bank also makes some non-conforming loans in order to meet the needs of its community and customers.

         Substantially all of the Bank's residential mortgages include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing the Bank's single-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Bank requires title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Construction Lending. The Bank originates construction loans for single-family residential properties in the Bank's market area. Construction loans are made to local builders on a speculative basis. Construction loans and the permanent end mortgage loan are made to owners for construction of their primary residences. The Bank generally limits residential construction loans for speculative purposes to not more than two units per builder. At September 30, 2001, the Bank had twenty-one construction loans outstanding with an aggregate balance of approximately $6.2 million, or 15.17% of the total loan portfolio. Of such amount, approximately $2.6 million was undisbursed at September 30, 2001. With a total of approximately $4.1 million in construction loans outstanding at September 30, 2000, the Bank's construction loan portfolio at September 30, 2001 increased by 49% from the prior year end. The Bank made an affirmative decision to aggressively originate construction loans at competitive rates, due to the market demand in its area and the shorter terms and higher rates than are generally available for home mortgages.

         Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. The Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

         Commercial Real Estate Loans. The Bank originates a limited number of commercial real estate mortgage loans, including loans on multi-family dwellings, retail/service space, and other income-producing properties. The Bank requires no less than 20% downpayment or equity for commercial real estate mortgage loans. Typically these loans are made with fixed rates of interest with terms of up to fifteen years. Essentially all of the Bank's commercial real estate loans are within the Bank's market area and all are within Pennsylvania. As of September 30, 2001, the Bank had commercial real estate loans, totalling $2,437,245 or 6.0% of the Bank's total loan portfolio. The Bank's largest commercial real estate loan had a balance of approximately $592,000 on September 30, 2001 and was secured by an office building located in the Bank's market area. At September 30, 2001 the Bank had three other loans totalling approximately $500,000 each, two of which were participations on office buildings, which were originated by a local financial institution.


         Commercial real estate loans, including multi-family loans, generally are considered to entail significantly greater risk than that which is involved with single family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the commercial real ^ estate and the borrower. These risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.


         Home Equity and Second Mortgage Loans. Home equity and second mortgage loans are originated in the Bank's market area and have maturities of up to fifteen years. Outside professionals are generally employed to conduct appraisals for loans over $50,000. At September 30, 2001, the Bank's home equity and second mortgage loans totaled $3.1 million, or 7.8% of total loans.

         Consumer Loans. At September 30, 2001, consumer loans amounted to approximately $900,000 or 2.2% of the Bank's total loan portfolio, most of which are auto loans. Consumer loans also consist of personal loans (unsecured), savings secured loans (share loans) and personal lines of credit. Consumer loans are originated in the Bank's market area and generally have maturities of up to five years. For share loans, the Bank will generally lend up to 90% of the account balance.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. The Bank's president is authorized to approve consumer loan applications up to $10,000. Consumer loans over $10,000 are approved by the Board of Directors.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of September 30, 2001, the Bank's loans to one borrower limit was approximately $786,000. At September 30, 2001, the Bank inadvertently exceeded its loan to one borrower limit with a group of five loans outstanding to a related group of borrowers. The Bank sold participations in some of the loans while others were repaid, and the Bank is currently in compliance with its limit. The increase in the capital of the Bank from this offering will increase its lending limit.

         Loan Originations, Purchases and Solicitation and Processing. The Bank's customary sources of loan applications include repeat customers, real-estate broker referrals, builders and "walk-in" customers. The Bank generally does not purchase loans, except for a few commercial real estate participation interests from local financial institutions secured by real estate in its market area.

         The Bank periodically purchases participation loans from local financial institutions and sells participation interest in loans in connection with commercial real estate loans and construction loans that would otherwise exceed the Bank's loan-to-one-borrower limit. At September 30, 2001, the Bank had approximately $1.5 million, or 3.6% of its total loan portfolio, in purchase participation loans consisting primarily of commercial real estate loans in its market area.

         Loan Commitments. The Bank gives written commitments to prospective borrowers on all residential, commercial and speculative construction real estate loans. Generally, the commitment requires acceptance within thirty days of the date of the issuance. The total amount of the Bank's commitments to extend credit for mortgage and consumer loans as of September 30, 2001, was approximately $276,000, excluding commitments on lines of credit.


         Loan Origination and Other Loan Fees. In addition to interest earned on loans, the Bank sometimes receives loan origination and commitment fees for originating or purchasing certain loans. Except for construction and commercial real estate loans, the Bank generally does not charge loan origination fees or points on loans.


         The Bank also receives other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.


Non-^ Performing Loans and Problem Assets


         Collection Procedures. The borrower is notified by mail when a loan is thirty days delinquent. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and a second collection notice is sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession and foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, the Bank may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and the Bank attempts to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Bank may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of by the Bank. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At September 30, 2001, the Bank held no real estate owned.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 2001, the Bank had approximately $74,000 of loans that were held on a non-accrual basis.

         Non-Performing Assets. The following table provides information regarding the Bank's non-performing loans and other non-performing assets as of the end of each of the last two fiscal years. As of each of the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS 118.^


                                                                 At
                                                             September 30,
                                                      -------------------------
                                                          2001          2000
                                                      -----------      --------
Loans accounted for on a non-accrual basis:
First mortgage loans ............................     $    72,537      $ 67,174
Home equity and second mortgage .................               -        36,495
Consumer loans ..................................           1,542        24,485
                                                      -----------      --------
Total ...........................................     $    74,079      $128,154
                                                      ===========      ========
Accruing loans which are contractually past
 due 90 days or more:
First mortgage loans ............................     $         -      $      -
Home equity and second mortgage .................               -             -
Consumer loans ..................................               -             -
                                                      -----------      --------
Total ...........................................     $         -      $      -
                                                      ===========      ========
Total non-performing loans ......................     $    74,079      $128,154
                                                      ===========      ========
Real estate owned ...............................     $         -      $      -
                                                      ===========      ========
Other non-performing assets .....................     $         -      $      -
                                                      ===========      ========
Total non-performing assets .....................     $    74,079      $128,154
                                                      ===========      ========
Total non-performing loans to net loans .........            0.20%         0.36%
                                                      ===========      ========
Total non-performing loans to total assets ......            0.17%         0.30%
                                                      ===========      ========
Total non-performing assets to total assets .....            0.17%         0.30%
                                                      ===========      ========


         For the year ended September 30, 2001, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $6,927. This amount was not included in the Bank's interest income for the period. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the year ended September 30, 2001 was $1,842.


         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management.

         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At September 30, 2001, the Bank had approximately $57,000 of loans classified as substandard, $74,000 of loans classified as doubtful, and no loans classified as loss.


         As of September 30, 2001, three of the corporate bonds held in the Bank's held to maturity portfolio, with an aggregate original value of $550,000 and an aggregate book value at September 30, 2001 of approximately $542,000, had been downgraded to below investment-grade status. The investment rating of each has fallen below the "BBB" rating. The Bank considers these three bonds as classified assets because each bond had a market value loss at September 30, 2001. The Bank has classified a portion of each bond, equal to the market value, as "substandard." The aggregate market value of the bonds at September 30, 2001 was $488,000. The Bank has classified the market value loss portion as "loss," and that amount totaled $54,000 at September 30, 2001. See Business of Mt. Troy Savings Bank - Securities Portfolio for more information about these classified assets.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects the Bank's evaluation of the losses known and inherent in its loan portfolio that are both probable and reasonable to estimate. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets. The Bank maintains the allowance through provisions for loan losses that are charged to income in the period they are established. The Bank charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         The Bank's evaluation of ^ the adequacy of the allowance for loan losses includes ^ separate review of all loans on which the collectibility of principal may not be reasonably assured. The Bank ^ evaluates all classified loans individually and bases its determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral^ securing the loan. Larger loans, which would generally include multi-family mortgages, other commercial real estate loans and construction loans, are also generally evaluated for impairment individually. The Bank also segregates loans by loan category as part of its allowance evaluation, and evaluates homogenous loans as a group.

Although there may be other factors that ^ also warrant consideration in maintaining an allowance at a level sufficient to provide for probable losses, the Bank considers the following factors in connection with its determination of appropriate loss factors and as part of its overall evaluation of the allowance for loan losses:

          o    its historical loan loss experience;
          o known and inherent risks in the loan portfolio noted in internal analysis of credit quality;
          o general levels of non-performing loans and any expected trends in delinquencies;
          o    changes in loan concentrations by loan category;
          o    the estimated collateral values;
          o    peer group information;

          o    evaluation  of  credit  quality   conducted  in  bank  regulatory
               examinations; and
          o current and anticipated economic and market trends impacting the Bank's lending area.

         In  recent   years,   the  Bank's   charge-offs   have  been  low  and,
consequently, additions to the allowance have been more reflective of other factors.


         This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. Although the Bank believes that it has established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OTS as an integral part of its examination process, periodically reviews the Bank's loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require the Bank to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on its review of information available at the time of the examination, which would negatively affect the Bank's earnings.

         It is the Bank's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Bank maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:

                                                                        At
                                                                    September 30,
                                                            -----------------------------
                                                                2001             2000
                                                            ------------     ------------

Allowance balance (at beginning of period) ..............   $    152,895     $    152,245
                                                            ------------     ------------
Provision for loan losses ...............................         18,000           18,000
                                                            ------------     ------------
Charge-offs:
  First mortgage ........................................              -            9,295
  Home equity and second mortgage .......................              -                -
  Consumer ..............................................          4,917            8,055
                                                            ------------     ------------
Total charge-offs .......................................          4,917           17,350
Recoveries ..............................................            136                -
                                                            ------------     ------------
Net (charge-offs) recoveries ............................         (4,781)         (17,350)
                                                            ------------     ------------
Allowance balance (at end of period) ....................   $    166,114     $    152,895
                                                            ============     ============

Total loans outstanding .................................   $ 40,569,879     $ 37,772,462
                                                            ============     ============
Average loans outstanding ...............................   $ 38,776,998     $ 36,817,264
                                                            ============     ============
Allowance for loan losses as a percent of total loans
   outstanding ..........................................           0.41%            0.40%
                                                            ============     ============
Net loans charged off as a percent of average loans
   outstanding ..........................................           0.01%            0.05%
                                                            ============     ============

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Bank's allowance for loan losses by collateral and the percent of loans in each category to total loans receivable, net, at the dates indicated. Management determines the allocation of the Bank's allowance for loan losses based on its assessment of the risk characteristics of each loan category. The change in allocation of the allowance from period to period also reflects the relative balances at year end of each loan category. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The allocation is subject to change as management's assessment of the risk characteristics of each loan category may change from time to time.


                                                        At September 30,
                                       --------------------------------------------------
                                               2001                      2000
                                       -------------------------   ----------------------
                                                     Percent of              Percent of
                                                      Loans to                Loans to
                                          Amount    Total Loans    Amount    Total Loans
                                          ------    -----------    ------    -----------
At end of period allocated to:
First mortgage......................... $144,213        90.05%   $ 90,931        89.16%
Home equity and second mortgage........   14,470         7.76      19,173         8.42
Consumer...............................    7,431         2.20      42,791         2.42
                                        --------       ------    --------       ------
Total allowance........................ $166,114       100.00%   $152,895       100.00%
                                        ========       ======    ========       ======

Investment Activities

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets, including United States Government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

         The Bank does not currently use or maintain a trading account. Debt and equity securities not classified as "held to maturity" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. The Bank consults with an outside investment advisor in managing its investment portfolio.

         All of the Bank's securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, the Bank's liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on the Bank's credit and interest rate risk and risk-based capital is also considered. The Bank purchases securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

         The investment policy of the Bank, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Bank's lending activities. Generally, the Bank's investment policy is to invest funds in various categories of securities and maturities based upon the Bank's liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. The Board of Directors reviews the Bank's securities portfolio on a monthly basis.


         The Bank's securities classified as held to maturity totaled approximately $2.5 million at September 30, 2001, and consisted primarily of approximately $900,000 in municipal obligations and approximately $1.4 million corporate bond obligations. The Bank's securities classified as available-for-sale totaled $2.4 million at September 30, 2001, including approximately ^ $795,000 in municipal obligations. See Notes B, C, D and E of the notes to the financial statements.


         The Bank does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Bank does not invest in securities which are not rated investment grade.

         The various obligations held in the Bank's securities portfolio have varying characteristics as to rate, maturity and call provisions. Callable securities totaled approximately $2.1 million at September 30, 2001, and the Bank's investment yield could be reduced if these securities are called prior to maturity.

         Mortgage-backed Securities. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities secured by one- to four-family mortgages.

         The mortgage originators use intermediaries (generally United States Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as the Bank receiving the principal and interest payments on the mortgages. Such United States Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The Bank's mortgage-backed securities consist primarily of securities issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

         At September 30, 2001, the Bank's mortgage-backed securities totaled $542,000. For information regarding the maturities of the Bank's mortgage-backed securities, see Notes C and E of the notes to the financial statements.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with and without prepayment penalties.

         Other Securities. Other securities held by the Bank at September 20, 2001 consist of equity securities including FHLMC/FNMA stock totalling approximately $380,000, mortgage securities mutual fund investments totalling approximately $281,000 and a $312,600 investment in FHLB of Pittsburgh common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of Pittsburgh, ownership of FHLB of Pittsburgh common shares is required. The other equity securities provide diversification and complement the Bank's overall investment strategy.

Securities Portfolio


         The following table sets forth the carrying value of the Bank's securities portfolio at the dates indicated. ^


                                                       At September 30,
                                                    -----------------------
                                                       2001         2000
                                                    ----------   ----------
Securities Held to Maturity:
----------------------------
Government National Mortgage Association ........   $  213,405   $  284,793
Federal Home Loan Mortgage Corporation ..........        6,515        9,971
Federal National Mortgage Association ...........        3,611        4,502
Municipal bonds .................................      907,837      496,694
Corporate bonds .................................    1,385,874    1,191,706
                                                    ----------   ----------
  Total Securities held to maturity .............    2,517,242    1,987,666
                                                    ----------   ----------

Securities available for sale (at fair value):
U.S. Government and government agency obligations      200,702      511,895
Federal Home Loan Mortgage Corporation ..........      116,053      138,241
Government National Mortgage Association ........      200,778      242,138
Municipal bonds .................................      795,209    1,024,653
Mortgage securities mutual fund .................      264,223      340,478
Certificates of deposit .........................      414,444      593,561
FHLMC/FNMA stock ................................      384,818      108,126
                                                    ----------   ----------
 Total securities available for sale ............    2,376,227    2,959,092
                                                    ----------   ----------
 Total ..........................................   $4,893,469   $4,946,758
                                                    ==========   ==========

         ^ As of September 30, 2001, three of the corporate bonds held in the Bank's held to maturity portfolio, with an aggregate original value of $550,000 and an aggregate book value at September 30, 2001^ of approximately $542,000, had been downgraded to below investment-grade status. Because all scheduled payments have been made on time and no interest payments have been missed and because management has determined that the market value loss on these bonds should not been considered other than temporary, the decline in market value resulting from the downgrade is not reflected in the Bank's financial statements. Set forth below is the information related to these bonds as of September 30, 2001.

Issuer                Rating    Maturity Date   Book Value      Market   Market Loss
------                ------    -------------   ----------      ------   -----------

Greentree Financial      B-       9/26/02         $198,079    $189,000       $ 9,079
===================   =====       =======         ========    ========       =======
Freeport McMoran         B+       2/15/08          246,404     210,000        36,404
================      =====       =======          =======     =======        ======
Sola International       BB       3/15/08           97,923      89,000         8,923
==================    =====       =======           ======      ======         =====


         Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolio at September 30, 2001. Average yields on tax exempt obligations have not been computed on a tax equivalent basis. Securities with no maturity date (mutual funds and FHLMC/FNMA stock) have not been included in the following table.

                                                             At September 30, 2001
                         ------------------------------------------------------------------------------------------------------
                         One Year or Less  One to Five Years  Five to Ten Years More than Ten Years Total Investment Securities
                         ----------------- -----------------  ----------------- ------------------- ---------------------------
                         Carrying  Average Carrying Average   Carrying  Average  Carrying  Average  Carrying Average    Market
                          Value     Yield   Value    Yield      Value    Yield     Value    Yield     Value   Yield     Value
                         -------   ------- -------  -------    -------  -------  --------  -------   ------- -------   ------
                                                             (Dollars in thousands)
U.S. government
    agency
    securities........   $      -    0.00%  $    -      0.00%   $    -     0.00%   $  200    6.57%   $  200    6.57%   $  201

Mortgage-backed
    securities........          -     0.00      38      8.40        78     8.97       407    8.00       523    8.17       543

Corporate bonds.......        448     6.81     292      6.28       546     7.84       100    7.00     1,386    6.91     1,334

Municipal bonds.......          -     0.00       -      0.00       674     4.81     1,009    5.21     1,683    5.05     1,716

Other.................        100     7.10     300      6.84         -     0.00         -    0.00       400    6.90       414
                         --------           ------              ------             ------            ------            ------

  Total...............   $    548     6.86% $  630      6.68%   $1,298     6.33%   $1,716    6.14%   $4,192    6.37%   $4,208
                         ========     ====  ======      ====    ======     ====    ======   =====    ======    ====    ======

Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the FHLB) are also periodically used to supplement the amount of funds for lending and investment. At September 30, 2001, the Bank had no borrowings.

         Deposits. The Bank's current deposit products include certificates of deposit accounts ranging in terms from three months to five years as well as checking, savings, money market, club accounts and individual retirement accounts ("IRAs"). Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate. A majority of deposits are in fixed-term, market-rate certificate accounts.

         Deposits are obtained primarily from residents of Allegheny County. The Bank uses traditional methods of advertising to attract new customers and deposits, including print media, direct mail and inserts included with customer statements. The Bank does not utilize the services of deposit brokers. The Bank occasionally offers premiums or incentives for opening accounts.


         The Bank pays interest on its deposits which are generally competitive in its market. The determination of interest rates is based upon a number of factors, including: (1) the Bank's need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) the Bank's current cost of funds and its yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB. Interest rates are reviewed and set by the President and the Board of Directors ^ at semi-monthly meetings.


         The Bank has a majority percentage of certificates of deposit in its deposit portfolio (55.5% at September 30, 2001). The Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. However, the need to retain these time deposits could result in an increase in the Bank's cost of funds.

         Deposits in the Bank as of September 30, 2001, were represented by various types of savings programs described below.

                                                  Balance at      Percentage of
Category                    Interest Rate(1)  September 30, 2001  Total Deposits
--------                    ----------------  ------------------  --------------

NOW Accounts (2)                   2.21%           $ 6,415,613         16.4%
Savings Accounts                   3.29             10,846,583         27.8

Certificates of Deposit(3):
3.00-3.99%                         3.30                 85,418          0.2
4.00-4.99%                         4.42              5,947,183         15.2
5.00-5.99%                         5.40              5,671,534         14.6
6.00-6.99%                         6.22              7,953,139         20.4
7.00-7.99%                         7.29              2,118,188          5.4
                                                   -----------       ------
                                                   $39,037,658       100.00%
                                                    ==========       ======
---------------
(1)  Weighted average rate as of September 30, 2001.
(2)  Includes money market accounts.
(3) Includes jumbo certificates of deposit of $4.6 million. See table of maturities of certificates of deposit of $100,000 or more.

         The following table sets forth the aggregate maturities of certificates of deposit at September 30, 2001.


             2002................          $11,977,015
             2003................            5,942,341
             2004................            1,984,874
             2005................              985,093
             2006................              886,139
                                           -----------
               Total                       $21,775,462
                                           ===========

         The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2001.


                                                     Certificates
Maturity Period                                       of Deposit
---------------                                       ----------
Within three months............................       $  905,000
Three through six months.......................          524,184
Six through twelve months......................          417,250
Over twelve months.............................        2,722,472
                                                       ---------
                                                      $4,568,906

         Borrowings. Deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. The Bank, as the need arises or in order to take advantage of funding opportunities, borrows funds in the form of advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the Bank's stock in the FHLB and a portion of the Bank's residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. Government. The Bank has a line of credit for $4.0 million from the FHLB, maturing February 27, 2002 with an interest rate of 3.56% at September 30, 2001. The Bank had draws of $0 and $1,450,000 on this line of credit at September 30, 2001 and 2000, respectively. See Note J of the notes to the financial statements.

         The following table sets forth certain information regarding Bank's borrowed funds.


                                             Year Ended September 30,
                                            -------------------------
                                                       2001          2000
                                                   ----------    ----------
      FHLB Advances:
      Average balance outstanding ............     $  128,000    $2,151,000
      Maximum amount outstanding
        at any month-end during the period....        650,000     3,150,000
      Balance outstanding at end of period....              -     1,450,000
      Weighted average interest rate
        during the period ....................           6.25%         5.95%
      Weighted average interest rate
        at end of period .....................             - %         6.77%

Subsidiary Activity

         The Bank is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank has one subsidiary, which is not active.

Personnel

         As of September 30, 2001, the Bank had nine full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.

Properties and Equipment


         The Bank's main office is located at 2000 Mt. Troy Road, Pittsburgh, Pennsylvania. The Bank also conducts its business through a full-service branch office located at 1930 Spring Garden Avenue, Pittsburgh, Pennsylvania. The Bank's branch office is located inside a ^ Shop'n Save supermarket. The Bank uses an outside service company for its data processing.


         The following table sets forth the location of the Bank's main office and branch office, the year the offices were opened and the net book value of each office and its related equipment.


                                                                 Net Book
                      Year Facility        Leased or             Value at
Office Location           Opened             Owned          September 30, 2001
---------------           ------             -----          ------------------


Main Office                1973              Owned               $231,000
Branch Office              1976             Leased                $12,000

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at September 30, 2001 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of the Bank and Reserve Bancorp, Inc. after the conversion. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. The Bank and Reserve Bancorp, Inc. operate in a highly regulated industry. The U.S. government could adopt regulations or enact laws which restrict the operations of the Bank and/or Reserve Bancorp, Inc. or impose burdensome requirements upon one or both of them. This could reduce the profitability of the Bank and Reserve Bancorp, Inc. and could impair the value of the Bank's franchise which could hurt the trading price of Reserve Bancorp, Inc. common stock.

Financial Modernization Legislation

         The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "GLB Act") repealed the prohibitions against bank affiliations with securities and insurance firms. The GLB Act authorizes qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The GLB Act defines financial in nature to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities, and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.


         The GLB Act repeals the "unitary savings and loan holding company exemption" from the restrictions imposed by the Home Owners' Loan Act on the business activities of savings and loan holding companies. As a result, any savings and loan holding company formed after May 4, 1999, such as Reserve Bancorp, Inc., will be subject to statutory and regulatory restrictions on its business activities. See ^ Regulation - Regulation of Reserve Bancorp, Inc. ^- Activities Restrictions.^

         In addition, the GLB Act imposes significant new financial privacy obligations and reporting requirements on all financial institutions, including federal savings banks. Specifically, the statute, among other things, requires financial institutions (a) to establish privacy policies and disclose them to customers both at the commencement of a customer relationship and on an annual basis and (b) to permit customers to opt out of a financial institution's disclosure of financial information to nonaffiliated third parties. The federal financial regulators, including the OTS, have promulgated final regulations implementing these provisions, which ^ became effective July 1, 2001.


         Furthermore, the GLB Act also enacts significant changes to the Federal Home Loan Bank System. The GLB Act expands the permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri- businesses. The GLB Act also makes membership in a regional Federal Home Loan Bank voluntary for federal savings banks.

Regulation of Reserve Bancorp, Inc.


         General. Upon completion of the conversion, Reserve Bancorp, Inc. will become a savings and loan holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Reserve Bancorp, Inc. will be required to register as a ^ savings and loan holding company and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Reserve Bancorp, Inc. and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to the Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of you, as stockholders of Reserve Bancorp, Inc.


         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, Reserve Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company under the GLB Act following the conversion. As a result, Reserve Bancorp, Inc. and its non-savings institution subsidiaries, if any exist in the future, will be subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the GLB Act, the nonbanking activities of Reserve Bancorp, Inc. will be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of the Bank unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. Reserve Bancorp, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Reserve Bancorp, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of Reserve Bancorp, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.


Regulation of Mt. Troy Savings Bank

         General. As a federally chartered, SAIF-insured savings bank, Mt. Troy Savings Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. Mt. Troy Savings Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate allowance for loan losses.

         The OTS regularly examines Mt. Troy Savings Bank and prepares reports to Mt. Troy Savings Bank's Board of Directors on deficiencies, if any, found in its operations. Mt. Troy Savings Bank's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of Mt. Troy Savings Bank's mortgage documents.

         Mt. Troy Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on Reserve Bancorp, Inc. and Mt. Troy Savings Bank, and their operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund (the "BIF") insures the deposits of commercial banks and the SAIF ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The FDIC has set the annual deposit insurance assessment rates for SAIF-member institutions for the first six months of 2000 at 0% of insured deposits for well-capitalized institutions with the highest supervisory ratings to .027% of insured deposits for institutions in the worst risk assessment classification. The assessment rate for most savings institutions, including Mt. Troy Savings Bank, is currently 0%.


         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.


         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For Mt. Troy Savings Bank's compliance with these regulatory capital standards, see ^ Historical and Pro Forma Capital Compliance.^


         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.


         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain nonwithdrawable accounts and pledged deposits of mutual savings banks ^. Mt. Troy Savings Bank does not have any nonwithdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and nonmortgage servicing rights and purchased credit card relationships.

Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "nonincludable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.


         The risk-based capital standard for savings institutions requires the maintenance of total ^ capital of 8% of risk-weighted assets. ^ Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. ^ For purposes of determining total capital, a savings institution's ^ assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.


         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.


         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and Mt. Troy Savings Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Prompt Corrective Regulatory Action. Under the OTS Prompt Corrective Action regulations, the OTS is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within forty-five days of the date an institution receives notice that it is"undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.


         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.


         A savings institution that is a subsidiary of a savings and loan holding company, such as Mt. Troy Savings Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations.

         Mt. Troy Savings Bank will be required to file a capital distribution notice or application with the OTS before paying any dividend to Reserve Bancorp, Inc. However, capital distributions by Reserve Bancorp, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.


         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.


         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. Mt. Troy Savings Bank met the QTL test as of September 30, 2001 and in each of the last twelve months and, therefore, qualifies as a QTL.


         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.


         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including Mt. Troy Savings Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch by Mt. Troy Savings Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS. Mt. Troy Savings Bank received a "satisfactory" overall rating in its most recent CRA examination.

         Federal Home Loan Bank System. Mt. Troy Savings Bank is a member of the FHLB of Pittsburgh, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, Mt. Troy Savings Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.


         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.


         Reserve Bancorp, Inc. may exclude from its income 100% of dividends received from Mt. Troy Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         Mt. Troy Savings Bank's federal income tax returns have not been audited by the IRS during the past five years.


State Taxation


         Pennsylvania imposes an income tax of approximately 11.5% of net income as computed under generally accepted accounting principles.

         Mt. Troy Savings Bank's state income tax returns have not been audited during the past five years. For additional information, see Note L of the notes to the financial statements.


                                   MANAGEMENT


Directors and ^ Officers of the Bank


         The Bank's Board of Directors is composed of five members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Reserve Bancorp, Inc.'s proposed articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible, with approximately one-quarter of the directors elected each year. Reserve Bancorp, Inc. will have the same directors as the Bank. The Bank's and Reserve Bancorp, Inc.'s officers are elected annually by the Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and officers of the Bank, all of whom will continue to serve in the same capacities at the Bank after the conversion.


                                         Age at                                                               Current
                                     September 30,                                           Director          Term
              Name                        2001                      Position                   Since        Expires (1)
--------------------------------          ----         ---------------------------------- --------------    -----------
David P. Butler                           ^ 63         Chairman                                1975            2002
                                          = ==
Louis J. Slais                             81          Vice Chairman                           1976            2003
Richard A. Sinewe(2)                       61          President^ and Director                 1996            2004
                 ===                                            =
Fred L. Maitz, Jr.                         53          Director                                1986            2004
Robert B. Shust(2)                         63          Secretary and Director                  1992            2002
               ===
Timothy Schneider                          41          Director                                2002          ^ 2002
=================
Robert B. Kastan (2)                       41          Treasurer/Controller                    N/A              N/A
Debra S. Lafferty (3)                      42          Vice President - Lending                N/A              N/A


                                         Age at                                                               Current
                                     September 30,                                           Director          Term
              Name                        2001                      Position                   Since        Expires (1)
--------------------------------          ----         ---------------------------------- --------------    -----------

Diane L. Edgar (3)                         40          Assistant Vice President                N/A              N/A
                                                       and Assistant Secretary
Celeste P. Templin (3)                     46          Assistant Vice President                N/A              N/A


-------------------
^(1) The terms for directors of Reserve Bancorp,  Inc. will be the same as those of the Bank, except that Mr. Butler's term will expire in 2005.
(2)  Such individual will also serve as an officer of Reserve Bancorp, Inc.
(3) Such individual will continue as an officer of the Bank but will not be an officer of Reserve Bancorp, Inc.


         The business experience of each director and officer of the Bank is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.


         David P. Butler has been a director of the Bank since 1975 and has served as Chairman since 1994. He was a senior engineer with Westinghouse Electric Corp until his retirement in ^ 1997.


         Louis J. Slais has been a director of the Bank since 1976 and serves as Vice Chairman. He is retired. Prior to his retirement, Mr. Slais was the president of the Pittsburgh Brewing Company.


         Richard A. Sinewe ^ has been President of the Bank since 1994. He has served as a director of the Bank since 1996. Mr. Sinewe has been employed by the Bank since 1989.


         Fred L. Maitz, Jr. has been a director of the Bank since 1987. He is the business manager of North Catholic High School in Pittsburgh, Pennsylvania.


         Robert B. Shust has been a director of the Bank since 1992 and serves as Secretary and Vice Chairman of the Bank. He is an attorney with the Tener, Van Kirk, Wolf & Moore in Pittsburgh, Pennsylvania.

         Timothy Schneider has been a director of the Bank since 2002. He is a certified public accountant and a partner with the accounting firm of Henry Rossi & Co.


         Robert B. Kastan has been the Treasurer/Controller of the Bank since 1997, and has been employed by the Bank since 1995.

         Debra S. Lafferty is the Vice President of Lending for the Bank and has been employed by the Bank since 1978.

         Diane L. Edgar has been the Assistant Vice President and Assistant Secretary of the Bank since 1999, and has been employed by the Bank since 1984.

         Celeste P. Templin is the manager of the Bank's branch office. She has served as an Assistant Vice President of the Bank since 1998, and has been employed by the Bank since 1990.

Meetings and Committees of the Board of Directors of the Bank

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board generally meets twice a month. During the year ended September 30, 2001, the Board of Directors met twenty-four times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended September 30, 2001. The Bank has a standing audit committee, as well an asset/liability management committee, a personnel committee, a lending committee, a CRA committee and a compliance committee.

Director Compensation

         Board Fees. Each director is paid a monthly fee of $775. The Chairman and Secretary receive additional yearly fees of $700. Directors do not receive compensation for attending committee meetings. The total fees paid to the directors for the year ended September 30, 2001 were approximately $40,000. Directors who also serve as employees of the Bank do not receive compensation as board members.


         Director Retirement Program ("DRP"). We have a DRP which provides retirement benefits to our directors based upon the number of years of service to ^ the Board and after they attain the age of 65. Upon retirement, a director would receive a monthly payment for a period of time or until death. ^ In the event there is a change in control, all directors would be entitled to receive ^ benefits as though retirement occurred on the day prior to the change of control date.


Executive Compensation


         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our ^ president for the year ended September 30, 2001. No ^ officer received a total annual salary and bonus in excess of $100,000 during the reporting period.



                                             Annual Compensation
                                          -------------------------------
                               Fiscal                        Other Annual    All Other
Name and Principal Position    Year (1)   Salary  Bonus      Compensation  Compensation (2)
---------------------------    --------   ------  -----      ------------  ----------------
Richard A. Sinewe, President   ^ 2001    $80,000  $3,300      ^ $1,800(3)      $2,454
                               =                              =

------------------

(1) Summary compensation information is excluded for the fiscal years ended September 30, 2000 and 1999, as Mt. Troy Savings Bank was not a public company during those periods.
(2)      Consists of Bank's contribution under 401(k) Plan.
(3)      Consists of payment in lieu of health care benefit.



         Change in Control/Employment Agreements. The Board of Directors may enter ^ into an employment agreement ^ or change in control agreement with the Bank's president and its treasurer/controller. It is anticipated that such agreements, if they are entered into, would provide that if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired and the officer's employment is terminated, he will receive a cash severance payment. Such severance payment would in no event exceed 2.999 times the terminated officer's prior five year average taxable compensation. ^ The actual details of such agreements have not yet been determined. Under such agreements, if a severance payment had been made ^ as of September 30, 2001, the payment ^ to the president and to the treasurer/controller would have been no greater than approximately $_________ and $__________, respectively. The agreements would have a term of not more than three years and may be renewable annually by the Board of Directors upon a determination of satisfactory performance within the ^

Board's sole discretion. The agreements would be terminable by the Bank for "just cause" as defined in the agreements. Any payments under the agreements would be an expense to us and would result in reductions to our net income and capital.

^ Employee Stock Ownership Plan

         We have established an employee stock ownership plan for the exclusive benefit of participating employees of the Bank, to be implemented after the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.


         The employee stock ownership plan is to be funded by contributions made by the Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The employee stock ownership plan intends to borrow funds from Reserve Bancorp, Inc. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Our contributions to the employee stock ownership plan are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Savings Plan. As a result, benefits payable under this plan cannot be estimated.

         The Board of Directors has appointed the non-employee directors to a committee that will administer the plan and to serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.


401(k) Savings Plan^


The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan in the first month following their 21st birthday and completion of twelve months of service to the Bank. Under the 401(k)

Plan, employees may voluntarily elect to defer between 0% and 15% of compensation, not to exceed applicable limits under the Code. In calendar year 2001, employees could defer up to $10,500. In addition, the Bank may contribute an annual discretionary contribution to all participants under the 401(k) Plan. In calendar year 2001, such Bank contribution was equal to ^ 50% of the first 6% of compensation contributed by employees to their accounts and a declared bonus award. Employee and matching contributions are immediately 100% vested under the 401(k) Plan. The 401(k) Plan will permit voluntary investments of plan assets by participants in this offering of Reserve Bancorp, Inc. common stock.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See ^ Management - Employee Stock Ownership Plan.^


Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and officers within one year after the conversion. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted within one year of the conversion will require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Reserve Bancorp, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plans would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         Restricted Stock Plan. Following the offering, we also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in Reserve Bancorp, Inc. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors. Any plan adopted within one year of the conversion would require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations.

         We expect to contribute funds to stock programs to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the stock programs may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs.

         Restrictions on Stock Benefit Plans. OTS regulations provide that if we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, the plans must comply with the following restrictions:

o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion;
o for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital);
o the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% management recognition plan);
o no individual employee may receive more than 25% of the available awards under the option plan or a restricted stock plan;
o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;
o all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of Reserve Bancorp, Inc.'s stockholders held no earlier than six months following the conversion;
o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;
o for restricted stock plans, no stock issued in a mutual-to-stock conversion may be used to fund the plan; and
o neither stock option awards nor restricted stock awards may vest earlier than 20% per year commencing one year after stockholder approval, and vesting may be accelerated only in the case of disability or death, or if not inconsistent with applicable OTS regulations in effect at the time, in the event of a change in control.

Transactions with Management and Others


         No directors, ^ officers or their immediate family members were engaged in transactions with the Bank or any subsidiary involving more than $60,000 (other than through a loan) during the year ended September 30, 2001. Furthermore, the Bank had no "interlocking" relationships in which (1) any ^ officer is a member of the board of directors of another entity with an ^ officer who is a member of the Bank's Board of Directors, or where (2) any ^ officer is a member of the compensation committee of another entity, one of whose ^ officers is a member of the Bank's Board of Directors.

         The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and are also made on substantially the same terms and conditions, other than a 1% discount on the interest rate paid while the person remains an employee, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features. As of September 30, 2001, the aggregate principal balance of loans outstanding to all directors^ and officers ^ was approximately $339,000. The Bank periodically makes loans to Maitz Construction Company. The Construction Company is owned by the brother of Bank director Fred L. Maitz, Jr. As of September 30, 2001, the aggregate balance of the final outstanding loan to Maitz Construction was $436,000. All loans made to Maitz Construction were made on the same terms and conditions available to the general public.

                                 THE CONVERSION


         The Board of Directors of Mt. Troy Savings Bank has adopted the plan authorizing the conversion and the offering, subject to the approval of the OTS and of the members of the Bank and the satisfaction of certain other conditions. OTS approval does not constitute a recommendation or endorsement of the plan by the OTS.


General


         On November 7, 2001, the Board of Directors of Mt. Troy Savings Bank adopted the plan of conversion and stock issuance, pursuant to which the Bank proposes to reorganize from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly owned subsidiary of Reserve Bancorp, Inc. Concurrently with the conversion, Reserve Bancorp, Inc. will sell its common stock in the offering to the Bank's members and, if necessary, the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the conversion and offering. After we receive all the required approvals from the government agencies that regulate us, the approval of the plan by the Bank's members and the satisfaction of all other conditions precedent to the conversion, the Bank will effect the conversion by exchanging its federal mutual savings institution charter for a federal stock savings institution charter and becoming a wholly owned subsidiary of Reserve Bancorp, Inc., and having the depositors of the Bank receive liquidation interests in the federal stock savings institution as they have in the Bank before the conversion. See ^ The Conversion - Description of the Conversion. ^ On the effective date, Reserve Bancorp, Inc. will commence business as Reserve Bancorp, Inc., a savings and loan holding company, and the Bank will commence business as a federally chartered stock savings bank. The conversion will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.

         For  additional   information   concerning  the  offering,  see  ^  The
Offering.^


Purposes of the Conversion


         The Board of Directors of Mt. Troy Savings Bank has determined that the conversion is in the best interest of the Bank and has several business purposes for the conversion.


         The conversion will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Bank as a capital stock savings institution subsidiary of Reserve Bancorp, Inc. will permit Reserve Bancorp, Inc. to issue stock, which is a source of capital not available to mutual savings institutions. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any opportunities, Reserve Bancorp, Inc. will be in a position after the conversion and offering, subject to regulatory limitations and Reserve Bancorp, Inc.'s financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise.

         Reserve Bancorp, Inc. is offering for sale its common stock in the offering at an aggregate price based on an independent appraisal. The proceeds from the sale of common stock of Reserve Bancorp, Inc. will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The ability of Reserve Bancorp, Inc. to sell stock also will enable Reserve Bancorp, Inc. and the Bank to increase capital in response to the changing capital requirements of the OTS. While the Bank currently meets or exceeds all regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the conversion and offering, Reserve Bancorp, Inc. may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Bank's future capital position.

         The ability of Reserve Bancorp, Inc. to issue stock will enable it in the future to establish stock benefit plans for management and employees of Reserve Bancorp, Inc. and the Bank, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         Reserve Bancorp, Inc. will also be able to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any borrowings or debt issuance may be contributed to the Bank as core capital for regulatory capital purposes. Reserve Bancorp, Inc. has not made a determination to borrow funds or issue debt at the present time.

Description of the Conversion

         After receiving all of the required approvals from the government agencies that regulate us and the ratification of the plan of conversion by the Bank's members, the conversion will be completed. After the conversion, the legal existence of the Bank will not terminate, the converted stock bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Bank. The Bank will possess, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

         The foregoing description of the conversion is qualified in its entirety by reference to the plan and the charter and bylaws of the Bank and Reserve Bancorp, Inc. to be effective after the conversion.

Effects of the Conversion

         General. The conversion will not have any effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the conversion, the Bank will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the conversion will continue as an account holder in the Bank after the conversion, and the conversion will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion. See ^ The Conversion - Effects of the Conversion - Voting Rights ^ and ^- Liquidation Rights ^ below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of the Bank.


         Voting Rights. As a federally chartered mutual savings institution, the Bank has no authority to issue capital stock and thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank. The Directors are elected by the Bank's members. Holders of qualifying deposits in the Bank are members of the Bank. In the consideration of all questions requiring action by members of the Bank, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Each borrower as of January 1, 1993 has one vote for the period of time that such borrowing is in existence. No member may cast more than 1,000 votes.

         After the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Tax Effects. We have received an opinion from our counsel, Malizia Spidi & Fisch, PC, on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides that:

          o the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion;
          o no gain or loss will be recognized by us upon the receipt of money from Reserve Bancorp, Inc. for our stock, and no gain or loss will be recognized by Reserve Bancorp, Inc. upon the receipt of money for the shares;
          o no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; and

          o provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of the shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights in that they are not deemed to have any ascertainable market value based upon the valuation analysis presented to the Board of Directors by FinPro.

         The Board of Directors has received a valuation analysis^ from FinPro which concludes that the subscription rights will not have any ^ market value at the time the rights are distributed or at the time the shares are purchased. FinPro's ^ analysis is based on the fact that the subscription rights:


          o    are given to the recipients without payment;
          o    may not be sold or transferred;
          o    are good only for a short time; and

          o give the recipients only the right to purchase shares at a price equal to the estimated fair market value, which will be the same price at which shares would be sold in a community offering or public offering, if such an offering occurs.

         If the subscription rights were determined to have ^ any market value, receipt of the subscription rights would be taxable in an amount equal to that value. The opinion of Malizia Spidi & Fisch, PC relies in part on the ^ valuation analysis of such subscription rights presented by FinPro.


         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia Spidi & Fisch, PC that the conversion will be treated for Pennsylvania state tax purposes similar to the treatment of the conversion for federal tax purposes.


         Unlike a private letter ruling from the IRS, the opinions of Malizia Spidi & Fisch, PC and the valuation analysis of FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions or analyses would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders,
Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have ^ any market value. If the subscription rights are determined to have ^ any market value, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members may be determined to have taxable income based upon that value.


         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to share in a distribution of our assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.


         The ^ Bank's plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The liquidation account will be maintained as a separate account at Mt. Troy Savings Bank.

         Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in us on the qualifying date, September 30, 2000. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, December 31, 2001. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (September 30) is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. ^ Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual's interest in and the total amount held in the liquidation account will never be increased despite any increase in ^ deposit ^ accounts after the respective qualifying dates.

         The Bank's plan of conversion requires the liquidation account to be established in an amount equal to its net worth as of the latest practicable date prior to conversion, which will most likely be the net worth disclosed in the financial statements included in this prospectus. At September 30, 2001, this amount was approximately $5.2 million.


         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which the Bank, in its converted form, is not the surviving institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Accounting Consequences

         The conversion will be accounted for in a manner similar to a pooling-of-interests under GAAP. This means that the carrying value of the Bank's assets, liabilities, and capital will be unaffected by the conversion and will be reflected in Reserve Bancorp, Inc.'s and the Bank's financial statements based on their historical amounts.

Conditions to the Conversion

         Before we can complete the conversion, we must receive all the required approvals or non-objections from the OTS. The receipt of these approvals or non-objections from the OTS does not constitute a recommendation or endorsement of the plan or conversion by the OTS. Completion of the conversion also is subject to ratification of the plan by a majority of the total votes of depositors at a special meeting called for the purpose of approving the plan. The Board of Directors may decide to complete the conversion without forming a holding company.

Amendment or Termination of the Plan of Conversion

         If determined to be necessary or desirable by the Board of Directors of the Bank, the plan may be amended by a two-thirds vote of the Bank's Board of Directors, with the concurrence of the OTS, at any time prior to or after submission of the plan to members of the Bank for ratification. The plan may be terminated by the Board of Directors of the Bank at any time prior to or after ratification by the members, by a two-thirds vote with the concurrence of the OTS.

                                  THE OFFERING

General

         Concurrently with the conversion, we are offering between a minimum of 446,250 shares and an anticipated maximum of 603,750 shares of common stock in the offering (subject to adjustment to up to 694,313 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, eastern time, on March __, 2002 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.


         Subscription funds may be held by Mt. Troy Savings Bank for up to 45 days after the last day of the subscription offering in order to complete the conversion and offering and thus, unless waived by Mt. Troy Savings Bank, all orders will be irrevocable until May __, 2002. In addition, the conversion and offering may not be completed until Mt. Troy Savings Bank receives approval from the OTS. Approval by the OTS is not a recommendation of the conversion or offering. Completion of the conversion and offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the conversion and offering are not completed by May __, 2002, 12:00 noon, eastern time, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at Mt. Troy Savings Bank's regular savings account rate and all withdrawal authorizations will be canceled.


         We may cancel the offering at any time, and if we do, orders for common stock already submitted would be canceled.


           In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the conversion and offering, subscription funds received by Mt. Troy Savings Bank will be invested only in investments permissible under Rule 15c2-4.


Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on September 30, 2000 with deposits of at least $50.00);

o    the employee stock ownership plan;

o Supplemental Eligible Account Holders (depositors at the close of business on December 31, 2001 with deposits of at least $50.00); and

o Other Members: depositors as of __________, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on __________, 2002.


         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and a public offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve the widest distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons:


         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering; subject to the overall limitations described under " - Limitations on Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on September 30, 2000, whose subscriptions remain unfilled. Subscription rights received by ^ officers and directors, based on their increased deposits in Mt. Troy Savings Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.


         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on December 31, 2001, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

         Priority 4: Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each Other Member (depositors as of __________, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on __________, 2002) who is not an Eligible or Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.


         State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which Mt. Troy Savings Bank members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which:


o a small number of persons otherwise eligible to purchase shares under the plan reside in that state or foreign country; or


o the offer or sale of shares of common stock to these persons would require us or Mt. Troy Savings Bank or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in that state or foreign country; or


o registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions  on Transfer of Subscription  Rights and Shares.  The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

         Reserve Bancorp, Inc. and Mt. Troy Savings Bank will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.


         Expiration Date. The subscription offering will expire at 12:00 noon, eastern time, on March __, 2002, unless it is extended, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.


Community Offering and Public Offering

         Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 12,500 shares, or $125,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Allegheny County, Pennsylvania. We will attempt to issue common stock in a manner that would promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.


         Public Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a public offering on a best-efforts basis conducted through Trident Securities in accordance with such terms, conditions and procedures as may be determined by the Boards of Directors of Reserve Bancorp, Inc. and Mt. Troy Savings Bank. A syndicate of broker-dealers (selected dealers) may be formed to assist in the public offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

         Orders received in connection with the public offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the public offering will be sold at the same price as all other shares in the subscription offering. A public offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the public offering. No person will be permitted to purchase more than 12,500 shares, or $125,000, of common stock in the syndicated community offering.

         The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond May __, 2002, each purchaser will have the opportunity to maintain, modify, or rescind his order. In that event, all funds received in the syndicated community offering will be promptly returned with interest to each purchaser unless he requests otherwise.


Limitations on Purchases of Stock

         The following additional limitations have been imposed on purchases of shares of common stock:

          1. The maximum number of shares of common stock which may be purchased in the offering by any person shall not exceed 12,500 shares, or $125,000.

          2. The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person together with any associate or group of persons acting in concert shall not exceed 15,000 shares, or $150,000, except for our employee plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.


          3. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of Mt. Troy Savings Bank and their associates in the aggregate shall not exceed 35% of the total number of shares of common stock issued in the offering.


          4.   The minimum order is 25 shares of common stock.

          5. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).


          6. Depending on market or financial conditions, the Board of Directors of Mt. Troy Savings ======= Bank, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If Reserve Bancorp, Inc. increases the maximum purchase limitations, Reserve Bancorp, Inc. is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of Reserve Bancorp, Inc., resolicit certain other large subscribers.


          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the Employee Stock Ownership Plan's subscription up to 8% of the adjusted maximum; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of

               Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the other member level, to fill unfilled subscriptions of other members exclusive of the adjusted maximum; ^(e) to fill orders received in ^ a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and
               (f) to fill orders received in the public offering exclusive of the adjusted maximum.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. Reserve Bancorp, Inc. or Mt. Troy Savings Bank and/or its agents may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.


          9. The Board of Directors has the right to reject any order submitted by a person whose representations it believes are untrue or who it believes is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan, either alone or acting in concert with others.


          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, directors of Mt. Troy Savings Bank are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board.

          11. In addition, in any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve the widest distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled.

         The term "associate" of a person is defined in the plan to mean: (1) any corporation or organization other than Mt. Troy Savings Bank or a majority-owned subsidiary of Mt. Troy Savings Bank of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan; and (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person or who is a director or officer of Mt. Troy Savings Bank, or any of its parents or subsidiaries. For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.


         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.


         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of Mt. Troy Savings Bank. For certain restrictions on the common stock purchased by directors and officers, see ^ The Offering - Restrictions on Transferability by Directors and Officers. ^ In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.


Ordering and Receiving Common Stock


         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to Mt. Troy Savings Bank a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the conversion. All subscription rights under the plan will expire on the expiration date, whether or not Mt. Troy Savings Bank has been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without the consent of Mt. Troy Savings Bank.


         If a stock order form:


o is not delivered and is returned to Mt. Troy Savings Bank by the United States Postal Service or Mt. Troy Savings Bank is unable to locate the addressee;


o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the required payment, but excluding subscriptions by the employee plans; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder;

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the conversion. Payment for shares of common stock may be made

o    in cash, if delivered in person;

o    by check or money order made payable to Mt. Troy Savings Bank; or
o for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with Mt. Troy Savings Bank.

         Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Mt. Troy Savings Bank, and checks received by Trident Securities will be transmitted by noon of the following business day directly to the segregated deposit account at Mt. Troy Savings Bank established to hold funds received as payment for shares.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Mt. Troy Savings Bank at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at Mt. Troy Savings Bank. Persons with IRAs maintained at Mt. Troy Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at Mt. Troy Savings Bank can be obtained from the stock information center. Depositors interested in using funds in a Mt. Troy Savings Bank IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit Mt. Troy Savings Bank from lending funds or extending credit to any person to purchase the common stock in the conversion.


         Stock Center. The stock center is located at 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212. Its phone number is (412) ___-____.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities


         Our directors and ^ officers may participate in the solicitation of offers to purchase common stock in jurisdictions where their participation is not prohibited. Other employees of Mt. Troy Savings Bank may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to ^ officers of Mt. Troy Savings Bank or registered representatives of Trident Securities. No officer, director or employee of Mt. Troy Savings Bank will be compensated in connection with his or her solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.


Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, Reserve Bancorp, Inc. may not repurchase its shares unless it can show extraordinary circumstances. If extraordinary circumstances exist and if Reserve Bancorp, Inc. can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after conversion. After the first year following the conversion, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by Reserve Bancorp, Inc. and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, Reserve Bancorp, Inc. may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $24,000 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $2,400 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. Mt. Troy Savings Bank has agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by Mt. Troy Savings Bank to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.


         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of December 14, 2001, our estimated aggregate pro forma market value was $5,250,000. Pursuant to regulations, this estimate must be included within a range with a minimum of $4,462,500 and a maximum of $6,037,500. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of 603,750 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro's appraisal. The appraisal contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of September 30, 2001, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in Pennsylvania which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.


         Depending on market and financial conditions at the time of the completion of the offering, Mt. Troy Savings Bank may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 446,250 shares or more than 694,313 shares being sold in the offering at the purchase price of $10.00, in which event Mt. Troy Savings Bank may also elect to terminate the offering. If Mt. Troy Savings Bank terminates the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 446,250 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or the estimated pro forma market value of Mt. Troy Savings Bank. If the updated independent valuation increases, Reserve Bancorp, Inc. may increase the number of shares sold in the offering to up to 694,313 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 694,313 shares or fewer than 446,250 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of Mt. Troy Savings Bank. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, Reserve Bancorp, Inc. may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see ^ Pro Forma Data.^

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by Mt. Troy Savings Bank. FinPro did not independently verify the financial statements and other information provided by Mt. Troy Savings Bank, nor did FinPro value independently the assets and liabilities of Mt. Troy Savings Bank. The independent valuation considers Mt. Troy Savings Bank only as a going concern and should not be considered as a indication of the liquidation value of Mt. Troy Savings Bank. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.


         A copy of the appraisal report is available for your review at our main office. In addition, the Board of Directors of Reserve Bancorp, Inc. does not make any recommendation as to whether or not the stock will be a good investment for you.


         No sale of shares of common stock may be completed unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $4,462,500 or above $6,037,500 would be subject to OTS approval. If confirmation from FinPro is not received, Mt. Troy Savings Bank may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take other action as permitted by the OTS in order to complete the offering.


Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Trident Securities will be working at, and supervising the operation of, the stock center. Trident Securities will provide assistance in responding to questions regarding the conversion and the offering and processing order forms.

         Mt. Troy Savings Bank and Reserve Bancorp, Inc. have entered into an agency agreement with Trident Securities under which Trident Securities will provide financial advisory services and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Trident Securities is a division of McDonald Investments, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Trident Securities will assist in the offering in the following manner:


o assisting in the collection of proxies from depositors for use at the Special Meeting;

o    keeping records of subscriptions and orders for common stock;


o training and educating Mt. Troy Savings Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process;


o assisting in the design and implementation of a marketing strategy for the offering;


o assisting Mt. Troy Savings Bank's management in scheduling and preparing for meetings, if any, with potential investors and broker-dealers; and


o providing other general advice and assistance as may be requested to promote the successful completion of the offering.


         Trident Securities will receive, as compensation, a management fee of $15,000, which was paid when Trident Securities was retained. Trident Securities will also receive a fee equal to 2% of the total amount of stock sold in the subscription ^, community ^ and public offerings, excluding purchases by the ESOP, directors, officers and their associates and not to exceed $105,000 payable at closing. For stock sold by other NASD member firms under a selected dealer agreement if a syndicate of broker-dealers (selected dealers) is formed to assist in the public offering, the commission paid to those firms shall not exceed an amount to be agreed upon jointly by Trident Securities and the Bank which will reflect market requirements at the time a syndicate is formed.

         Trident Securities will also be reimbursed up to $45,000 for its out-of-pocket expenses, including the fees and expenses of its legal counsel. Mt. Troy Savings Bank has agreed to indemnify Trident Securities, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See ^ Pro Forma Data ^ for further information regarding expenses of the offering.


Restrictions on Transferability by Directors and Officers


         Shares of the common stock purchased by directors or officers of Mt. Troy Savings Bank cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder. To ensure this restriction is upheld, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the conversion, no director or officer of Mt. Troy Savings Bank or their associates may, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Conditions to the Offering

         Completion of the offering is subject to:


1. completion of the conversion, which requires approvals from certain government agencies, the ratification of Mt. Troy Savings Bank's voting depositor members, and the receipt of rulings ======= and/or opinions of counsel as to the tax consequences of the conversion;


2. the receipt of all the required approvals for the issuance of common stock in the offering, including the approval of the OTS; and

3.   the sale of a minimum of 446,250 shares of common stock.


         If conditions 1 and 2 are not met before we complete the offering, all funds received will be promptly returned with interest at Mt. Troy Savings Bank's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of the officers and directors of Reserve Bancorp, Inc. and Mt. Troy Savings Bank will be counted for purposes of meeting the minimum number of shares required by condition 3.


              RESTRICTIONS ON ACQUISITION OF RESERVE BANCORP, INC.

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes provisions of our articles of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Statutory and Regulatory Restrictions on Acquisition

         Regulatory Restrictions Applicable for Three Years. For three years following a savings bank's conversion to stock form, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after completion of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         In the recent past, it has been the OTS's general policy to approve acquisitions in excess of 10% of the stock of converted savings banks or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the OTS has recently stated its intention to impose more stringent restrictions on the approval of acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. If this new policy is enforced as announced, it may prevent any acquisition of control of us, whether "friendly" or hostile, for at least three years after the completion of the conversion.

         In addition, the OTS has recently begun imposing as a condition of its approval of a mutual-to-stock conversion the requirement that the converted stock bank maintain its federal stock savings bank charter for a minimum period of three years following conversion. This condition to the OTS's approval of a conversion may effectively prevent any acquisition of control of us for at least three years after the completion of the conversion by requiring any potential acquiror to maintain the Bank as a separate subsidiary.

         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings bank unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings bank or a savings and loan holding company without the prior approval of the OTS. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The OTS may prohibit an acquisition of control if: (1) it would result in a monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of our equity securities.

Reserve Bancorp, Inc.'s Articles of Incorporation and Bylaws

         General. Our articles of incorporation and bylaws are available at our administrative office or by writing or calling us, 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212. Our telephone number is (412) 322-6107.

         Classified Board of Directors and Related Provisions. Our Board of Directors is divided into four classes which are as nearly equal in number as possible. Directors serve for terms of four years. As a result, each year, only one-quarter of the directors are to be elected and it could take up to three years to elect a majority of our directors. A director may be removed only for cause by a vote of the holders of a majority of the shares.

         Restrictions on Voting and Acquisition of Securities. Our articles of incorporation provide that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares, and will not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The purpose of this provision is to reduce the chance that large stockholders could challenge our management.


         In addition to the voting limitation, our articles of incorporation also provide that for a period of five years from the completion of the conversion of Mt. Troy Savings Bank from mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock.


         Prohibition Against Cumulative Voting. Our articles of incorporation prohibit cumulative voting by stockholders in the election of directors. The absence of cumulative voting means that the holders of a majority of the shares voted may, if they so choose, elect all of the directors elected at the meeting, thus preventing a minority stockholder from obtaining representation on our Board of Directors unless the minority stockholder is able to obtain the support of a majority.

         Procedures for Certain Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of the shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of Reserve Bancorp, Inc. with any "interested shareholder." If the proposed transaction has been approved in advance by two-thirds of our Board of Directors who were directors prior to the time the interested shareholder became an interested shareholder, the transaction would only require the affirmative vote of a majority of the shareholders. An interested shareholder is any person who, directly or indirectly, has the right to vote or to sell 20% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders. Any amendment to this provision requires the vote of at least 80% of the shares.

         In addition to the interested shareholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of Reserve Bancorp, Inc., unless the transaction is approved by two-thirds of our Board of Directors. If the transaction is approved by two-thirds of our Board, the affirmative vote of only a majority would be required.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to restrictions on the acquisition and voting of more than 10% of the common stock; number, election and removal of directors; vote required to amend bylaws; call of special stockholder meetings; director liability; approval of certain business combinations; and indemnification of officers and directors.

         Our bylaws may be amended by a majority vote of our Board of Directors or by the holders of at least 80% of the shares.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our articles of incorporation and bylaws which have an anti-takeover effect. For example, our articles of incorporation authorize the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (our articles of incorporation authorize the issuance of up to eight million shares of common stock), also could represent additional capital required to be purchased by the acquiror.

         Furthermore, for a period of five years after the conversion, the stock charter of the Bank provides that no person can directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of securities of the Bank. In the event shares are acquired in violation of this prohibition, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

                          DESCRIPTION OF CAPITAL STOCK


         Reserve Bancorp, Inc. is authorized to issue 8,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to issue between 446,250 and 603,750 shares of common stock in the conversion, subject to an increase to 694,313 shares. See ^ Capitalization. ^ Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also ^ Dividend Policy.^


Voting Rights


         The holders of common stock will possess exclusive voting rights in Reserve Bancorp, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See also ^ The Conversion - Effects of the Conversion - Voting Rights^.


Liquidation Rights


         In the event of any liquidation, dissolution, or winding-up of Reserve Bancorp, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Reserve Bancorp, Inc. (including all debts and liabilities of the Bank), all assets of Reserve Bancorp, Inc. available for distribution. See also ^ The Conversion - Effects of the Conversion - Liquidation Rights.^


Preemptive Rights; Redemption

         Because the holders of the common stock do not have any preemptive rights with respect to any shares we may issue, the Board of Directors may sell shares of capital stock of Reserve Bancorp, Inc. without first offering such shares to existing stockholders of Reserve Bancorp, Inc. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters will be passed upon for Trident Securities, a Division of McDonald Investments, Inc. by Muldoon Murphy & Faucette LLP, Washington, D.C.

                                     EXPERTS


         The financial statements of Mt. Troy Savings Bank at September 30, 2001 and 2000 and for each of the years in the two year period ended September 30, 2001 have been included in this prospectus in reliance upon the report of Stokes & Hinds, LLC, Pittsburgh, Pennsylvania, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to Mt. Troy Savings Bank setting forth its ^ conclusion as to the estimated pro forma market value of the common stock upon the conversion and stock offering and its ^ conclusion as to the value of subscription rights and has also consented to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including Reserve Bancorp, Inc., that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.


         A copy of our articles of incorporation and bylaws, as well as those of the Bank, are available without charge from Mt. Troy Savings Bank. Copies of the plan of conversion are also available without charge.


         The Bank has filed an application for conversion with the OTS. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552.

                          INDEX TO FINANCIAL STATEMENTS


                              Mt. Troy Savings Bank




Independent Auditor's Report                                                 F-1

Statements of Financial Condition                                            F-2

Statements of Income                                                         F-3

Statements of Changes in Retained Earnings                                   F-4

Statements of Cash Flows                                                     F-5

Notes to Financial Statements                                                F-7



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

         Financial statements of Reserve Bancorp, Inc. have not been provided because it has conducted no operations.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Mt. Troy Savings Bank, FSB


We have audited the accompanying statements of financial condition of Mt. Troy Savings Bank, FSB (the "Bank") at September 30, 2001 and 2000, and the related statements of income, changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mt. Troy Savings Bank, FSB at September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Stokes & Hinds, LLC

October 26, 2001

Pittsburgh, PA

                           MT. TROY SAVINGS BANK, FSB

                        STATEMENTS OF FINANCIAL CONDITION

                           September 30, 2001 and 2000

                                                                    2001           2000
                                                               ------------   ------------
                               ASSETS
Cash and cash equivalents
      Interest bearing                                         $    796,703   $    703,391
      Non-interest bearing                                          263,253        285,217
Securities held-to-maturity (estimated fair value of
      $2,255,383 and $1,609,050)                                  2,293,711      1,688,400
Mortgage-backed securities held-to-maturity (estimated
      fair value of $225,337 and $295,259)                          223,531        299,266
Securities available-for-sale, at fair value                      2,059,396      2,578,713
Mortgage-backed securities available-for-sale, at fair value        316,831        380,379
Loans, net                                                       37,731,075     35,684,651
Federal Home Loan Bank stock, at cost                               312,600        307,300
Accrued interest receivable                                         296,496        279,904
Premises and equipment, net                                         243,760        274,341
Prepaid expenses                                                     39,327         32,355
Deferred income taxes                                                54,190         70,197
                                                               ------------   ------------

      TOTAL ASSETS                                             $ 44,630,873   $ 42,584,114
                                                               ============   ============

                   LIABILITIES AND RETAINED EARNINGS

Deposits                                                       $ 39,037,658   $ 36,010,585
Federal Home Loan Bank advances                                           -      1,450,000
Advances from borrowers for taxes and insurance                      83,372         79,553
Accrued interest payable                                            179,177        174,489
Other liabilities                                                    90,127         94,100
                                                               ------------   ------------

      TOTAL LIABILITIES                                          39,390,334     37,808,727
                                                               ------------   ------------
Commitments and contingencies

Retained earnings                                                 5,218,345      4,809,748
Accumulated other comprehensive income, net of
      applicable income taxes of $15,803 and $(24,467)               22,194        (34,361)
                                                               ------------   ------------

      TOTAL RETAINED EARNINGS                                     5,240,539      4,775,387
                                                               ------------   ------------

      TOTAL LIABILITIES AND RETAINED EARNINGS                  $ 44,630,873   $ 42,584,114
                                                               ============   ============

See accompanying notes.

                           MT. TROY SAVINGS BANK, FSB

                              STATEMENTS OF INCOME

                     Years Ended September 30, 2001 and 2000


                                                   2001         2000
                                               ----------   ----------

INTEREST AND DIVIDEND INCOME
       Loans                                   $2,766,761   $2,718,303
       Investments                                282,038      279,811
       Mortgaged-backed securities                 47,535       57,157
       FHLB stock                                  18,685       22,715
       Interest-earning demand deposits            45,708       43,136
                                               ----------   ----------

                                                3,160,727    3,121,122
                                               ----------   ----------

INTEREST EXPENSE
       Deposits                                 1,687,719    1,516,512
       Advances from Federal Home Loan Bank         7,920      127,644
                                               ----------   ----------

                                                1,695,639    1,644,156
                                               ----------   ----------

                 NET INTEREST INCOME            1,465,088    1,476,966

PROVISION FOR LOAN LOSSES                          18,000       18,000
                                               ----------   ----------

                 NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    1,447,088    1,458,966
                                               ----------   ----------

NONINTEREST INCOME
       Service charges and other fees             102,912       84,571
       Income from real estate rental               4,475        4,800
       Gain on sale of real estate                  7,437         --
       Gain on sale of investments                 30,782        8,543
                                               ----------   ----------

                                                  145,606       97,914
                                               ----------   ----------

NONINTEREST EXPENSE
       Compensation and benefits                  458,694      418,792
       Occupancy and equipment expense            115,163      115,978
       Federal insurance premiums                  18,840       24,936
       Service bureau expense                     100,784       97,621
       Other                                      271,659      248,196
                                               ----------   ----------

                                                  965,140      905,523
                                               ----------   ----------

                 INCOME BEFORE INCOME TAX         627,554      651,357

INCOME TAX EXPENSE                                218,957      227,280
                                               ----------   ----------

                 NET INCOME                    $  408,597   $  424,077
                                               ==========   ==========

See accompanying notes.

                           MT. TROY SAVINGS BANK, FSB

                   STATEMENTS OF CHANGES IN RETAINED EARNINGS

                     Years Ended September 30, 2001 and 2000

                                                          ACCUMULATED
                                                            OTHER
                                              RETAINED   COMPREHENSIVE
                                              EARNINGS      INCOME          TOTAL
                                             ----------   -----------   -----------

BALANCE AT SEPTEMBER 30, 1999                $4,385,671     $ (30,176)  $ 4,355,495

COMPREHENSIVE INCOME
Net income                                      424,077             -       424,077
Change in unrealized gain (loss)
      on securities available-for-sale,
      net of applicable income taxes
      of $(2,981)                                     -        (4,185)       (4,185)
                                                                        -----------
             TOTAL COMPREHENSIVE INCOME                                     419,892
                                             ----------      --------   -----------

BALANCE AT SEPTEMBER 30, 2000                 4,809,748       (34,361)    4,775,387

COMPREHENSIVE INCOME
Net income                                      408,597             -       408,597
Change in unrealized gain (loss)
      on securities available-for-sale,
      net of applicable income taxes
      of $40,270                                      -        56,555        56,555
                                                                        -----------

             TOTAL COMPREHENSIVE INCOME                                     465,152
                                             ----------      --------   -----------

BALANCE AT SEPTEMBER 30, 2001                $5,218,345      $ 22,194   $ 5,240,539
                                             ==========      ========   ===========

See accompanying notes.

                           MT. TROY SAVINGS BANK, FSB

                            STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2001 and 2000

                                                                    2001           2000
                                                                -----------    -----------
OPERATING ACTIVITIES
Net income                                                      $   408,597    $   424,077
Adjustments to reconcile change in net income to
      net cash provided by operating activities
      Amortization of:
           Deferred loan origination fees                           (59,678)       (52,588)
           Premiums and discounts on investment securities            2,947          1,640
      Provision for loan losses                                      18,000         18,000
      Depreciation and amortization of premises and equipment        49,915         50,558
      Net gain on sales of securities available-for-sale            (30,782)        (8,543)
      Gain on sale of real estate owned                              (7,437)             -
      (Increase) decrease in:
           Accrued interest receivable                              (16,592)       (14,913)
           Prepaid expenses                                          (6,972)         8,078
           Deferred income taxes                                    (24,263)       (23,480)
      Increase (decrease) in:
           Accrued interest payable                                   4,688         43,424
           Other liabilities                                         (3,973)         4,462
                                                                -----------    -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                           334,450        450,715
                                                                -----------    -----------

INVESTING ACTIVITIES
      Proceeds from maturities and calls of
           securities held-to-maturity                            1,050,000              -
      Proceeds from principal repayments of
           mortgage-backed securities held-to-maturity               73,949         75,543
      Purchases of securities held-to-maturity                   (1,660,000)             -
      Proceeds from sales of securities available-for-sale          453,824        126,856
      Proceeds from maturities and calls of
           securities available-for-sale                            997,000        397,000
      Proceeds from principal repayments of
           mortgage-backed securities available-for-sale             71,426         63,560
      Purchases of securities available-for-sale                   (808,250)      (100,375)
      Purchases of premises and equipment                           (19,334)       (24,114)
      Purchases of Federal Home Loan Bank stock                      (5,300)       (34,900)
      Proceeds from sale of real estate owned                        86,700              -
      Net loan originations and principal repayments on loans    (2,084,009)      (855,749)
                                                                -----------    -----------

NET CASH USED BY INVESTING ACTIVITIES                            (1,843,994)      (352,179)
                                                                -----------    -----------

See accompanying notes.

                           MT. TROY SAVINGS BANK, FSB

                            STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2001 and 2000

                                                                 2001          2000
                                                             -----------    -----------
FINANCING ACTIVITIES
      Net decrease in FHLB advances                           (1,450,000)    (1,700,000)
      Net increase in deposits                                 3,027,073      1,879,503
      Net increase (decrease) in advances from borrowers
           for taxes and insurance                                 3,819        (12,693)
                                                             -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                      1,580,892        166,810
                                                             -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         71,348        265,346

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   988,608        723,262
                                                             -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 1,059,956        988,608
                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURES

Cash paid for:
      Interest on deposits, advances, and other borrowings   $ 1,690,951      1,600,772
                                                             ===========    ===========

      Income taxes                                           $   274,041        227,500
                                                             ===========    ===========

Loans transferred to foreclosed real estate owned            $    65,867              -
                                                             ===========    ===========
Total increase in unrealized gain (loss) on
      securities available-for-sale                          $    96,825         (7,166)

      Deferred income tax benefit (expense)                      (40,270)         2,981
                                                             -----------    -----------
Net increase in unrealized gain (loss) on
      securities available-for-sale                          $    56,555         (4,185)
                                                             ===========    ===========

See accompanying notes.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Mt. Troy Savings Bank, FSB (the "Bank") and the methods of applying those policies conform with accounting principles generally accepted in the United States of America. The accounting and reporting policies and the methods of applying those policies which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

Nature of Operations

Mt. Troy Savings Bank, FSB is a federally chartered, Savings Association Insurance Fund (SAIF) insured mutual savings bank conducting its business from its two locations, Reserve Township and the City of Pittsburgh. The Bank's principal sources of revenue emanate from its portfolio of residential real estate mortgage loans and investment securities.

The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in the Pittsburgh area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable, however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically, review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of reporting cash flows, the Bank considers cash and deposits in other financial institutions with original maturities of three months or less to be cash and cash equivalents.

Investment and Mortgage-Backed Securities

The Bank follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of retained earnings.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sale of investments. The cost of securities sold is based on the specific identification method.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is place on nonaccrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertanties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Real Estate Owned

Real estate acquired by foreclosure or voluntary deed in lieu of foreclosure is initially carried at the lower of fair value minus estimated disposal costs or the balance of the loan on the property at the date of acquisition. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent costs directly related to the development or improvement of real estate are capitalized.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

Premises and Equipment


Land is carried at cost. Buildings, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, leasehold improvements, and furniture, fixtures, and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets^, which are from three (3) to five (5) years.


Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accrued interest on certificates, loan origination fees and accumulated depreciation for financial reporting and income tax. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

The Bank is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Bank has elected to report the effects of its other comprehensive income as part of the Statement of Changes in Retained Earnings.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Bank's financial position or results of operations.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Bank's financial position or results of operations.

In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on the Bank's financial position or results of operations.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in SFAS No. 121. The adoption of Statement No. 144 is not expected to have a material effect on the Bank's financial position or results of operations.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE B - SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of the Bank's investments in securities held-to-maturity at September 30, are summarized as follows:

                                               2001
                      -------------------------------------------------------
                                       GROSS         GROSS
                        AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                          COST         GAINS         LOSSES         VALUE
                       ----------    ----------    ----------    -----------
Municipal bonds           907,837        13,633             -        921,470

Corporate bonds         1,385,874        14,083       (66,044)     1,333,913
                       ----------       -------      --------     ----------

                       $2,293,711       $27,716      $(66,044)    $2,255,383
                       ==========       =======      ========     ==========


                                               2000
                      -------------------------------------------------------
                                       GROSS         GROSS
                        AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                          COST         GAINS         LOSSES         VALUE
                       ----------    ----------    ----------    -----------
Municipal bonds           496,694         6,740             -        503,434

Corporate bonds         1,191,706             -       (86,090)     1,105,616
                       ----------        ------      --------     ----------

                       $1,688,400        $6,740      $(86,090)    $1,609,050
                       ==========        ======      ========     ==========

The amortized cost and estimated fair values of securities held-to-maturity at September 30, 2001, by contractual maturity are shown below.

                                                  AMORTIZED         FAIR
                                                  COST              VALUE
                                                -----------       -----------

   Due within one year                           $  448,079        $  439,000
   Due from one year to five years                  291,845           303,050
   Due from five years to ten years                 796,182           740,713
   Due after ten years                              757,605           772,620
                                                 ----------        ----------

                                                 $2,293,711        $2,255,383
                                                 ==========        ==========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE C - MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of the Bank's investments in mortgage-backed securities held- to-maturity at September 30, are summarized as follows:

                                                       2001
                                  ---------------------------------------------
                                                GROSS        GROSS
                                   AMORTIZED  UNREALIZED   UNREALIZED    FAIR
                                     COST       GAINS        LOSSES      VALUE
                                  ----------  ----------  ------------ --------
   Government National
     Mortgage Association           $213,405     $3,194      $(1,891)  $214,708
   Federal Home Loan Mortgage
     Corporation                       6,515        338            -      6,853
   Federal National Mortgage
     Association                       3,611        165            -      3,776
                                    --------     ------      -------   --------

                                    $223,531     $3,697      $(1,891)  $225,337
                                    ========     ======      =======   ========

                                                       2000
                                  ---------------------------------------------
                                               GROSS         GROSS
                                AMORTIZED    UNREALIZED    UNREALIZED    FAIR
                                  COST         GAINS         LOSSES      VALUE
                                ----------   ----------    -----------  -------
   Government National
     Mortgage Association        $284,793       $1,043        $(5,424)  $280,412
   Federal Home Loan Mortgage
     Corporation                    9,971          217            (13)    10,175
   Federal National Mortgage
     Association                    4,502          170              -      4,672
                                 --------       ------        -------   --------

                                 $299,266       $1,430        $(5,437)  $295,259
                                 ========       ======        =======   ========

The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, 2001, by contractual maturity are shown below.

                                                AMORTIZED           FAIR
                                                  COST              VALUE
                                                ---------       -----------

   Due within one year                           $      -          $      -
   Due from one year to five years                 38,581            38,124
   Due from five years to ten years                47,504            46,936
   Due after ten years                            137,446           140,277
                                                 --------          --------

                                                 $223,531          $225,337
                                                 ========          ========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE D - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of the Bank's investments in securities available-for-sale at September 30, are summarized as follows:

                                                             2001
                                     --------------------------------------------------
                                                      GROSS       GROSS
                                      AMORTIZED     UNREALIZED  UNREALIZED      FAIR
                                        COST          GAINS       LOSSES        VALUE
                                     ----------   ------------ ------------- ----------
U.S. Government and
   government agency obligations     $  200,000        $   702   $      -    $  200,702
Municipal bonds                         775,175         20,034          -       795,209
Certificates of deposit                 400,000         14,444          -       414,444
                                     ----------        -------   --------    ----------

Total debt securities                 1,375,175         35,180          -     1,410,355
                                     ----------        -------   --------    ----------

FHLMC/FNMA stock                        381,250          4,758     (1,190)      384,818
Mortgage securities mutual fund         281,474              -    (17,251)      264,223
                                     ----------        -------   --------    ----------

Total equity securities                 662,724          4,758    (18,441)      649,041
                                     ----------        -------   --------    ----------

                                     $2,037,899        $39,938   $(18,441)   $2,059,396
                                     ==========        =======   ========    ==========

                                                             2000
                                     --------------------------------------------------
                                                      GROSS         GROSS
                                      AMORTIZED     UNREALIZED    UNREALIZED    FAIR
                                        COST          GAINS         LOSSES      VALUE
                                     ----------   ------------ ------------- ----------
U.S. Government and
   government agency obligations     $  549,803        $     -   $(37,908)   $  511,895
Municipal bonds                       1,021,543         12,144     (9,034)    1,024,653
Certificates of deposit                 597,000              -     (3,439)      593,561
                                     ----------        -------   --------    ----------

Total debt securities                 2,168,346         12,144   $(50,381)   $2,130,109
                                     ----------        -------   --------    ----------

FHLMC/FNMA stock                        103,876          5,375     (1,125)      108,126
Mortgage securities mutual fund         373,642              -    (33,164)      340,478
                                     ----------        -------   --------    ----------

Total equity securities                 477,518          5,375    (34,289)      448,604
                                     ----------        -------   --------    ----------

                                     $2,645,864        $17,519   $(84,670)   $2,578,713
                                     ==========        =======   ========    ==========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE D - SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of securities available-for-sale at September 30, 2001 by contractual maturity are shown below. Mutual fund shares and stocks have no maturity date.

                                                AMORTIZED         FAIR
                                                  COST            VALUE
                                               ----------       ----------

   Due within one year                         $  100,000       $  100,574
   Due from one year to five years                300,000          313,870
   Due from five years to ten years               424,111          429,013
   Due after ten years                            551,064          566,898
                                                ---------       ----------
                                               $1,375,175       $1,410,355
                                               ==========       ==========

NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of the Bank's investments in mortgage-backed securities available-for-sale at September 30, are summarized as follows:

                                                                   2001
                                               ---------------------------------------------
                                                            GROSS        GROSS
                                               AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                                                 COST       GAINS        LOSSES       VALUE
                                               ---------  ----------   ----------   --------
   Federal Home Loan Mortgage Corporation       $112,055    $ 3,998      $      -     $116,053
   Government National Mortgage Corporation      188,276     12,502             -      200,778
                                                --------    -------      --------     --------

                                                $300,331    $16,500      $(     -)    $316,831
                                                ========    =======      ========     ========

                                                                   2000
                                               ---------------------------------------------
                                                            GROSS        GROSS
                                               AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                                                 COST       GAINS        LOSSES       VALUE
                                               ---------  ----------   ----------   --------

   Federal Home Loan Mortgage Corporation       $136,820    $  1,421     $      -   $138,241
   Government National  Mortgage Corporation     235,236       9,706       (2,804)   242,138
                                               ---------   ---------     --------   --------

                                                $372,056     $11,127      $(2,804)  $380,379
                                                ========     =======      =======   ========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, 2001, by contractual maturity are shown below.

                                                           AMORTIZED     FAIR
                                                             COST        VALUE
                                                        ------------  ----------
   Due within one year                                      $      -   $       -
   Due from one year to five years                                 -           -
   Due from five years to ten years                           29,985      31,102
   Due after ten years                                       270,346     285,729
                                                           ---------   ---------

                                                            $300,331    $316,831
                                                            ========    ========

NOTE F - LOANS

Loans at September 30 are summarized as follows:

                                                             2001        2000
                                                         -----------  ----------

First mortgage loans:
  Conventional                                           $28,656,329 $28,580,288
  Construction loans                                       6,412,592   4,122,600
  Participation loans                                      1,462,507     975,221
Home equity and second mortgage                            3,146,918   3,180,000
Consumer loans:
  Secured                                                    490,187     595,498
  Unsecured                                                  244,930     150,331
  Share loans                                                156,416     168,524
                                                         -----------  ----------

                                                          40,569,879  37,772,462

Less:    Undisbursed portion of construction loans         2,567,972   1,832,816
         Allowance for loan losses                           166,114     152,895
         Net deferred loan origination fees                  104,718     102,100
                                                         -----------  ----------

                                                         $37,731,075  35,684,651
                                                         ===========  ==========

The Bank conducts its business through two offices located in Reserve Township and the City of Pittsburgh. As of September 30, 2001, the majority of the Bank's loan portfolio was secured by properties located in western Pennsylvania. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Bank does not believe it has significant concentration of credit risk to any one group of borrowers given its underwriting and collateral requirements.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE F - LOANS (CONTINUED)

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non- homogenous groups were determined to be impaired for the year ended or as of September 30, 2001. Commercial real estate, multi-family residential and participation loans are included in the non-homogenous group.

First mortgage loans which are contractually past due ninety days or more total approximately $72,537 at September 30, 2001.

An analysis of the allowance for loan losses is as follows:

                                                        2001           2000
                                                      --------       --------

   Beginning balance                                  $152,895       $152,245
   Provision for loan losses                            18,000         18,000
   Charge-offs and recoveries, net                      (4,781)       (17,350)
                                                      --------       ---------
   Ending balance                                     $166,114       $152,895
                                                      ========       ========

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank.

NOTE G - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

                                                       2001              2000
                                                     --------          ---------

   Loans receivable                                  $240,732          $221,534
   Investment securities                               63,611            64,150
                                                     --------          ---------
                                                      304,343           285,684

   Allowance for uncollectible interest                (7,847)           (5,780)
                                                     --------          ---------

                                                     $296,496          $279,904
                                                     ========          ========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE H - PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

                                                       2001             2000
                                                   ----------      -------------

     Land                                            $ 10,000          $ 10,000
     Buildings and improvements                       377,043           373,318
     Furniture, fixtures, and equipment               475,005           459,396
                                                     --------          --------

                                                      862,048           842,714
     Accumulated depreciation                        (618,288)         (568,373)
                                                     ---------        ----------

                                                     $243,760         $ 274,341
                                                     ========         =========

NOTE I - DEPOSITS

Deposits at September 30, are summarized as follows:

                                            2001                                              2000
                        ----------------------------------------------   ------------------------------------------
                             WEIGHTED                        PERCENT         WEIGHTED                     PERCENT
                             INTEREST                         OF             INTEREST                     OF
                             RATE           AMOUNT           PORTFOLIO       RATE           AMOUNT        PORTFOLIO
                        -------------    ------------       ----------   ------------     ----------      ---------
NOW account                  2.21%       $  6,415,613        16.4%           2.24%      $  5,842,788       16.2%
Passbook savings             3.29%         10,846,583        27.8            3.29%        10,839,350       30.1
                                         ------------       -----                       ------------      -----

                             2.89%         17,262,196        44.2            2.92%        16,682,138       46.3
                                         ------------       -----                       ------------      -----
Certificates of deposit:

3.00% to 3.99%               3.30%             85,418         0.2            3.76%            76,524        0.2
4.00% to 4.99%               4.42%          5,947,183        15.2            4.56%         1,366,277        3.8
5.00% to 5.99%               5.40%          5,671,534        14.6            5.51%         7,914,745       22.0
6.00% to 6.99%               6.22%          7,953,139        20.4            6.20%        8,174,9702       22.7
7.00% to 7.99%               7.29%          2,118,188         5.4            7.29%         1,795,931        5.0
                                        -------------      ------                      -------------     ------

                             5.61%         21,775,462        55.8            5.89%        19,328,447       53.7
                                          -----------       -----                        -----------      -----

                             4.40%        $39,037,658       100.0%           4.52%       $36,010,585      100.0%
                                          ===========       ======                       ===========      ======

At September 30, 2001, the aggregate maturities of certificates of deposit are as follows:

   2002            $11,977,015
   2003              5,942,341
   2004              1,984,874
   2005                985,093
   2006                886,139
                   -----------

                   $21,775,462
                   ===========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE I - DEPOSITS (CONTINUED)

Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit in denominations of $100,000 or more totaled $4,568,906.

At September 30, 2001, the Bank had deposits from its officers and directors totaling $255,482.

Interest expense by deposit category for the years ended September 30, are as follows:

                                                        2001          2000
                                                     ----------    ----------

NOW accounts                                         $  138,903    $  132,524
Passbook savings                                        348,410       329,717
Certificates of deposit                               1,200,406     1,054,271
                                                     ----------    ----------

   Total                                             $1,687,719    $1,516,512
                                                     ==========    ==========

NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank has a line of  credit of  $4,000,000  from the  Federal  Home Loan Bank
(FHLB), maturing February 27, 2002 with an interest rate of 3.56% at September 30, 2001. The Bank had draws of $0 and $1,450,000 on this line of credit at September 30, 2001 and 2000, respectively

Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Bank's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

NOTE K - FINANCIAL INSTITUTIONS THRIFT PLAN

The Bank participates in the Financial Institutions Thrift Plan. The Plan permits employees to contribute various percentages of their salary as a contribution to the Plan. The Bank also contributes 50% of the member's contribution to a maximum of 6% of the employees eligible compensation. Thrift plan expense for the year ended September 30, 2001 and 2000 amounted to $24,501 and $22,605, respectively.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE L - INCOME TAXES

Income tax expense (benefit) for the years ended September 30, is summarized as follows:

                                                          2001          2000
                                                       ---------     ---------
   Federal:
       Current                                         $ 201,222     $ 160,783
       Deferred                                          (24,263)       23,480
                                                       ---------     ---------

                                                       $ 176,959     $ 184,263
                                                       =========     =========
   State:
       Current                                         $  41,998     $  43,017
                                                       =========     =========

   Totals:
       Current                                         $ 243,220     $ 203,800
       Deferred                                          (24,263)       23,480
                                                       ---------     ---------

                                                       $ 218,957     $ 227,280
                                                       =========     =========

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the years ended September 30, are reconciled as follows:

                                                          2001          2000
                                                       ---------     ---------

Computed income tax expense                            $ 213,368     $ 221,461
Increase (decrease) resulting from:
   Federal tax-exempt income                             (18,747)      (21,861)
   State taxes (net of federal benefit)                   27,719        28,391
   Other, net                                             (3,383)         (711)
                                                       ---------     ---------

Actual income tax expense                              $ 218,957     $ 227,280
                                                       =========     =========

   Effective tax rate                                       34.9%         34.9%
                                                       =========     =========

The components of net deferred tax assets and liabilities at September 30, are as follows:

                                                          2001          2000
                                                       ---------     ---------
Deferred tax assets:
   Loan origination fees, net                          $   9,436     $  12,824
   Allowance for loan losses                              52,275        43,643
   Accrued interest payable                               10,549        19,583
   Premises and equipment                                  1,836             -
   Directors retirement plan                               4,342             -
   Unrealized loss on securities available for sale            -        24,467
                                                       ---------     ---------

                                                          78,428       100,517
                                                       ---------     ---------

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE L - INCOME TAXES (CONTINUED)

Deferred tax liabilities:
   Premises and equipment                                  $      -    $(15,017)
   Unrealized gain on securities available for sale         (15,803)          -
   Excess tax bad debt reserves                              (8,435)    (15,303)
                                                           --------    --------

                                                            (24,238)    (30,320)

Net deferred asset                                         $ 54,190    $ 70,197
                                                           ========    ========
The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt expense used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at September 30, 2001 and 2000, includes approximately $175,000, representing such bad debt deductions for which no deferred income taxes have been provided.

The use of the reserve method of accounting for thrift bad debt reserves was repealed for the tax year beginning after September 30, 1996. The law provides that all thrifts must recapture into taxable income their post-1987 excess reserves over a six-year period. At September 30, 1996, the Bank had $160,829 in excess reserves of which $134,025 has been recaptured through September 30, 2001, and the remaining balance of $26,804 has been reflected in deferred income taxes.

NOTE M - OTHER NONINTEREST EXPENSE

Other noninterest expense amounts are summarized as follows for the years ended September 30, 2001 and 2000:

                                                          2001            2000
                                                        --------        --------

FHLB bank account expense                               $ 23,361        $ 23,807
Advertising and promotion                                 28,403          26,860
Loan expenses                                              5,070           2,586
Professional and supervisory fees                         48,737          37,188
Printing, stationery, and supplies                        20,201          22,816
Telephone and postage                                     23,589          20,765
Seminars and training                                     19,727          19,998
Other insurance                                           15,430          10,014
Cash (over) and short                                      2,815           8,698
Bank transportation service                                6,858           6,640
NOW expenses                                              35,144          28,777
ATM and internet banking                                  32,584          30,700
Other operating expenses                                   8,148           6,743
Non-operating expenses                                     1,592           2,604
                                                        --------        --------

                                                        $271,659        $248,196
                                                        ========        ========

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE N - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary regulator, The Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                              For Capital                Prompt Corrective
                                                    Actual                 Adequacy Purposes:            Action Provisions:
                                          ----------------------------------------------------------------------------------
                                             Amount       Ratio             Amount      Ratio           Amount       Ratio
                                          ----------------------------------------------------------------------------------
As of September 30, 2001:

   Total Risk-Based Capital
     (to Risk-Weighted Assets)             $5,370,776      20.7%          $2,076,080     8.0%         $2,595,100     10.0%

   Tier I Capital
     (to Risk-Weighted Assets)              5,204,662      20.1%           1,038,040     4.0%          1,557,060      6.0%

   Tier I Capital
     (to Adjusted Total Assets)             5,204,662      11.7%           1,785,235     4.0%          2,231,544      5.0%

   Tangible Capital
     (to Adjusted Total Assets)             5,204,662      11.7%             669,463     1.5%          2,231,544      5.0%

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE N - REGULATORY MATTERS (CONTINUED)

As of September 30, 2000:

   Total Risk-Based Capital
     (to Risk-Weighted Assets)             $4,933,729      21.0%          $1,879,920     8.0%         $2,349,900     10.0%

   Tier I Capital
     (to Risk-Weighted Assets)              4,780,834      20.3%             939,960     4.0%          1,409,940      6.0%

   Tier I Capital
     (to Adjusted Total Assets)             4,780,834      11.2%           1,702,429     4.0%          2,128,036      5.0%

   Tangible Capital
     (to Adjusted Total Assets)             4,780,834      11.2%             638,411     1.5%          2,128,036      5.0%

NOTE O - BRANCH OFFICE LEASE

The Bank leases its branch office facility under an operating lease which expired in August of 2001. The lease for the branch office facility is currently operating on a year by year basis. Rent expense was $11,280 and $11,060 for the years ended September 30, 2001 and 2000, respectively.

The minimum lease payments required under the operating lease for the year ended September 30, 2002 is $11,280.

NOTE P - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Bank are as follows:

The Bank has outstanding commitments to originate loans as follows:

                                                          2001        2000
                                                        --------  -----------

First and second mortgage loans                         $275,500   $  179,000
Secured consumer (unused lines of credit) loans         $885,951   $1,032,876


The range of interest rates on fixed rate first and second mortgage loan commitments were 7.75% to 8.25% at September 30, 2001.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE Q - RELATED PARTY TRANSACTIONS

Some of the Bank's directors, principal officers, and their related interests had transactions with the Bank in the ordinary course of business during the fiscal year 2001. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The aggregate amount of credit extended to these directors and principal officers was $338,796 and $373,510 at September 30, 2001 and 2000, respectively.

The following is an analysis of loans to these parties during the fiscal year 2001:

     Balances at October 1, 2000                      $373,510
     Advances                                                -
     Repayments                                        (34,714)
                                                      --------

     Balances at September 30, 2001                   $338,796
                                                      ========

NOTE R - DIRECTORS' RETIREMENT PLAN

Effective January 1, 2001, the Bank established a non-qualified retirement plan which provides benefits to its board of directors upon their retirement from the board. The present value of future benefits will be accrued over the remaining service lives of the individual directors. The Bank recorded expense related to the plan totaling $21,549 during the year ended September 30, 2001.

NOTE S - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See Note
N). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at September 30, are as follows:

                                               2001                        2000
                                    -------------------------   -------------------------
                                      Carrying        Fair        Carrying       Fair
                                       Amount         Value        Amount        Value
                                    -----------   -----------   -----------   -----------
FINANCIAL ASSETS
Cash and cash equivalents           $ 1,059,956   $ 1,059,956   $   988,608   $   988,608
Investment and mortgage backed
    securities                        4,893,469     4,856,947     4,946,758     4,863,401
Net loans receivable                 37,731,075    38,225,293    35,684,651    34,293,799
FHLB stock                              312,600       312,600       307,300       307,300
Accrued interest receivable             296,496       296,496       279,904       279,904
                                    -----------   -----------   -----------   -----------

     Total financial assets         $44,293,596   $44,751,292   $42,207,221   $40,733,012
                                    ===========   ===========   ===========   ===========

FINANCIAL LIABILITIES
Deposits                            $39,037,658   $39,618,093   $36,010,585   $35,979,178
Advances from borrowers for taxes
 and insurance                           83,372        83,372        79,553        79,553
FHLB advances                                 -             -     1,450,000     1,450,000
Accrued interest payable                179,177       179,177       174,489       174,489
                                    -----------   -----------   -----------   -----------

     Total financial liabilities    $39,300,207   $39,880,642   $37,714,627   $37,683,220
                                    ===========   ===========   ===========   ===========

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from or to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Bank are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of the Bank.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE T- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values have been determined by the Bank using the best available data, as generally provided in internal Bank reports and regulatory reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:

Cash and Cash Equivalents, Accrued Interest Receivable and Payable, and Advances from Borrowers for Taxes and Insurance

The fair value approximate the current book value.

Investment Securities, Mortgage-backed Securities, and FHLB Stock

The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money- market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB Advances

The carrying amounts of short-term borrowings and notes payable approximate their fair values.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note N to these financial statements.

NOTE U - PLAN OF CONVERSION

On November 7, 2001, the Board of Directors of the Bank, subject to regulatory approval, ratified a Plan of Conversion (the "plan") to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly owned subsidiary of a concurrently formed holding company. The plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the tax-qualified employee stock benefit plans, supplemental eligible account holders and other members. Any shares remaining may then be offered to the general public.

The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit accounts of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.

The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of September 30, 2001 there were no costs associated with the conversion that have been deferred and presented as other assets.

================================================================================    ================================================

You should rely only on the information  contained in this document. We have not authorized  anyone to  provide  you with  information  that is  different.  This document does not constitute an offer to sell, or the  solicitation  of an offer
to buy, any of the securities  offered hereby to any person in any  jurisdiction                Up to 603,750 Shares
in which the offer or  solicitation  would be unlawful.  The affairs of Mt. Troy
Savings  Bank or  Reserve  Bancorp,  Inc.  may  change  after  the  date of this prospectus.  Delivery of this  document  and the sales of shares made  hereunder does not mean otherwise.

                                                                                              Reserve Bancorp, Inc.

                              TABLE OF CONTENTS
                                                                            Page        Holding Company for Mt. Troy Bank
                                                                            ----

Summary.........................................................................
Risk Factors....................................................................
Mt. Troy Savings Bank ..........................................................
Reserve Bancorp, Inc............................................................
Proposed Stock Purchases by Management..........................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Market for the Stock............................................................
Capitalization..................................................................
Pro Forma Data..................................................................                ----------------------------
Historical and Pro Forma Capital Compliance.....................................
Selected Financial and Other Data...............................................                        PROSPECTUS
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..................................                ----------------------------
Business of Reserve Bancorp, Inc................................................
Business of Mt. Troy Savings Bank ..............................................
Regulation......................................................................                     TRIDENT SECURITIES
Taxation........................................................................
Management......................................................................          A Division of McDonald Investments, Inc.
The Conversion..................................................................
The Offering....................................................................
Restrictions on Acquisition of Reserve Bancorp, Inc.............................
Description of Capital Stock....................................................
Legal and Tax Opinions..........................................................                     February __, 2002
Experts.........................................................................
Registration Requirements.......................................................
Where You Can Find Additional Information.......................................
Index to Financial Statements...................................................


Until  the  later of ______  __,  2002,  or 90 days  after  commencement  of the         THESE SECURITIES ARE NOT DEPOSITS OR
offering, all dealers effecting transactions in these securities, whether or not         SAVINGS ACCOUNTS AND ARE NOT FEDERALLY
participating in this offering, may be required to deliver a prospectus. This is         INSURED OR GUARANTEED.
in addition to the dealers'  obligation  to deliver a prospectus  when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================    ================================================


                                  Interests in
                           Mt. Troy Savings Bank, FSB
                     Employee Savings & Profit Sharing Plan
                                       and
                          Offering of 54,971 Shares of
                     Common Stock, $.10 par value per share,
                                       of
                              RESERVE BANCORP, INC.




         This   prospectus   supplement   relates  to  the  offer  and  sale  to
participants in the Mt. Troy Savings Bank, FSB's Employees' Savings & Profit Sharing Plan of participation interests and shares of Reserve Bancorp, Inc.

         In connection with the proposed conversion of Mt. Troy from a federally chartered mutual savings bank to a federally chartered stock savings bank and the initial public offering of common stock of Reserve Bancorp, Inc., the plan has been amended to permit the investment of plan assets in various participant directed investment alternatives, including investment in the stock of Reserve Bancorp, Inc. You may direct the trustee of the plan to purchase the stock with plan assets which are attributable to you as a participant. This prospectus supplement relates to your decision whether or not to invest all or a portion of your plan funds in Reserve Bancorp ^, Inc. common stock.

         If you direct the trustee to invest all or a portion of your plan funds in Reserve Bancorp, Inc. stock in the initial public offering, the price paid for such shares will be $10.00 per share. This price is the price that will be paid by all other persons who purchase shares of Reserve Bancorp, Inc. stock in the initial public offering.

         If you direct the trustee to invest all or a portion of your plan funds in Reserve Bancorp, Inc. stock after the initial public offering, shares purchased for your account in open market transactions, and the price paid for such shares will be the market price at the time of the purchase, which may be more or less than the initial public offering price of $10.00 per share.

         The prospectus of Reserve Bancorp, Inc. dated February __, 2002 which is attached to this prospectus supplement, includes detailed information regarding the conversion, Reserve Bancorp, Inc. ====== stock, and the financial condition, results of operation, and business of Mt. Troy. This prospectus supplement provides information regarding the plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.


         Please refer to Risk Factors beginning on page __ of the prospectus.

         These securities have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any other federal agency or any state securities commission, nor has such commission, office, or other agency or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The date of this prospectus supplement is February __, 2002.

                                TABLE OF CONTENTS

The Offering...................................................................1


         Securities Offered....................................................1
         Election to Purchase Stock in the Initial Offering....................1
         Value of Participation Interests......................................1
         Purchase Price of Reserve Bancorp, Inc. Common Stock..................1
                                          ======
         Method of Directing Investments.......................................2
         Time for Directing Investment.........................................2
         Irrevocability of Investment Direction................................2
         Direction to Purchase the Stock After.................................2

                  the Conversion...............................................2
         Nature of Each Participant's Interest in

                  Reserve Bancorp, Inc. Common Stock...........................2
                                 ======
         Voting and Tender Rights of the Stock.................................3
         Minimum Investment....................................................3


Description of the Plan........................................................3

         General...............................................................3
         Eligibility and Participation.........................................4
         Contributions and Benefits Under the Plan.............................4
         Limitations on Contributions..........................................4
         Investment of Plan Assets.............................................5
         Performance of Previous Funds.........................................6
         Performance of Employer Stock Fund....................................6
         Benefits Under the Plan.............................................. 7
         Withdrawals and Distributions From the Plan.......................... 7
         Administration of the Plan........................................... 8
         Reports to Plan Participants......................................... 9
         Amendment and Termination............................................ 9
         Merger, Consolidation, or Transfer................................... 9
         Federal Income Tax Consequences..................................... 10
         Restrictions on Resale...............................................10
         SEC Reporting and Short-Swing Profit Liability.......................11
         Additional Information...............................................11

Legal Opinions................................................................11

Investment Election Form..............................................Appendix A

Change of Investment Allocation Form..................................Appendix B

Special Tax Notice Regarding Plan Payments............................Appendix C

                                  THE OFFERING

Securities Offered


         The securities offered in connection with this prospectus supplement are participation interests in the plan and shares of Reserve Bancorp, Inc. common stock. Only employees of Mt. Troy who meet the eligibility requirements under the plan may participate. Information with regard to the plan is contained in this prospectus supplement and information with regard to the conversion and the financial condition, results of operation, and business of Mt. Troy is contained in the attached prospectus.


Election to Purchase Stock in the Initial Offering


         You may direct the trustee of the plan to invest all or part of the funds in your account in the Employer Stock Fund. Based upon your election, the trustees of the plan will subscribe for Reserve Bancorp, Inc. shares in the initial offering. You also will be permitted to direct ongoing purchases of the stock under the plan after the initial offering. See "Direction to Purchase Stock After the Initial Offering." The plan's trustee will follow your investment directions. Amounts not transferred to the Employer Stock Fund will remain invested in the other investment funds of the plan as directed by you. See "Investment of Plan Assets."


Value of Participation Interests

         As of December 10, 2001, the total market value of the assets of the plan equaled $549,714. The plan administrator has informed each participant of the value of his or her account in the plan as of February __, 2002. The value of the plan assets represents your past contributions to the plan, employer matching contributions, plus or minus earnings or losses on contributions, less withdrawals and loans. You may direct up to 100% of the value of your account assets to invest in the Employer Stock Fund. However, in connection with the initial offering of the stock, if you elect to purchase the stock, you will be required to invest a minimum amount of your account assets in the Employer Stock Fund.


Purchase Price of Reserve Bancorp, Inc. Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of the stock issued in with the initial offering will be used by the trustee to purchase shares of Reserve Bancorp, Inc. common stock. The price paid for such shares of the stock will be $10.00. This price is the price that will be paid by all other persons who purchase shares of the stock in the initial offering.

         Your account assets directed for investment in the Employer Stock Fund after the initial offering shall be invested by the trustee to purchase shares of Reserve Bancorp, Inc. common stock in open market transactions. The price paid by the trustee for shares of the Reserve Bancorp, Inc. common stock in the initial offering, or otherwise, will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act.


Method of Directing Investments

         Appendix A of this prospectus supplement includes an investment election form for you to direct a transfer to the Employer Stock Fund in the initial offering of all or a portion of your account under the plan. Appendix B of this prospectus supplement includes Pentegra's change of investment allocation form which is to be used to direct future contributions to the Employer Stock Fund after the initial offering.

         If you wish to invest all or part of your account in the Employer Stock Fund, you need to complete the attached forms. Additionally, you may indicate the directed investment of future contributions under the plan for investment in the Employer Stock Fund. If you do not wish to make an investment election, you do not need to take any action.

Time for Directing Investment

         The deadline for submitting your direction to invest funds in the Employer Stock Fund in order to purchase the stock issued in the initial offering is noon on March __, 2002. If you want to invest in the Employer Stock Fund, you must return the attached form to Mr. Richard A. Sinewe of Mt. Troy by noon on March __, 2002.

         After the initial offering, you will still be able to direct the investment of your account under the plan in the Employer Stock Fund and in other investment alternatives.

Irrevocability of Investment Direction

         The direction to invest your plan funds in the Employer Stock Fund in the initial offering cannot be changed after you have turned in your forms. However, you will be able to direct your account to purchase the stock after the initial offering by directing amounts in your account into the Employer Stock Fund.

Direction to Purchase the Stock After the Conversion


         Following completion of the conversion, you will be permitted to direct that a certain percentage of your interest in the Trust Fund be transferred to the Employer Stock Fund and invested in Reserve Bancorp, Inc. common stock, or to the other investment funds available under the plan. Alternatively, you may direct that a certain percentage of your interest in the Employer Stock Fund be transferred to the Trust Fund to be invested in the other investment funds available in accordance with the terms of the plan. You can direct future contributions made to the plan by you or on your behalf to be invested in the Employer Stock Fund. Following your initial election, the allocation of your interest in the Employer Stock Fund may be changed daily by filing a change of investment allocation form with the plan administrator or by calling Pentegra's voice response unit at (800) 433-4422 and changing your investment allocation by phone.

Nature of Each Participant's Interest in Reserve Bancorp, Inc. Common Stock

         The trustee will hold Reserve Bancorp, Inc. common stock in the name of the plan. Each participant has an allocable interest in the investment funds of the plan but not in any particular assets of the plan. Accordingly, a specific number of shares of the stock will not be directly attributable to the account of any individual participant. Dividend rights associated with the stock held by the Employer Stock Fund will be allocated to the Employer Stock Fund. Any increase (or decrease) in the value of the fund as a result of dividend rights will be reflected in each participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of the Stock


         You will direct the trustee of the plan about how to vote your Reserve Bancorp, Inc. shares. If you do not give voting instruction or tender instruction to the trustee, the trustee will vote or tender those shares within its discretion as a fiduciary under the plan or as directed by the plan administrator.


Minimum Investment

         The minimum investment of assets directed by a participant for the purchase of the stock in the initial offering is $250.00, and investments must be in increments of $10.00. Funds may be directed for the purchase of the stock attributable to your account regardless of whether your account assets are 100% vested at the time of your investment election. There is no minimum level of investment after the initial offering for investment in the Employer Stock Fund.

DESCRIPTION OF THE PLAN

General


         Mt. Troy adopted a 401(k) plan effective October 1, 1991. Effective February 1, 2002, Mt. Troy withdrew from its old plan and adopted the new plan in order to permit the investment of plan assets in Reserve Bancorp, Inc. common stock. The new plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code. The plan will be submitted to the IRS for a determination by the IRS that the plan is qualified under Section 401(a) of the Internal Revenue Code and that its trust is qualified under Section 501(a) of the code. Mt. Troy intends for the plan, in operation, to comply with the requirements under Section 401(a) and Section 401(k) of the code. Mt. Troy will adopt any amendments to the plan that may be necessary to ensure the continued qualified status of the plan under the Internal Revenue Code and other federal regulations.


         Employee Retirement Income Security Act. The plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of the Employee Retirement Income Security Act. As such, the plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of the act, except the funding requirements contained in Part 3 of Title I of the act, which do not apply to an individual account plan (other than a money purchase plan). The plan is not subject to Title IV (Plan Termination Insurance) of the act. Neither the funding requirements contained in Part 3 of Title I of the act nor the plan termination insurance provisions contained in Title IV of the act will be extended to participants or beneficiaries under the plan.

         Federal tax law imposes substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Mt. Troy. Federal law may also impose a 10% excise tax on withdrawals you make for the plan before you reach the age of 59 1/2, regardless of whether the withdrawal occurs during or after your employment with Mt. Troy.

         Full Text of Plan. The following portions of this prospectus supplement are summaries of provisions in the plan. They are not complete and are qualified in their entirety by the full text of the plan. You may obtain copies of the full plan by sending a request to Mr. Richard A. Sinewe at Mt. Troy. You should carefully read the full text of the plan document to understand your rights and obligations under the plan.

Eligibility and Participation

         If you are age 21 or older, you may participate in the plan on the first day of the month after you work for us after completing 1,000 hours of service during a 12-month period with Mt. Troy. As of February __, 2002, there were __ employees eligible to participate in the plan and __ employees had elected to participate. The plan year is January 1 to December 31.

Contributions and Benefits Under the Plan

         Plan Participant Contributions. You are permitted amounts of not less than 1% and not more than 20% of your annual pay, including salary, bonus or commissions to the plan. You may change the amount of your contributions at any time and your changes will be effective on the first day of the following pay period.

         Mt. Troy Contributions. Mt. Troy may match your contribution to the plan, but we are not obligated to match your contributions. Mt. Troy currently matches 50% of your contributions up to 6% of you salary. Mt. Troy contributions are subject to revision by us.

Limitation on Contributions

         Limitation on Employee Salary Deferral. Although you may contribute up to 20% of your pay to the plan, federal tax law limits the dollar amount of your annual contribution to $11,000 in 2002. The Internal Revenue Service periodically adjusts this limit for inflation. Contributions in excess of this limit and earnings on those contributions generally will be returned to you by April 15 of the year following your contribution, and they will be subject to regular federal income taxes.

         Limitation on Annual Additions and Benefits. Under federal tax law, your contributions and our contributions to the plan may not be greater than 100% of your annual pay or, if less, $40,000. Contributions that we make to any other retirement program that we sponsor may also count against these limits. For example, shares awarded under our employee stock ownership plan will be included in these limits.

         Special Rules About Highly-Paid Employees. Special provisions of the Internal Revenue Code limit contributions by employees who receive annual pay greater than $90,000. If you are in this category, some of your contribution may be returned if your contribution, when measured as a percentage of your pay, is substantially higher than the contributions made by other employees.

         If your annual pay is less than $130,000, we may be required to make a minimum contribution to the plan of 3% of your annual pay if the plan is considered to be a "top heavy" plan under federal tax law. The plan is considered "top heavy" if, in any year, the value of the plan accounts of employees making more than $130,000 represent more than 60 percent of the value of all accounts.

Investment of Plan Assets

         All amounts credited to your plan account is held in trust. A trustee appointed by Mt. Troy's Board of Directors administers the trust and invests the plan assets. The plan offers the following investment choices:

         S&P 500 Stock Fund: Invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

         Stable Value Fund: Invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. Its objective is short-to-intermediate term: to achieve a stable return over short to intermediate periods of time while preserving the value of a participant's investment.

         S&P MidCap Stock Fund: Invests in the stocks of mid-sized U.S. companies. Its objective is long-term: to earn higher returns which reflect the growth potential of such companies.

         Money Market Fund: Invests in a broad range of high-quality short-term instruments. Its objective is short-term to achieve competitive short-term rates or return while preserving the value of the participant's principal.

         Government Bond Fund: Invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

         Income Plus Asset Allocation Fund: Invests approximately 80% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is intermediate-term: to preserve the value of a participant's investment over short periods of time and to offer some potential for growth.

         Growth and Income Asset Allocation Fund: Invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

         Growth Asset Allocation Fund: Invests the majority of its assets in stocks -- domestic as well as international. Its objective is long-term: to pursue high growth of a participant's investment over time.

         International Stock Fund: Invests in over 1,000 foreign stocks in 20 countries. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

         Russell 2000 Stock Fund: Invests in most, or all, of the same stocks held in the Russell 2000 Index. Its objective is long-term: to earn high returns in smaller U.S. companies by matching its benchmark, the Russell 2000 Index.

         S&P 500/Growth Stock Fund: Invests in most, or all of the stocks held in the S&P/BARRA Growth Index which are large-capitalization growth stocks. Its objective is long-term: to match its benchmark, the S&P/BARRA Growth Index.

         S&P 500/Value Stock Fund: Invests in most, or all of the stocks held in the S&P/BARRA Value Index which are large-capitalization value stocks. Its objective is long-term: to match its benchmark, the S&P/BARRA Value Index.


         Employer Stock Fund. The plan now offers you the Employer Stock Fund as an additional investment choice. The Employer Stock Fund invests primarily in the common stock of Reserve Bancorp, Inc.

Performance of Previous Funds

         Before we added the Employer Stock Fund as an investment choice, your contributions under the plan were invested in the funds identified below. The annual percentage return on these funds for calendar years 2001, 2000 and 1999 was approximately:


                         Fund                2001         2000         1999
                         ----                ----         ----         ----
Money Market Fund                             ___         6.2%         4.9%
Stable Value Fund                             ___         5.8%         5.7%
Government Bond Fund                          ___        21.0%       (10.6%)
S&P 500 Stock Fund                            ___        (9.6%)       20.4%
S&P MidCap Stock Fund                         ___        16.8%        14.3%
International Stock Fund                      ___       (14.7%)       26.0%
Income Plus Asset Allocation Fund             ___         2.2%         7.4%
Growth Asset Allocation Fund                  ___       (11.3%)       22.7%
Growth & Income Asset Allocation Fund         ___        (3.9%)       14.8%
Russell 2000 Stock Fund                       ___         1.9%         N/A
S&P 500/Growth Stock Fund                     ___       (19.0%)        N/A
S&P 500/Value Stock Fund                      ___        11.2%         N/A
Employer Stock Fund                           N/A         N/A          N/A
--------------------------------------------------------------------------------

Performance of the Employer Stock Fund


         The Employer Stock Fund is invested in the common stock of Reserve Bancorp, Inc. As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the Reserve Bancorp, Inc. common stock. Accordingly, there is no record of the investment performance of the Employer Stock Fund. Performance of the Employer Stock Fund depends on a number of factors, including the financial condition and profitability of Reserve Bancorp, Inc. and Mt. Troy and market conditions for Reserve Bancorp, Inc. common stock generally.

         Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in Reserve Bancorp, Inc. common stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which the stock may be sold in the future.

         Investments in the Employer Stock Fund may involve certain special risks in investments in the common stock of Reserve Bancorp, Inc. For a discussion of these risk factors, see "Risk Factors" beginning on page __ of the prospectus.

Benefits Under the Plan

         Vesting.  The contributions  that you make in the plan are fully vested
and  cannot  be  forfeited.   You  are  always  fully  vested  in  our  matching
contributions and such contributions cannot be forfeited.

Withdrawals and Distributions From the Plan

         Withdrawals Before Termination of Employment. Your plan account provides you with a source of retirement income. But, while you are employed by Mt. Troy, if you need funds from your account before retirement, you may be eligible to receive either an in-service withdrawal or (from your pre-tax contributions) a hardship distribution or a loan. You can apply for a hardship distribution or a loan from the plan by contacting Mr. Richard A. Sinewe at Mt. Troy. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses, like a mortgage payment or medical bill, and have no other reasonably available resources to meet your financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balance. Hardship withdrawals (except for medical expenses exceeding 7.5% of your adjusted gross income) and in-service withdrawals are subject to the 10% early distribution penalty. Loans are not subject to the 10% early distribution penalty.

         Distributions Upon Termination for Any Other Reason. If you terminate employment with Mt. Troy for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will distribute your benefits to you the later of the April 1 of the calendar year after you turn age 70 1/2 or when you retire, unless you request otherwise. You may elect to maintain your account balance in the plan for as long as Mt. Troy maintains the plan or you may elect one or more of the forms of distribution available under the plan. If your account balance does not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

         Distributions Upon Disability. If you can no longer work because of a disability, as defined in the plan, you may withdraw your total account balance under the plan and have that amount paid to you in accordance with the terms of the plan. If you later become reemployed after you have withdrawn some or all of your account balance, you may not repay to the plan any withdrawn amounts.

         Distributions Upon Death. If you die prior before your benefits are paid from the plan, your benefits will be paid to your surviving spouse or designated beneficiary.


         Distributions of the Stock of Reserve Bancorp, Inc. If you receive a distribution from the plan and assets under the plan have been directed by you to be invested in the Employer Stock Fund, you may have those assets distributed in kind in the form of stock of Reserve Bancorp, Inc.


         Form of Benefits. Payment of your benefits upon your retirement, disability, or other termination of employment will be made in a lump sum payment or in annual installments up to 20 years. This period cannot exceed your life expectancy.

         If you die before receiving benefits pursuant to your retirement, disability, or termination of employment, your beneficiary will receive a lump sum payment, unless the payment would exceed $500 and an election is made for annual installments up to 5 years. Your spouse can receive payments for up to 10 years. If you die after receiving benefits, your beneficiary will have benefits distributed in the same manner as you had before you died.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, as defined in the Internal Revenue Code, benefits payable under the plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the plan shall be void.

         Plan Loans. You may borrow money from the vested portion of your account. The minimum amount you may borrow is $1,000. The maximum amount is 50% of your vested account balance. You may never borrow more than $50,000 minus the highest outstanding balance on any individual loan during the last 12 months.

         You may take up to five years to repay a general purpose loan. If you are using the loan to purchase your primary residence, a repayment period of 15 years is permissible. You must repay the loan through payroll deductions.

         If you fail to make any loan repayment when due, your loan will be in default. If such default occurs after the first 12 monthly payments of the loan have been satisfied, the full amount of the loan will be due and payable within 60 days of the due date of the last monthly installment payment. If the outstanding balance of the loan is in default and is not repaid in the aforementioned time period, you will be considered to have received a distribution of said amount.

Administration of the Plan


         Effective February 1, 2002, Mt. Troy will administer the plan. The Bank of New York will serve as trustee and custodian for all investment funds under the plan except the Employer Stock Fund. Robert B. Kastan and Diane L. Edgar, will serve as trustee with respect to the Employer Stock Fund during the conversion of Mt. Troy and the offering by Reserve Bancorp, Inc. After the stock of Reserve Bancorp, Inc. begins trading, the Bank of New York also will be the trustee for the Employer Stock Fund. The plan administrator is responsible for the administration of the plan, interpretation of the provisions of the plan, prescribing procedure for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act.


         The trustee receives and holds the contributions to the plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust. The address of the plan administrator and the trustee for the Employer Stock Fund is 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212. The address of the Bank of New York is One Wall Street, New York, New York, 10286.

Reports to Plan Participants

         The plan administrator will furnish to each participant a statement at least quarterly showing:

o    the balance in your account as of the end of that period;

o    the amount of contributions allocated to your account for that period; and

o    the adjustments to your account to reflect earnings or losses (if any).


         If you invest in the Employer Stock Fund, you will also receive a copy of Reserve ^ Bancorp, Inc.'s Annual Report to Stockholders and a proxy statement related to stockholder meetings.


Amendment and Termination

         It is the intention of Mt. Troy to continue the plan indefinitely. Nevertheless, Mt. Troy, within its sole discretion may terminate the plan at any time. If the plan is terminated in whole or in part, then regardless of other provisions in the plan, you will have a fully vested interest in your accounts. Mt. Troy reserves the right to make, from time to time, any amendment or amendments to the plan that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Mt. Troy may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with Employee Retirement Income Security Act.

Merger, Consolidation, or Transfer

         In the event of the merger or consolidation of the plan with another plan, or the transfer of the trust assets to another plan, the plan requires that each participant would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the plan. At the time you receive a distribution from the plan, you will receive a tax notice which conforms to the IRS safe harbor explanation of the distribution in accordance with IRS Notice 2000-11. The tax rules that affect your benefits under the plan change frequently and may vary based on your individual situation. This summary also does not discuss how state or local tax laws affect your plan benefits. We urge you to consult your tax advisor with respect to any distribution from the plan and transactions involving the plan.

         Federal tax law provides the participants under the plan with a number of special benefits:

          (1) you pay no current income tax on your contributions or Mt. Troy contributions; and

          (2) the earnings on your plan accounts are not taxable until you receive a distribution.

         These benefits are conditioned on the plan's compliance with special requirements of federal tax law. We intend to satisfy all of the rules that apply to the plan. However, if the rules are not satisfied, the special tax benefits available to the plan may be lost.

         Special Distribution Rules. If you turned 50 before 1986, you may be eligible to spread the taxes on the distribution over as much as 10 years. You should consult with your tax advisor to determine if you are eligible for this special tax benefit and whether it is appropriate to your financial needs.


         Reserve Bancorp, Inc. Common Stock Included in Lump Sum Distribution. If a distribution of all of your benefits includes shares of Reserve Bancorp, Inc. common stock, you will generally not be taxed on the increase in the value of the stock since its purchase until you sell the stock. You will be taxed on the amount of the distribution equal to your original cost for the stock when you receive your distribution.


         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the plan to retirement programs sponsored by other employers or to an individual retirement account. We will provide you with detailed information on how to roll over a distribution when you are eligible to receive benefits under the plan.

Restrictions on Resale


         If you are an "affiliate" of Reserve Bancorp, Inc. or Mt. Troy, you may be subject to special rules under federal securities laws that affect your ability to sell shares you hold in the Employer Stock Fund. Directors, officers and substantial shareholders of Reserve Bancorp, Inc. are generally considered "affiliates." Any person who may be an "affiliate" of Mt. Troy may wish to consult with counsel before transferring any common stock they own. If you are not considered an "affiliate" of Mt. Troy you may freely sell any shares of Reserve Bancorp, Inc. common stock distributed to you under the plan, either publicly or privately.


SEC Reporting and Short-Swing Profit Liability


         If you are an officer, director or more than 10% owner of Reserve Bancorp, Inc., you may be required to report purchases and sales of Reserve Bancorp, Inc. common stock through the plan to the Securities and Exchange Commission. In addition, you may be subject to special rules that provide for the recovery by Reserve Bancorp, Inc. of profits realized by an officer director or a more than 10% owner from the purchase and sale or sale and purchase of the common stock within any six-month period. However, the rules except many transactions involving the plan from the reporting and profit recovery rules. You should consult with us regarding the impact of these rules on your transactions involving Reserve Bancorp, Inc. common stock.


Additional Information


         This prospectus supplement dated February __, 2002, is part of the prospectus of Reserve Bancorp, Inc. dated February __, 2002. This prospectus supplement shall be delivered to plan participants together with the prospectus and is not complete unless it is accompanied by the prospectus.


                                 LEGAL OPINIONS


         The validity of the issuance of the common stock will be passed upon by Malizia Spidi & Fisch, PC, Washington, D.C., which acted as special counsel for Reserve Bancorp, Inc. and Mt. Troy in connection with the conversion of Mt. Troy and the offering by Reserve Bancorp, Inc.

                      Appendix-A: Investment Election Form

                                                                      Appendix-A
                                                                      ----------

                      MT. TROY SAVINGS BANK, FSB EMPLOYEES'
                     SAVINGS & PROFIT SHARING PLAN AND TRUST

                          ---------------------------

                 Participant Voluntary Investment Election Form

                          ---------------------------


Name of Plan Participant:
                           --------------------------


Social Security Number:
                           --------------------------

1.       Instructions.
         ------------

         In connection with the proposed conversion of the Mt. Troy Savings Bank, FSB from a federally chartered mutual savings bank to a federally chartered stock savings bank, Mt. Troy has adopted the Mt. Troy Savings Bank, FSB Employees' Savings & Profit Sharing Plan to permit plan participants to direct all, or a portion, of the assets attributable to their participant accounts into a new fund: the Employer Stock Fund. The assets attributable to a participant's account that are transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Reserve Bancorp, Inc. to be issued in the initial stock offering of Reserve Bancorp, Inc.


         To direct a transfer of all or a part of the funds credited to your account to the Employer Stock Fund, you should complete this form and return it to Richard A. Sinewe, at 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212 who will retain this form and return a copy to you. If you need any assistance in completing this form, please contact Richard A. Sinewe at (412) 322-6107. If you do not complete and return this form by March __, 2002, at noon, the funds credited to your account under the plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the plan if no investment direction has been provided.

2.       Investment Directions.
         ---------------------

         As a participant in the plan, I hereby voluntarily elect to direct the trustee of the plan to invest the below indicated dollar sum of my participant account balance under the plan as indicated below.


         I hereby voluntarily elect and request to direct investment of the below indicated dollar amount of my participant account funds for the purchase of the common stock to be issued in Reserve ^ Bancorp, Inc.'s initial offering (minimum investment of $250.00; rounded to the nearest $10.00 increment; maximum investment permissible is 10,000 shares of common stock being offered or $100,000): $___________. Enter your $ level of requested purchase through the plan. Such amount may not exceed the vested portion of assets held under the plan for you. Please note that the actual number of shares of common stock purchased on your behalf under the plan may be limited or reduced in accordance with the plan of conversion of Mt. Troy based upon the total number of shares of common stock subscribed for by other parties.

         All other funds in my participant account will remain invested as previously requested. All future contributions under the plan will continue to be invested as previously requested.

3.       Acknowledgment.
         --------------

         I fully understand that this self-directed portion of my participant account does not share in the overall net earnings, gains, losses, and appreciation or depreciation in the value of assets held by the plan's other investment funds, but only in my account's allocable portion of such items from the directed investment account invested in the common stock. I understand that the plan's trustee, in complying with this election and in following my directions for the investment of my account, is not responsible or liable in any way for the expenses or losses that may be incurred by my account assets invested in common stock under the Employer Stock Fund.

         I further understand that this one time election shall become irrevocable by me upon execution and submission of this Investment Form. Only properly signed forms delivered to the plan trustee on or before March __, 2002, at noon, will be honored.

         The undersigned participant acknowledges that he or she has received the prospectus of the Reserve Bancorp, Inc., dated February __, 2002, the prospectus supplement dated February __, 2002, regarding the Mt. Troy Savings Bank, FSB Employees' Savings & Profit Sharing Plan and Trust as adopted by Mt. Troy Savings Bank, FSB and this Investment Form. The undersigned hereby acknowledges that the shares of common stock to be purchased with the funds noted above are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, the Savings Association Insurance Fund, or any other governmental agency. Investment in the common stock will expose the undersigned to the investment risks and potential fluctuations in the market price of the common stock. Investment in the common stock does not offer any guarantees regarding maintenance of the principal value of such investment or any projections or guarantees associated with future value or dividend payments with respect to the common stock. The undersigned hereby voluntarily makes and consents to this investment election and voluntarily signed his (her) name as of the date listed below. If you so elect, you may choose not to make any investment decision at this time.

I UNDERSTAND THAT BY EXECUTING THIS ORDER I DO NOT WAIVE ANY RIGHTS AFFORDED TO ME BY THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.


------------------------    -------------    ------------------------      -------------
Witness                     Date             Participant                   Date

------------------------    -------------    ------------------------      -------------
Witness                     Date             Participant's Spouse          Date

For the Trustee                              For the Plan Administrator

------------------------    -------------    ------------------------      -------------
                            Date                                           Date


                Appendix-B: Change of Investment Allocation Form

                                                                      Appendix-B
                                                                      ----------

                      Change of Investment Allocation Form

MT. TROY SAVINGS BANK, FSB

CHANGE OF INVESTMENT ALLOCATION

1.  Member Data


--------------------------------------------------------------------------------
Print your full name above (Last, first, middle initial)  Social Security Number


--------------------------------------------------------------------------------
Street Address             City                   State                    Zip

2.  Instructions

Mt. Troy Savings Bank, FSB Employees' Savings & Profit Sharing Plan and Trust is giving members a special opportunity to invest their 401(k) account balances in a new investment fund - the Employer Stock Fund - which is comprised primarily of common stock issued by Reserve Bancorp, Inc. in connection with the conversion of Mt. Troy Savings Bank, FSB from the mutual into the stock form of organization. The percentage of a member's account transferred at the direction of the member into the Employer Stock Fund will be used to purchase shares of the common stock during the initial offering of Reserve Bancorp, Inc. Please review the prospectus and the prospectus supplement before making any decision.

In the event of an oversubscription in the offering so that the total amount you allocate to the Employer Stock Fund can not be used by the trustee to purchase the common stock, your account will be reinvested in the other funds of the plan as previously directed in your last investment election.

Investing in the common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The plan trustee and the plan administrator are not authorized to make any representations about this investment other than what appears in the prospectus and prospectus supplement, and you should not rely on any information other than what is contained in the prospectus and prospectus supplement. For a discussion of certain factors that should be considered by each member in deciding whether to invest in the common stock, see "Risk Factors" beginning on page __ of the prospectus. Any shares purchased by the plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to the common stock, as discussed in the prospectus and prospectus supplement.

3.  Investment Directions   (Applicable to Accumulated Balances Only)


To direct a transfer of all or part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Richard A. Sinewe, President ^ of Mt. Troy Savings Bank, FSB, no later than March __, 2002 at noon. If you need any assistance in completing this form, please contact Mr. Sinewe at (412) 322-6107. If you do not complete and return this form to Mr. Sinewe by March __, 2002 at noon, the funds credited to your account under the plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the plan if no investment direction has been provided by you.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Employer Stock Fund as follows:



              Fund                        Percentage to be transferred
              ----                        ----------------------------

S&P 500 Stock Fund                                   ____ %
Russell 2000 Stock Fund                              ____ %
S&P 500/Growth Stock Fund                            ____ %
S&P 500/Value Stock Fund                             ____ %
Stable Value Fund                                    ____ %
S&P MidCap Stock Fund                                ____ %
Money Market Fund                                    ____ %
Government Bond Fund                                 ____ %
International Stock Fund                             ____ %
Income Plus Fund                                     ____ %
Growth & Income Fund                                 ____ %
Growth Fund                                          ____ %

         Note: The total amount transferred may not exceed the total value of your accounts.



4. Investment Directions (Applicable to Future Contributions Only)I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Mt. Troy Savings Bank, FSB, including those contributions and/or repayments received by Mt. Troy Savings Bank, FSB Employees' Savings & Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in the common stock of Reserve Bancorp, Inc., such future contributions or loan repayments, if any, will be invested in the Employer Stock Fund the month following the conclusion of the stock offering. Please read "Notes" on following page before completing.

              Fund                        Percentage to be transferred
              ----                        ----------------------------
S&P 500 Stock Fund                                    ____ %
Russell 2000 Stock Fund                               ____ %
S&P 500/Growth Stock Fund                             ____ %
S&P 500/Value Stock Fund                              ____ %
Stable Value Fund                                     ____ %
S&P MidCap Stock Fund                                 ____ %
Money Market Fund                                     ____ %
Government Bond Fund                                  ____ %
International Stock Fund                              ____ %
Income Plus Fund                                      ____ %
Growth & Income Fund                                  ____ %
Growth Fund                                           ____ %
Employer Stock Fund                                   ____ %
       Total (Important!)                             ____ %

         Notes: No amounts invested in the Stable Value Fund may be transferred directly to the Money Market Fund. Stable Value Fund amounts invested in the S&P 500 Stock Fund, Russell 2000 Stock Fund, S&P 500/Growth Stock Fund, S&P 500/Value Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund and/or Employer Stock Fund, for a period of three months may be transferred to the Money Market Fund upon the submission of a separate Change of Investment Allocation Form. The percentage that can be transferred to the Money Market Fund may be limited by any amounts previously transferred from the Stable Value Fund that have not satisfied the equity wash requirement. Such amounts will remain in either the S&P 500 Stock Fund, Russell 2000 Stock Fund, S&P 500/Growth Stock Fund, S&P 500/Value Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund and/or Employer Stock Fund and a separate direction to transfer them to the Money Market Fund will be required when they become available.

5.  Participant Signature and Acknowledgment - Required
By signing this Change of Investment Allocation form, I authorize and direct the plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the prospectus and prospectus supplement relating to the issuance of the common stock. I am aware of the risks involved in the investment in the common stock, and understand that the trustee and plan administrator are not responsible for my choice of investment.

MEMBER'S SIGNATURE

I understand that the above directed change(s) will be processed within one to five days of the form being received by the Thrift Plan Office. I further understand that if I do not complete either Section 3 or Section 4, no change will be made to my current directions for future contributions or accumulated balances, respectively.


---------------------------------------          --------------
Signature of Member                                   Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member's record.

On behalf of the above named member, I certify that the signature above is that of the participant making this request.

---------------------------------------          --------------
Signature of Mt. Troy Savings Bank, FSB               Date
Authorized Representative





Please complete and return by noon on March __, 2002.

             Appendix-C: Special Tax Notice Regarding Plan Payments

                                                                    Appendix - C
                                                                    ------------


                   SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS

         This notice contains important information you will need before you decide how to receive your benefits from the Mt. Troy Savings Bank, FSB Employee Savings and Sharing Plan (the "Plan").

         This notice is provided to you by Mt. Troy (your "Plan Administrator") because all or part of the payment that you will soon receive from the Plan may be eligible for rollover by you or your Plan Administrator to a traditional IRA or another qualified employer plan. A "traditional IRA" does not include a Roth IRA, SIMPLE IRA, or education IRA.

         If you have additional questions after reading this notice, you can contact your Plan Administrator at (412) 322-6107.


                                     SUMMARY

         There are two ways you may be able to receive a Plan payment that is eligible for rollover:

         (1) certain payments can be made directly to a traditional IRA or, if you choose, another qualified employer plan that will accept it ("DIRECT ROLLOVER"), or

         (2)      the payment can be PAID TO YOU.

         If you choose a DIRECT ROLLOVER

         * Your payment will not be taxed in the current year and no income tax will be withheld.

         * Your payment will be made directly to your traditional IRA or, if you choose, to another qualified employer plan that accepts your rollover. Your Plan payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or an education IRA because these are not traditional IRAs.

         * Your payment will be taxed later when you take it out of the traditional IRA or the qualified employer plan.

         If you choose to have a Plan payment that is eligible for rollover PAID TO YOU

         * You will receive only 80% of the payment, because the Plan Administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

         * Your payment will be taxed in the current year unless you roll it over. Under limited circumstances, you may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% tax.

         * You can roll over the payment by paying it to your traditional IRA or to another qualified employer plan that accepts your rollover within 60 days after you receive the payment. The amount rolled over will not be taxed until you take it out of the traditional IRA, or the qualified employer plan.

         * If you want to roll over 100% of the payment to a traditional IRA or another qualified employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

MORE INFORMATION

I.       PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

II.      DIRECT ROLLOVER

III.     PAYMENT PAID TO YOU

IV.      SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

V.       PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

         Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Payments from a plan cannot be rolled over to a Roth IRA, a SIMPLE IRA, or an education IRA. Your Plan administrator should be able to tell you what portion of your payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

         Non-taxable Payments. In general, only the "taxable portion" of your payment can be rolled over. If you have made "after-tax" employee contributions to the Plan, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over. (After-tax employee contributions generally are contributions you made from your own pay that were already taxed.) Your Plan Administrator should be able to tell you how much of your payment is the taxable portion and how much is the after-tax employee contribution portion.

         Payments Spread Over Long Periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

         * your lifetime (or your life expectancy), or

         * your lifetime and your beneficiary's lifetime (or life expectancies), or

         * a period of ten years or more.

         Required Minimum Payments. Beginning when you reach age 70 1/2 or retire, whichever is later, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you. Special rules apply if you own 5% or more of your employer.

         Hardship Distributions. A hardship distribution from the Plan may not be eligible for rollover. Your Plan Administrator should be able to tell you if your payment includes amounts which cannot be rolled over.

II.       DIRECT ROLLOVER

         A DIRECT ROLLOVER is a direct payment of the amount of your Plan benefits to a traditional IRA or another qualified employer plan that will accept it. You can choose a DIRECT ROLLOVER of all or any portion of your payment that is an eligible rollover distribution, as described in Part I above. You are not taxed on any portion of your payment for which you choose a DIRECT ROLLOVER until you later take it out of the traditional IRA or qualified employer plan. In addition, no income tax withholding is required for any portion of your Plan benefits for which you choose a DIRECT ROLLOVER.

         DIRECT ROLLOVER to a Traditional IRA. You can open a traditional IRA to receive the direct rollover. If you choose to have your payment made directly to a traditional IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to a traditional IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish a traditional IRA to receive the payment. However, in choosing a traditional IRA, you may wish to consider whether the traditional IRA you choose will allow you to move all or a part of your payment to another traditional IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on traditional IRAs (including limits on how often you can roll over between IRAs).

         DIRECT ROLLOVER to a Plan. If you are employed by a new employer that has a qualified employer plan, and you want a direct rollover to that plan, ask the Plan Administrator of that plan whether it will accept your rollover. A qualified employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a DIRECT ROLLOVER to a traditional IRA.

         DIRECT ROLLOVER of a Series of Payments. If you receive a payment that can be rolled over to a traditional IRA or another qualified employer plan that will accept it, and it is paid in a series for less than ten years, your choice to make or not make a DIRECT ROLLOVER for a payment will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.

III.      PAYMENT PAID TO YOU

         If your payment can be rolled over under Part I above and the payment is made to you in cash, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to a traditional IRA or another qualified employer plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

Income Tax Withholding:

         Mandatory Withholding. If any portion of your payment can be rolled over under Part I above and you do not elect to make a DIRECT ROLLOVER, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example you can roll over a payment of $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you must report the full $10,000 as a payment from the Plan. You must report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

         Voluntary Withholding. If any portion of your payment is taxable but cannot be rolled over under Part I above, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. To elect out of withholding, ask the Plan Administrator for the election form and related information.

         Sixty-day Rollover Option. If you receive a payment that can be rolled over under Part I above, you can still decide to roll over all or part of it to a traditional IRA or another qualified employer plan that accepts rollovers. If you decide to roll over, you must contribute the amount of the payment you received to a traditional IRA or another qualified plan within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the traditional IRA or the qualified employer plan.

         You can roll over up to 100% of your payment that can be rolled over under Part I above, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the traditional IRA or the qualified employer plan, to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

         Example: The portion of your payment that can be rolled over under Part I above is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to a traditional IRA or a qualified employer plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the traditional IRA or the qualified employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of part or all of the $2,000 withheld.

         If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

         Additional 10% Tax If You Are under Age 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax generally does not apply to (1) payments that are paid after you separate from service with your employer during or after the year you reach age 55, (2) payments that are paid because you retire due to disability, (3) payments that are paid as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary's lives or life expectancies), (4) dividends paid with respect to stock by an employee stock ownership plan (ESOP) as described in Code section 404(k), (5) payments that are paid directly to the government to satisfy a federal tax levy, (6) payments that are paid to an alternate payee under a qualified domestic relations order, or (7) payments that do not exceed the amount of your deductible medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

         Special Tax Treatment If You Were Born Before January 1, 1936. If you receive a payment that can be rolled over under Part I and you do not roll it over to a traditional IRA or other qualified employer plan that will accept it, the payment will be taxed in the year you receive it. However, if the payment qualifies as a "lump sum distribution," it may be eligible for special tax treatment. (See also "Employer Stock or Securities," below.) A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you after you have reached age 59 1/2 or because you have separated from service with your employer (or, in the case of a self-employed individual, after you have reached age 59 1/2 or have become disabled). For a payment to be treated as a lump sum distribution, you must have been a participant in the Plan for at least five years before the year in which you received the distribution. The special tax treatment for lump sum distributions that may be available to you is described below.

         Ten-year Averaging. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

         There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. If you have previously rolled over a distribution from the Plan (or certain other similar plans of the employer), you cannot use this special averaging treatment for later payments from the Plan. If you roll over your payment to a traditional IRA, you will not be able to use special tax treatment for later payments from the traditional IRA. Also, if you roll over only a portion of your payment to a traditional IRA, this special tax treatment is not available for the rest of the payment. See IRS Form 4972 for additional information on lump sum distributions and how you elect the special tax treatment.

         Employer Stock or Securities. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above, except that you do not need five years of plan participation, or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

         You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock (including any net unrealized appreciation) can be rolled over to a traditional IRA or another qualified employer plan, either in a direct rollover or a rollover that you make yourself.

         If you receive only employer stock in a payment that can be rolled over, no amount will be withheld from the payment. If you receive cash or property other than employer stock, as well as employer stock, in a payment that can be rolled over, the 20% withholding amount will be based on the entire amount paid to you (including the employer stock but excluding the net unrealized appreciation). However, the amount withheld will be limited to the cash or property (excluding employer stock) paid to you.

         If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 10-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

         Repayment of Plan Loans. If you end your employment and have an outstanding loan from your Plan, your employer may reduce (or "offset") your balance in the Plan by the amount of the loan you have not repaid. The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset. If the amount of your loan offset is the only amount you receive or are treated as having received, no amount will be withheld from it. If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan repayment. The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities).

IV.      SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

         In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the Plan results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

         If you are a surviving spouse, you may choose to have a payment that can be rolled over, as described in Part I above, paid in a DIRECT ROLLOVER to a traditional IRA or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to a traditional IRA but you cannot roll it over to a qualified employer plan. If you are an alternate payee, you have the same choices as the employee. Thus, you can have the payment paid as a direct rollover or paid to you. If you have it paid to you, you can keep it or roll it over yourself to a traditional IRA or to another qualified employer plan that accepts rollovers.

         If you are a beneficiary other than the surviving spouse, you cannot choose a direct rollover, and you cannot roll over the payment yourself.

         If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is generally not subject to the additional 10% tax described in section III above, even if you are younger than age 59 1/2.

         If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in section III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.

How to Obtain Additional Information

         This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with the Plan Administrator or a professional tax advisor before you take a payment of your benefits from your Plan. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office, on the IRS's Internet Web Site at www.irs.gov, or by calling 1-800-TAX-FORMS.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits:

          The exhibits filed as part of this Registration Statement are as follows:
           1       Form of Sales Agency Agreement with Trident Securities, Inc.*
           2       Plan of Conversion of Mt. Troy Savings Bank, FSB*
           3(i)    Articles of Incorporation of Reserve Bancorp, Inc.*
           3(ii)   Bylaws of Reserve Bancorp, Inc.*
           4       Specimen Stock Certificate Reserve Bancorp, Inc.*
           5.1     Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered
           8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC*
           8.2     State Tax Opinion of Malizia Spidi & Fisch, PC*
          23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits
                   5.1, 8.1 and 8.2)
          23.2     Consent of Stokes & Hinds, LLC
          23.3     Consent of FinPro, Inc.
          24       Power of Attorney (reference is made to the signature page)
          99.1     Stock Order Form
          99.2     Marketing Materials
          99.3     Conversion Valuation Appraisal Report prepared by FinPro, Inc.**

--------------------------
          *        Previously filed.
          **       The statistical information included in the appraisal report has been filed supplementally in accordance with Rule 202 of Regulation S-T


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Pittsburgh, Pennsylvania, on January 23, 2002.

                                          RESERVE BANCORP, INC.


                                          By:   /s/Richard A. Sinewe
                                                --------------------------------
                                                Richard A. Sinewe
                                                President and Director
                                                (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of January 23, 2002.


/s/Richard A. Sinewe                /s/David P. Butler*
---------------------------------   --------------------------------------------
Richard A. Sinewe                   David P. Butler
President and Director              Chairman of the Board
(Principal Executive Officer)


/s/Louis J. Slais*                  /s/Robert B. Shust*
---------------------------------   --------------------------------------------
Louis J. Slais                      Robert B. Shust
Vice Chairman of the Board          Secretary and Director


/s/Fred L. Maitz, Jr.*              /s/Robert B. Kastan
---------------------------------   --------------------------------------------
Fred L. Maitz, Jr.                  Robert B. Kastan
Director                            Treasurer/Controller
                                    (Principal Accounting and Financial Officer)


-----------------
*Signed pursuant to a Power of Attorney.